 As filed with the Securities and Exchange Commission on January 19, 1999
                                                  Registration Number 333-63899
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       COVAD COMMUNICATIONS GROUP, INC.
              (Exact name of registrant as specified in charter)

                                ---------------

            Delaware                              4813                            77-0461529
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

            2330 Central Expressway, Santa Clara, California 95050
                                (408) 844-7500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            ROBERT E. KNOWLING, JR.
                     President and Chief Executive Officer
                       Covad Communications Group, Inc.
            2330 Central Expressway, Santa Clara, California 95050
                                (408) 844-7500
(Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

                                ---------------

                                  Copies to:

              Barry E. Taylor, Esq.                             Gregory K. Miller, Esq.
             Robert G. O'Connor, Esq.                            Karen E. Eberle, Esq.
             Cecilia M. de Leon, Esq.                          Richard G. Chisholm, Esq.
             Charles J. Prober, Esq.                                Latham & Watkins
         Wilson Sonsini Goodrich & Rosati                  505 Montgomery Street, Suite 1900
             Professional Corporation                       San Francisco, California 94111
     650 Page Mill Road, Palo Alto, CA 94304                         (415) 391-0600
                  (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ...................
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ....................................................
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ....................................................
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to the registration or qualification under the securities laws +
+of any such State.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 19, 1999
PROSPECTUS
                                7,500,000 Shares

            [LOGO OF COVAD COMMUNICATIONS GROUP, INC. APPEARS HERE]

                        Covad Communications Group, Inc.

                                  Common Stock

  All of the shares of Common Stock offered hereby are being sold by Covad Communications Group, Inc. ("Covad" or the "Company"). Prior to the offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $15.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "COVD," subject to official notice of issuance.

                                  -----------
    The Common Stock offered hereby involves a high degree of risk. See "Risk
                     Factors" commencing on page 9 hereof.

                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    Underwriting
                                          Price to Discounts and  Proceeds to
                                           Public  Commissions(1) Company(2)
-----------------------------------------------------------------------------
Per Share..............................     $           $             $
-----------------------------------------------------------------------------
Total(3)...............................    $           $             $
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters (as defined) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, estimated at $1.0 million.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 1,125,000 additional shares of Common Stock on the same terms as the Common Stock offered hereby solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $     , $      and $     ,
    respectively. See "Underwriting."

                                  -----------
  The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if accepted by them, subject to certain conditions.
The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the
shares will be made on or about           , 1999 at the offices of Bear,
Stearns & Co. Inc., 245 Park Avenue, New York, New York, 10167.
Bear, Stearns & Co. Inc.
             BT Alex. Brown
                      Donaldson, Lufkin & Jenrette
                                                            Goldman, Sachs & Co.

                 The date of this Prospectus is         , 1999.

                          [NATIONAL COVERAGE GRAPHIC]

Header: National DSL Coverage.

Description: Graphic illustration of the United States territory marked with symbols identifying the 6 cities in which the Company's services are available and the 16 cities in which the Company's services are planned to be made available. The name of the city is identified beside each symbol.

Caption: Covad estimates that, when complete, its DSL Networks in these 22 regions will enable the Company to provide service to over 28 million homes and businesses.




  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. THESE TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the related Notes thereto, appearing elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement. Unless the context otherwise requires, "Covad" and the "Company" refer to Covad Communications Group, Inc. and its subsidiaries that operate as competitive local exchange carriers (the "Subsidiaries"). The definitions of certain terms used herein are set forth in the Appendix to this Prospectus. Except as otherwise noted, the information in this Prospectus (i) assumes no exercise of the Over-Allotment Option, (ii) reflects the conversion of all outstanding shares of the Company's Preferred Stock into shares of Common Stock or Class B Common Stock immediately prior to the closing of this offering (not giving effect to the payment in shares of Common Stock of cumulated but unpaid dividends on the Preferred Stock as of the closing of this offering), and
(iii) reflects the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock prior to the closing of this offering.

                                  The Company

  Covad is a leading packet-based Competitive Local Exchange Carrier ("CLEC") that provides dedicated high-speed digital communications services using Digital Subscriber Line ("DSL") technology to Internet Service Provider ("ISP") and enterprise customers. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase the Company's services to provide employees with high-speed remote access to their Local Area Networks ("LANs") to improve employee productivity and reduce operating costs. The Company believes its services offer a superior value proposition as compared to currently available high-speed Internet and remote LAN ("RLAN") access alternatives. The Company's services are provided over standard copper telephone lines at speeds of up to
1.5 Megabits per second ("Mbps"), approximately 25 times the speed available through a 56.6 Kilobits per second ("Kbps") modem. The Company currently has installed over 4,000 DSL lines and received orders for its services from approximately 100 ISP and enterprise customers, including Cisco Systems, Concentric Network, Epoch Networks, Oracle, PeopleSoft, Stanford University, Verio and Whole Earth Networks.

  Covad introduced its services in the San Francisco Bay Area in December 1997. The Company launched its services in the Los Angeles, New York and Boston metropolitan areas in August 1998 and in the Washington, D.C. and Seattle metropolitan areas in December 1998. In March 1998, the Company raised approximately $135 million through the issuance of its Senior Discount Notes (as defined) to fund the deployment of its networks in these initial six metropolitan areas (the "Initial Regions"). As a result of the strong market demand for high-speed digital communications services, the Company has decided to increase to 22 the number of regions in which it plans to build its networks and offer its services. The Company estimates that, when complete, its networks in these 22 regions will enable the Company to provide service to over 28 million homes and businesses in 28 of the top 50 metropolitan statistical areas ("MSAs") in the United States.

  The Company recently entered into strategic relationships with AT&T Corp. ("AT&T"), NEXTLINK Communications, Inc. ("NEXTLINK") and Qwest Communications Corporation ("QCC"). As part of these strategic relationships, the Company received equity investments of $25 million from AT&T's venture capital arm and two affiliated funds (collectively "AT&T Ventures"), $20 million from NEXTLINK and $15 million from QCC's wholly owned subsidiary, U.S. Telesource, Inc. (as used herein, "Qwest" refers to QCC or its subsidiary, as applicable). Furthermore, AT&T, NEXTLINK and Qwest each entered into commercial agreements with the Company providing for the purchase, marketing and resale of the Company's services, the purchase by the Company of fiber optic transport bandwidth, and collocation of network equipment.

Market Opportunity

  Covad was formed to capitalize on the substantial business opportunity created by the growing demand for high-speed digital communications, the commercial availability of low cost DSL technology and the passage of the Telecommunications Act of 1996 (the "1996 Act"). The Company's principal equity investors include Warburg, Pincus Ventures, L.P. ("Warburg"), Crosspoint Venture Partners 1996 ("Crosspoint"), Intel Corporation ("Intel"), AT&T Ventures, NEXTLINK and Qwest.

  Growing Market Demand for High-Speed Digital Communications Bandwidth. As businesses increase their use of the Internet, intranets and extranets, the Company expects the market size for both small- and medium-sized business Internet access and RLAN access to continue to grow rapidly. According to International Data Corporation ("IDC"), the number of Internet users worldwide reached approximately 69 million in 1997 and will grow to approximately 320 million by 2002. IDC also estimates that the value of goods and services sold worldwide through the Internet will increase from $12 billion in 1997 to over $400 billion in 2002. High-speed digital connections are becoming increasingly important to businesses and consumers as more high bandwidth information and applications become available on the Internet. Industry analysts also estimate that the number of remote access lines in the U.S. will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%.

  Emergence of DSL Technology. The full potential of Internet and RLAN applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. DSL technology removes these performance bottlenecks by increasing the data carrying capacity of the copper telephone lines from analog modem speeds of 56.6 Kbps and ISDN speeds of 128 Kbps to DSL speeds of up to 6 Mbps. Because DSL technology reuses the existing copper plant, DSL technology is significantly less expensive to deploy on a broad scale than existing alternative high-speed digital communications technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success-based, as such networks require a comparatively lower initial fixed investment, and the subsequent variable investments in DSL electronics are directly related to the number of paying subscribers.

  Telecommunications Act of 1996. The passage of the 1996 Act created a legal framework for CLECs, such as the Company, to provide local analog and digital communications services in competition with the Incumbent Local Exchange Carriers ("ILECs"). The 1996 Act eliminated a substantial barrier to entry for CLECs by enabling them to leverage the existing infrastructure built by the ILECs, which required a $200 billion investment by ILECs and ILEC ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Act in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as the Company's DSL services.

The Covad Solution

  Covad's objective is to become the leading provider of DSL-based high-speed digital communications services in each region that it enters. Key aspects of the Company's solution to provide high-speed digital communications services include:

  Attractive Value Proposition. The Company offers higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For business Internet users, the Company's high-end services offer comparable bandwidth to T1 and Frame Relay circuits at approximately 25% of the cost. For the RLAN market, the Company's mid-range services are three to six times the speed of ISDN and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. The Company believes that many of its enterprise customers can justify deploying lines to their employees if productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information. For consumer Internet users, the Company expects that it will offer G.Lite compatible services at prices comparable to prices offered by cable modem services today.

  Widely Available, Always-Connected, Secure Network. The Company's strategy of providing blanket coverage in each region it serves is designed to ensure that the Company's services are available to the vast majority of its customers' end-users. The Company's networks provide 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to connect to the Internet or their LAN for each use. Also, because the Company uses dedicated connections from each end-user to the ISP or enterprise network, its customers can reduce the risk of unauthorized access.

  Experienced Management Team. The Company's management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries. In July 1998, the Company hired as its Chief Executive Officer Robert Knowling, Jr., who formerly served as the Executive Vice President of Operations and Technologies at U S WEST Communications and as Vice President of Network Operations at Ameritech. The Company has also hired Regional General Managers in order to cover all 22 of its regions who collectively have over 210 years of telecommunications service experience.

Business Strategy

  The key elements of the Company's strategy are (i) to secure CLEC status and sign interconnection agreements for the top U.S. markets, (ii) to enter and roll out its service rapidly in its target regions to maintain its first-mover advantage, (iii) to provide blanket coverage in each of its 22 targeted regions, (iv) to focus on packet data services, (v) to concentrate its sales efforts on ISP and enterprise customers that can provide a large number of end-users, (vi) to leverage the success-based economics of DSL technology, (vii) to establish relationships with leading ISPs, systems integrators, other CLECs and Interexchange Carriers ("IXCs") in order to expand its distribution channels and accelerate the sale of its services, and (viii) to provide a superior and comprehensive product and service solution that includes line installation, equipment sale and configuration and RLAN design.

                                  Risk Factors

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 9 hereof.

                                  The Offering

 Common Stock offered by the Company......... 7,500,000
 Common Stock to be outstanding after this
  offering................................... 46,625,263(1)
 Use of proceeds............................. For capital expenditures to expand the
                                              Company's networks and for working capital
                                              purposes. See "Use of Proceeds."
 Nasdaq National Market Symbol............... COVD

--------

(1) Based on the number of shares of Common Stock outstanding as of December 31, 1998. Includes (i) 1,800,000 shares of Common Stock to be issued pursuant to exercise prior to the closing of this offering for cash of warrants issued to three investors, (ii) 7,305,104 shares of Class B Common Stock issued (based on an initial public offering price of $13.50 per share) on conversion of Preferred Stock purchased by AT&T Ventures, NEXTLINK and Qwest (collectively, the "Strategic Investors") in January 1999, which shares may be converted into Common Stock on a one-for-one basis beginning in January 2000 and (iii) 18,246,162 shares of Common Stock to be issued on conversion of Preferred Stock immediately prior to the closing of this offering. Excludes (i) an aggregate of 12,288,779 shares of Common Stock subject to outstanding options under the Company's 1997 Stock Plan at December 31, 1998, (ii) 5,053,764 shares of Common Stock issuable upon exercise of outstanding warrants issued as part of the issuance of the Senior Discount Notes (as defined) (the "High Yield Warrants"), (iii) 135,000 shares of Common Stock issuable upon exercise of a warrant issued to a consultant, and (iv) 79,765 shares of Common Stock to be issued as cumulated but unpaid dividends on Preferred Stock as of the closing of this offering.

                                ----------------

  The address of the Company's principal executive office is 2330 Central Expressway, Santa Clara, California 95050, and the Company's telephone number is (408) 844-7500.

  "Covad(TM)," "TeleSpeed(R)," "The Speed to Work(TM)" and the Covad crescent logo names and marks are among the trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

                      Summary Consolidated Financial Data

                                                      Three Months   Nine Months
                                         Year Ended       Ended         Ended
                                        December 31,  September 30, September 30,
                                            1997          1998          1998
                                        ------------  ------------- -------------
                                                      (unaudited)
                                              (in thousands, except share
                                                 and per share amounts)
Consolidated Statement of Operations
 Data:
Revenues..............................  $        26    $     1,565   $     2,560
Operating expenses:
  Network and product costs...........           54          1,355         2,316
  Sales, marketing, general and
   administrative.....................        2,374         10,681        17,231
  Amortization of deferred
   compensation.......................          295          1,837         2,695
  Depreciation and amortization.......           70            738         1,348
                                        -----------    -----------   -----------
    Total operating expenses..........        2,793         14,611        23,590
                                        -----------    -----------   -----------
Income (loss) from operations.........       (2,767)       (13,046)      (21,030)
 Net interest income (expense)........          155         (3,511)       (7,231)
                                        -----------    -----------   -----------
Net income (loss).....................  $    (2,612)   $   (16,557)  $   (28,261)
                                        ===========    ===========   ===========
Net income (loss) per common share....  $     (0.80)   $     (2.75)  $     (5.26)
Shares used in computing net income
 (loss) per share.....................    3,271,546      6,011,610     5,374,924
Pro forma net income (loss) per common
 share(1).............................  $     (0.23)   $     (0.64)  $     (1.14)
Shares used in computing pro forma net
 income (loss) per share(1)...........   11,522,916     26,057,772    24,844,824
Other Data:
EBITDA(2).............................  $    (2,402)   $   (10,471)  $   (16,987)
Consolidated Cash Flow Data:
Provided by (used in) operating
 activities...........................  $    (1,895)   $    (3,319)  $    (4,196)
Provided by (used in) investing
 activities...........................       (2,494)       (21,084)      (33,464)
Provided by (used in) financing
 activities...........................        8,767           (406)      130,358

                                 As of           As of September 30, 1998
                              December 31, -------------------------------------
                                  1997      Actual   Pro Forma(3) As Adjusted(4)
                              ------------ --------  ------------ --------------
                                                      (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents...    $ 4,378    $ 97,076    $157,082      $250,751
Net property and equipment..      3,014      34,003      34,003        34,003
Total assets................      8,074     144,622     233,328       326,997
Long-term obligations,
 including current portion..        783     137,926     137,926       137,926
Total stockholders' equity
 (net capital deficiency)...      6,498      (6,417)     82,289       175,958
                                 As of
                              December 31,
                                  1997           As of September 30, 1998
                              ------------ -------------------------------------
Other Operating Data:
Homes and businesses passed.    278,000                 3,302,000
Lines installed.............         26                     1,948

--------

(1) The pro forma net loss per share assumes the conversion of the Preferred Stock outstanding as of September 30, 1998 into Common Stock on a one-for-one basis and the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock prior to the closing of this offering.

(2) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and should not be construed (i) as an alternative to operating income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's operating performance or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this Prospectus.

(3) In addition to the adjustments in Note (1) hereof, the pro forma balance sheet information reflects the issuance of Preferred Stock to the Strategic Investors, which shares will automatically convert into Class B Common Stock immediately prior to the closing of this offering, and includes the effect of recording intangible assets of $28.7 million associated with the issuance of such shares. Such amounts will be amortized for periods of three to six years.

(4) In addition to the adjustments in Notes (1) and (3) hereof, the as adjusted balance sheet information reflects the receipt of net proceeds of $93.7 million from this offering (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company).

                                 RISK FACTORS

  An investment in the Common Stock involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Common Stock offered hereby. This Prospectus also includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the safe harbor provisions of Section 27A and Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of shares of Common Stock offered hereby pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with resales of such shares. The forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed below, in "Business" and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The Company disclaims any obligation to update information contained in any forward-looking statement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Statements."

Limited Operating History

  The Company was incorporated in October 1996 and introduced its service commercially in the San Francisco Bay Area in December 1997, in the Los Angeles, New York City and Boston metropolitan areas in August 1998 and in the Washington, D.C. and Seattle metropolitan areas in December 1998. As a result of the Company's limited operating history, and because the issuance of its 13 1/2% Senior Discount Notes due March 2008 and High Yield Warrants (collectively, the "Senior Discount Notes") and the Company's use of proceeds therefrom make recent and future operating results not comparable to historical operating results, the Company has limited historical financial data upon which an evaluation of the Company or its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of deployment, particularly those in new and rapidly evolving markets. To address these risks, the Company must, among other things, rapidly expand the geographic coverage of its services; attract and retain customers within its existing and in new regions; increase awareness of the Company's services; respond to competitive developments; continue to attract, retain and motivate qualified persons; continue to upgrade its technologies; commercialize its network services incorporating such technologies; and effectively manage its expanding operations. There can be no assurance that the Company will be successful in addressing such risks, and failure to do so could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

History and Continuation of Operating Losses

  The Company has incurred substantial and increasing net operating losses and experienced negative cash flow each month since its inception. As of September 30, 1998, the Company had an accumulated deficit of approximately $30.9 million. The Company currently intends to increase significantly its capital expenditures and operating expenses in order to expand its networks to support additional expected end-users in existing and future markets and to market and provide the Company's services to a growing number of potential end-users. As a result, the Company expects to incur substantial additional net operating losses and substantial negative cash flow for at least the next several years. In addition, the Company raised approximately $135 million through the issuance of the Senior Discount Notes in March 1998, which accrete to $260 million by March 2003. The Company expects that annual interest and amortization charges relating to the Senior Discount Notes will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $36.9 million for the year ending December 31, 2004 and will remain at that level through maturity of the Senior Discount Notes in March 2008. The Company intends to record intangible assets of $28.7 million associated with the issuance of Preferred Stock to the Strategic Investors. Such amounts will result in an annual amortization charge of approximately $8.4 million in each of the three years ending December 31, 2001, decreasing to approximately 1.2 million per year through the year ending December 31, 2004. Accordingly, the Company's operating losses will increase significantly as a result of the interest and amortization charges related to the Senior Discount Notes and the amortization charge associated with the investments by the Strategic Investors. In addition, the Company expects to incur substantial additional debt in the future. Any additional debt would increase the Company's interest and amortization charges. See "--Unproven Business Model and Pricing Sensitivity" and "--Substantial Future Capital Requirements."

Potential Fluctuations in Operating Results

  The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect the Company's operating results include the timing and ability of ILECs to provide and construct the required central office ("CO") collocation facilities, the rate at which customers subscribe to the Company's services, the prices the customers pay for such services and end-user churn rates. The Company's operating results are sensitive to the pricing of its services and volume commitments from individual customers. The Company believes its financial performance depends to a great extent on retaining ISP and enterprise customers and on levels of subscriber churn, which can vary due to a variety of factors, including relocation of end-users of ISP customers and employee turnover within enterprise customers. Additionally, the Company does not currently have long-term contracts with any of its customers, and there can be no assurance that the Company's ISP and enterprise customers will not experience substantial customer or subscriber churn as a result of customers or subscribers discontinuing the use of its services or switching to an alternative service provider. Furthermore, the Company's operating results may fluctuate depending on, among other things, (i) the success of the Company's relationships with AT&T, NEXTLINK and Qwest and other potential third parties in generating significant subscriber demand, (ii) the ability of the Company to deploy on a timely basis its services to adequately satisfy such subscriber demand, (iii) the ability of the Company to maintain targeted subscriber levels and (iv) the mix of line orders between consumer end-users and business end-users (which typically have higher margins). Other factors that may add to volatility in the Company's annual or quarterly operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new services by the Company or its competitors, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Company's industry, among other factors. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. Many of these factors are outside the Company's control. In addition, the Company plans to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure, including increased expenses associated with its relationships with AT&T, NEXTLINK and Qwest. To the extent that these expenses are not accompanied by an increase in revenues, the Company could experience a material adverse effect on its business, prospects, operating results and financial condition. As a result of all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

Unproven Business Model and Pricing Sensitivity

  The Company believes that it was the first packet-based CLEC to provide high-speed digital communications services using DSL technology. As such, the Company's business strategy is unproven. To be successful, the Company must, among other things, develop and market services that are widely accepted by ISPs, enterprises and consumers. The Company's TeleSpeed services are currently its principal services and have only been launched in the San Francisco Bay Area and the Los Angeles, New York City, Boston, Washington, D.C. and Seattle metropolitan areas. There can be no assurance that the Company's services will achieve broad commercial acceptance. The prices the Company charges for certain services are in some cases higher than those charged by its competitors for the same services. There can be no assurance that a sufficient number of end-users will be willing to pay the prices charged by the Company for its TeleSpeed services. Additionally, prices for digital communications services have fallen historically, and prices in the industry in general, and for the services the Company offers and plans to offer in particular, are expected to continue to fall. The Company has provided and expects in the future to provide price discounts to customers that commit to a large number of end-users. In addition, the Company may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Accordingly, it is difficult to predict whether the Company's pricing model will prove to be viable, whether demand for the Company's services will materialize at the prices it expects to charge or whether current or future pricing levels will be sustainable. The failure to achieve or sustain adequate pricing levels or to achieve or sustain a profitable business model would result in a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Business Strategy."

Dependence Upon Indirect Sales Channels

  The Company markets its Internet access services through ISPs for resale to their business and consumer end-users. To date, ISPs have accounted for the majority of the Company's revenues, and the Company expects that its ISP customers will account for the majority of its future market penetration and revenue growth. The Company plans to build relationships with numerous ISP customers in order to gain access and provide its services to as many ISP business and consumer end-users as possible. The Company's agreements with its ISP customers are non-exclusive, and many of the Company's ISP customers also resell services offered by the Company's competitors. In addition, a number of the Company's ISP customers have committed to provide large numbers of end-users in exchange for price discounts. If the number of business and consumer end-users of the Company's services provided through the ISP channel is significantly lower than the Company's forecast for any reason, or if the ISPs with which the Company has entered into such arrangements are unsuccessful in competing in their own intensely competitive markets, the Company's business, prospects, operating results and financial condition would be materially adversely affected. The Company also intends to market its products through value added resellers and systems integrators and to enter into marketing relationships with leading CLECs and IXCs, which the Company believes will enable it to penetrate its markets and gain market acceptance more rapidly. For example, the Company recently entered into commercial agreements with each of AT&T, NEXTLINK and Qwest providing for the purchase, marketing and resale of the Company's services, primarily to their small business and enterprise customers. The Company cannot predict the number of line orders that AT&T, NEXTLINK or Qwest will generate, if any, whether line orders will be below the Company's, AT&T's, NEXTLINK's or Qwest's expectations or whether AT&T, NEXTLINK or Qwest will discontinue purchasing or selling the Company's services entirely. No assurance can be given that the Company will establish similar relationships with other third parties or, if it does, that such relationships or the AT&T, NEXTLINK or Qwest relationships will improve the Company's business, prospects, operating results or financial condition. In addition, the Company expects that AT&T, NEXTLINK, Qwest and other potential third parties will purchase, market and resell the Company's RLAN services primarily to their small business and enterprise customers. Therefore, future growth in the Company's RLAN business may depend in part on the efforts of these parties, which are outside the Company's control. See "Business-- Customers" and "--Sales and Marketing" and "Certain Relationships and Related Transactions--The Strategic Investments and Relationships."

Lengthy Sales Cycle for Enterprise Customers

  The Company's practice with respect to its enterprise customers has been to enter into an arrangement for a negotiated price to install the service initially for a small number of end-users. An enterprise customer decides whether to implement a broad rollout of the Company's services after evaluating the results of this initial phase of deployment. Based on its experience to date, the Company believes that an enterprise customer's initial phase of deployment and its decision to roll out the Company's service to additional end-users has taken at least six months, and has generally taken longer than the Company originally expected. As of December 31, 1998, a substantial majority of the Company's enterprise customers had not yet rolled out the Company's services broadly to their employees, and it is not certain when such rollouts will occur, if at all. The Company will not receive significant revenue from enterprise customers until and unless these rollouts occur. During this lengthy sales cycle the Company incurs significant expenses in advance of the receipt of revenues. Therefore, any continued or ongoing failure for any reason of enterprise customers to roll out the Company's services will have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Customers."

Uncertain Availability of Collocation Space and Dependence on ILECs to Provide Collocation Space and Collocation Facilities and Unbundled Network Elements ("UNEs")

  The primary dependency of the Company in its initial years is the ability to secure space from the various ILECs for physical collocation of the Company's equipment in the ILECs' COs. Such physical collocation allows the Company to own, install, operate, maintain and upgrade its own equipment at the ILECs' COs. The Company has experienced initial rejections of its applications to obtain collocation space from Pacific Bell in a significant number of COs in Pacific Bell's service areas in California. The Company has also experienced similar rejections in certain COs in the Los Angeles region from GTE Corporation ("GTE") and in Massachusetts, Virginia and in other states from Bell Atlantic and other ILECs. The Company expects that as it proceeds with its deployment, it will submit applications for collocation space and it will face additional rejections, which may be material in number, for COs in its other target markets. Although a majority of CO applications that were initially rejected by Pacific Bell have been subsequently accepted, there can be no assurance that the Company will continue to be successful in reversing CO rejections in other regions. The Company cannot predict the extent of these rejections or their impact on its ability to provide broad service availability in its target markets. The rejection of the Company's applications for collocation space has in the past resulted, and could in the future result, in delays in, and increased expenses associated with, the rollout of its services in its target markets, which could result in a material adverse effect on its business, prospects, operating results and financial condition.

  Broad service availability is important for the Company's ISP and enterprise customers that desire to provide Internet access and RLAN access on a regional basis. The Company's inability to obtain physical collocation space could have a material adverse impact on the Company's ability to offer broad service availability and therefore to secure and retain customers. In this regard, the Company is in a variety of proceedings with multiple ILECs regarding certain collocation spaces in which it has faced rejections which have adversely affected and, in the future, may continue to adversely affect the Company's ability to deploy its network, provide service to customers, and enter into additional interconnection agreements with the ILECs in other states. The availability of collocation space in high demand target markets will also be affected to the extent that other CLECs are seeking or have obtained collocation space to offer services. In such COs, the Company has the option of virtual collocation (where the ILEC manages and operates the Company's equipment), which the Company believes is an unattractive solution due to restrictions on the Company's ability to maintain the quality of its network. In addition, in some COs where the Company plans to collocate, the Company believes space will become available at a later date. Currently, however, ILECs are not in all cases agreeing to maintain the Company's position in the queue for CO collocation space where the Company is seeking collocation; hence, the Company is unable to determine if or when it will be able to obtain collocation space in these COs. The Company is engaged in a variety of negotiations and legal actions to resolve situations where ILECs assert that certain COs lack sufficient space for physical collocation by the Company. The Federal Communications Commission (the "FCC") is reviewing the collocation policies and practices of the ILECs with the goal of facilitating the efforts of CLECs such as the Company to obtain collocation space more easily and on more favorable terms. There is no guarantee that the FCC's review will result in fewer ILEC rejections of the Company's physical collocation applications or collocation availability on more favorable terms for the Company. There can be no assurance that the Company's legal and regulatory disputes will be resolved successfully or that it will achieve collocation arrangements in a sufficient number of COs in one or more of its target markets within the Company's desired time frame, if at all.

  Under the 1996 Act and a December 31, 1997 ruling of the Federal District Court for the Northern District of Texas (the "December 31, 1997 Ruling"), the Regional Bell Operating Companies ("RBOCs"), formerly subject to antitrust decree restrictions on interLATA (interexchange) long distance services, would no longer be barred from entry into this market. The December 31, 1997 Ruling declared that the portions of the 1996 Act subjecting RBOCs to a prior FCC approval process in order to provide interLATA services within their respective incumbent service regions are unconstitutional. Under the December 31, 1997 Ruling, RBOCs would no longer be compelled to prove to the FCC that, in the states where they desire to provide interLATA services, they have entered into one or more state utility commission-approved agreements with one or more facilities-based competitors which provide business and residential local exchange service and such agreement satisfies 14 specified interconnection requirements. On September 4, 1998, the United States Appeals Court for the Fifth Circuit reversed the December 31, 1997 Ruling. This decision has been appealed to the United States Supreme Court. If the December 31, 1997 Ruling is reinstated by the United States Supreme Court, RBOCs will no longer have incentives to promote local facilities-based competition and sign interconnection agreements as a quid pro quo for obtaining approval to provide interLATA service. The outcome or the duration of this litigation may adversely affect the level of cooperation the Company receives from the RBOCs.

  The 1996 Act nevertheless continues to impose interconnection obligations on ILECs and the obligation that ILECs provide CLECs, such as the Company, access to their UNEs. The 1996 Act generally requires that interconnection charges as well as charges for UNEs be cost-based and nondiscriminatory. In particular, the Company depends on ILECs to provide unbundled DSL-capable lines that connect each end-user to the Company's equipment collocated in the COs. The FCC has commenced a review of the manner in which ILECs provision DSL-capable lines to CLECs, including the Company, with the goal of increasing CLECs' access to such lines. For instance, the FCC is examining the imposition of additional obligations on the ILECs to allow CLECs such as the Company to provide higher speed DSL services through local loops that involve digital loop carrier ("DLC") systems. The nonrecurring and recurring monthly charges for DSL-capable lines required by the Company vary greatly. These rates are subject to the approval of the appropriate state regulatory commission. The rate approval processes for DSL-capable lines and other UNEs typically involve a lengthy review of the ILEC-proposed rates in each state. The ultimate rates approved typically depend greatly on the ILEC's initial rate proposals and such factors as the geographic deaveraging/averaging policy of the state public utility commission. These rate approval proceedings are time-consuming and absorb scarce resources including legal personnel and cost experts as well as participation by Company management. Consequently, the Company is subject to the risk that the non-recurring and recurring charges for DSL-capable lines and other UNEs will increase based on new rates proposed by the ILECs and approved by state regulatory commissions from time to time. Any of the foregoing matters could result in a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology," "--Government Regulation" and "--Legal Proceedings."

Dependence on ILECs to Provide Transmission Facilities and to Provision Copper Lines

  The Company interconnects with and uses ILECs' networks to service its customers, and accordingly, the Company is highly dependent upon the technology and capabilities of the ILEC to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The availability and reliability of transmission and other telecommunication services from other CLECs is limited. The Company is also dependent to some extent on cooperation from the ILECs, including the provision and repair of transmission facilities. For example, the Company depends on the ILECs to provide the Company's DSL service through DLC systems. The ILECs in turn rely significantly on unionized labor. Labor-related issues and actions on the part of the ILECs have in the past, and in the future may, adversely affect the ILEC's provision of services and network components ordered by the Company. The Company's dependence on the ILECs has caused and could continue to cause the Company to encounter delays in establishing its network and providing higher speed DSL services. Any such delays could adversely affect the Company's relationships with its customers, result in harm to the Company's reputation or could otherwise have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  In particular, the Company has not yet established a history of ordering and obtaining the provisioning and repair of very large volumes of DSL-capable lines from any ILEC. For example, the Company is not certain whether it can successfully deploy higher speed DSL services through the growing number of copper lines provided through DLC systems. It is uncertain whether the Company will be successful in doing so or whether the ordering and provisioning processes achieved by the Company will be satisfactory for the retention and growth of its end-user base and customer base, and any failure to do so could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Further, the Company does not have an established history of addressing the billing practices of the different ILECs. As the Company's geographic and customer base grows, the Company may encounter billing disputes with the ILECs that could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

Dependence on Interconnection Agreements with ILECs

  The success of the Company's strategy is dependent upon the Company's ability to enter into and implement interconnection agreements in each of its target markets with the appropriate ILECs on a timely basis. The Company's interconnection agreements have a maximum term of three years, requiring the Company to renegotiate agreements with the ILECs. There is no guarantee that existing or new agreements will be extended or renegotiated on terms favorable to the Company. Additionally, the Company's interconnection agreements are subject to interpretation by both parties, and differences in interpretation may arise that cannot be resolved on favorable terms to the Company. For example, the Company is in arbitration proceedings with two ILECs under the dispute resolution clauses of the Company's interconnection agreements. These disputes have adversely affected and, in the future, may continue to adversely affect the Company's ability to deploy its network, provide service to customers, and enter into additional interconnection agreements with the ILECs in other states. Finally, the interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no assurance that modification to the terms, conditions or prices of the Company's interconnection agreements by these governmental bodies, or that disputes with ILECs over the terms of the interconnection agreements generally, will not have a material adverse affect on the Company's business, prospects, operating results and financial condition. See "Business--Interconnection Agreements with ILECs."

Uncertain Quality and Availability of the ILEC Copper Lines Used by the
Company

  The 1996 Act imposes obligations on ILECs and generally requires that interconnection charges and charges for UNEs and provisioning of interconnection facilities and UNEs be cost-based and nondiscriminatory. The Company's strategy requires the Company to interconnect with and use an ILEC's copper telecommunications lines to service the Company's customers. As such, the Company is dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and maintain its service standards. The Company is highly dependent on the quality and availability of the ILECs' copper lines and the ILECs' maintenance of such lines. There can be no assurance that the Company will be able to obtain the copper lines and the services it requires from the ILECs and at quality levels, rates, terms and conditions satisfactory to the Company, and the failure to obtain such services and satisfactory quality levels, rates, terms and conditions would have a material adverse effect on the Company's business, prospects, operating results and financial condition.

Intense Competition

  The markets for business and consumer Internet access and RLAN access services are intensely competitive, and the Company expects that such markets will become increasingly competitive in the future. The Company's most immediate competitors are the ILECs, Cable Modem Service Providers ("CMSPs"), IXCs, Fiber-Based CLECs ("FCLECs"), ISPs, Online Service Providers ("OSPs"), Wireless and Satellite Data Service Providers ("WSDSPs") and other CLECs. Many of these competitors are offering, or may soon offer, technologies and services that directly compete with some or all of the Company's high-speed digital services. Such technologies include ISDN, DSL, wireless data and cable modems. The principal bases of competition in the Company's markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. The Company believes that it compares unfavorably with its competitors with respect to such factors as, among other things, brand recognition, operating experience, exclusive contracts and capital availability. Many of the Company's competitors and potential competitors have substantially greater resources than the Company and there can be no assurance that the Company will be able to compete effectively in its target markets.

  All of the largest ILECs present in the Company's target markets are conducting technical and/or market trials or have entered into commercial deployment of DSL-based services. The Company recognizes that each ILEC has the potential to quickly overcome many of the issues that the Company believes have slowed wide deployment of DSL services by ILECs in the past. The ILECs currently represent and will in the future increasingly represent strong competition in all of the Company's target service areas. The ILECs have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the ILECs have aggressively priced their consumer asymmetric digital subscriber line ("ADSL") services as low as $30-$40 per month, placing pricing pressure on the Company's TeleSpeed services. The ILECs are in a position to offer service from COs where the Company is unable to secure collocation space and offer service because of asserted or actual space restrictions, which provides the ILECs with a potential competitive advantage compared with the Company. Accordingly, the Company may be unable to compete successfully against the ILECs, and any failure to do so would materially and adversely affect the Company's business, prospects, operating results and financial condition.

  CMSPs such as @Home Network and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over Hybrid Fiber Coaxial cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access and RLAN access than the Company provides. They also offer these services at lower price points than the Company's TeleSpeed services and target residential consumers, as well as business customers. They achieve these lower price points in part by offering a consumer grade of service, which shares the bandwidth available on the cable network among multiple end-users. This architecture is well-suited to compete with the Company's consumer Internet market but is less well-suited to the Company's markets for business Internet access and RLAN access where guaranteed bandwidth, symmetric upstream and downstream bandwidth and network security issues are more important than in the consumer market. Actual or prospective CMSP competition may have a significant negative effect on the ability of the Company to secure customers and may create downward pressure on the prices the Company can charge for its services.

  In addition to the ILECs and CMSPs, many of the Company's potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than the Company. It is also possible that such competitors may form new alliances and rapidly acquire significant market share. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services. Such intense competition could materially and adversely affect the Company's business, prospects, operating results and financial condition.

  The telecommunications industry is subject to rapid and significant changes in technology, and the effect of technological changes on the business of the Company, such as continuing developments in DSL technology and alternative technologies for providing high-speed digital communications, cannot be predicted. There can be no assurance that technological developments in the telecommunications industry will not have a material adverse effect on the competitive position, business, prospects, operating results and financial condition of the Company. For a detailed description of the current and potential competition of the Company, including competition from ILECs, CMSPs, IXCs, FCLECs, ISPs, OSPs, WSDSPs and other CLECs, see "Business--Competition" and "--Government Regulation."

Risks Associated with Management of Substantial Growth in Operations

  The Company's strategy is to significantly expand its network within its existing regions and to deploy networks in a total of 22 regions by the end of the first quarter of 2000. The development and expansion of the

Company's operations will depend upon, among other things, the Company's ability to identify, access and initiate service in key COs within existing and target regions, design an adequate Operating Support System ("OSS"), design and construct regional data centers ("RDCs"), obtain CO collocation facilities, obtain the required government authorizations (which allow the Company to obtain cost-based pricing from the ILECs in each of its target regions), enter into and renew interconnection agreements with the appropriate ILECs on satisfactory terms and conditions, and raise additional capital to fund the completion of the deployment of its networks. To grow at its desired pace, the Company must, among other things, (i) market to and acquire a substantial number of customers and end-users; (ii) continue to implement and improve its operational, financial and management information systems, including its client ordering, provisioning, installation, dispatch, trouble ticketing and other operational systems as well as its billing, accounts receivable and payable tracking, fixed assets and other financial management systems; (iii) hire and train additional qualified personnel; and
(iv) continue to expand and upgrade its network infrastructure. There can be no assurance that the Company will deploy its networks as scheduled, will gain ISP and enterprise customers as expected, or will otherwise achieve the operational growth necessary to achieve its business strategy, and any material or ongoing failure to do so may adversely affect the price of the Company's Common Stock in the public market.

  The Company is currently experiencing a period of rapid and substantial growth, and it expects to continue to experience substantial growth as the Company executes its strategy of expanding its networks into 22 regions and providing blanket coverage within each region. This growth has placed, and is expected to place, a significant strain on the Company's management and operational resources. The Company has increased its employees from 42 at December 31, 1997, to 335 at December 31, 1998, and expects to continue to increase significantly its employee base to support the deployment of its networks. In addition, the Company expects the demands on its network infrastructure and technical support resources to grow rapidly along with the Company's customer base, and if the Company is successful in implementing its marketing strategy, it may experience difficulties responding to demand for its services and technical support in a timely manner and in accordance with its customers' expectations. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company's networks, procedures or controls will be adequate to support the Company's operations or that management will be able to keep pace with such growth. If the Company is unable to manage growth effectively, the Company's business, prospects, operating results and financial condition will be materially adversely affected. See "Management."

Substantial Future Capital Requirements

  The Company will require substantial additional funds for the continued development, commercial deployment and expansion of its networks. As of September 30, 1998, the Company had approximately $97.1 million in cash and cash equivalents. From inception until September 30, 1998, the Company had made approximately $35.4 million in capital expenditures (including capitalized leases) and had incurred operating expenses of approximately
$26.4 million in the development of its business, the development of technology and operating support systems, the conduct of sales and marketing activities and the establishment of its management team. In addition, the Company has made and expects to continue to make significant capital outlays in order to continue to commercially deploy its networks. The Company believes its current capital resources, including the proceeds of this offering and the investments from the Strategic Investors, will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, through the end of 1999. The Company expects to raise substantial additional financing during 1999 to fund the growth of its operations, including funding the significant capital expenditures and working capital requirements necessary for the Company to provide services in its 22 targeted regional networks. There can be no assurance that the Company will be able to raise the additional capital necessary to implement its rollout strategy in a timely fashion, if at all.

  In addition, the Company's ability to fund the commercial deployment and expansion of its network should also be considered in light of the Company's significant interest and amortization charges relating to the Senior Discount Notes. Although no cash interest is payable on the Senior Discount Notes until September 2003, the

Senior Discount Notes accrete to $260 million until March 2003. Thereafter, the Company expects interest and amortization charges relating to the Senior Discount Notes to accrue at a rate of $36.9 million for the year ending December 31, 2004 and to remain at that level through the maturity of the Senior Discount Notes in March 2008. Such interest and amortization charges may require the Company to obtain additional financing earlier than expected or on terms less favorable than the Company would otherwise agree.

  The Company has no present commitments or arrangements assuring it of any future equity or debt financing, and there can be no assurance that any such equity or debt financing will be available to the Company on favorable terms or at all. The Company expects to seek to raise additional capital during 1999 through additional debt and possibly equity financing, the timing of which will depend on market conditions and which could occur in the near term. Such financing may be dilutive to existing stockholders. The indenture governing the Senior Discount Notes (the "Indenture") contains certain covenants restricting the Company's ability to incur further indebtedness, and future borrowing instruments such as credit facilities are likely to contain similar or more restrictive covenants and could require the Company to pledge assets as security for borrowings thereunder. If the Company is unable to obtain such additional capital or is required to obtain it on terms less satisfactory than desired by the Company, the Company will be required to delay the expansion of its business or take or forego actions, any or all of which would materially adversely affect the Company's business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Dependence on Growth in Demand for DSL-Based Services

  The markets for high bandwidth small- and medium-sized business Internet and RLAN access are in the early stages of development. Since these markets are new and because current and future competitors are likely to introduce competing services, it is difficult to predict the rate at which these markets will grow, if at all, or whether new or increased competition will result in market saturation. Because packet-based high-speed digital communications services using copper telephone lines is a relatively new and evolving market, it is difficult to predict its future growth rate and size. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. Certain critical issues concerning commercial use of DSL for Internet and RLAN access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of such services. If the markets for the services offered by the Company, including Internet access, fail to develop, grow more slowly than anticipated or become saturated with competitors, the Company's business, prospects, operating results and financial condition could be materially adversely affected. See "Business--Industry Background."

Substantial and Increasing Leverage

  The Company is highly leveraged. As of September 30, 1998, the Company had approximately $137.7 million of long-term obligations. The Company's indebtedness should be considered in light of expected annual interest and amortization charges relating to the Senior Discount Notes, which the Company expects will increase from approximately $16.0 million during the year ending December 31, 1998 to $36.9 million for the year ending December 31, 2004 and will remain at that level through the maturity of the Senior Discount Notes in March 2008. The Company plans to incur substantial additional indebtedness to finance the continued development, commercial deployment and expansion of its networks and to fund operating losses and investments in working capital, which could occur in the near term. The degree to which the Company is leveraged could have important consequences to the holders of the Common Stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, service development and enhancement, acquisitions, general corporate purposes or other purposes may be materially limited or impaired; (ii) the Company's cash flow, if any, may be unavailable for the Company's business as a substantial portion of the Company's cash flow must be dedicated to the payment of principal and interest on its indebtedness on the Senior Discount Notes beginning in March 2003 or other indebtedness that the Company incurs in the future; and (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.

No Assurance of Ability to Service Indebtedness

  The Company expects that it will continue to generate substantial operating losses and negative cash flow for at least the next several years. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Senior Discount Notes, and the substantial additional indebtedness the Company plans to incur. The Senior Discount Notes accrete to $260 million in March 2003. The Company must begin paying cash interest on the Senior Discount Notes in September 2003, and the Company expects that annual interest and amortization charges relating to the Senior Discount Notes will be approximately $36.9 million for the year ending December 31, 2004 and will remain at that level through the maturity of the Senior Discount Notes in March 2008. The ability of the Company to make scheduled payments with respect to indebtedness, including the Senior Discount Notes, will depend upon, among other things: (i) the Company's ability to achieve significant and sustained growth in cash flow; (ii) the rate of and successful commercial deployment of its network; (iii) the market acceptance, customer demand, rate of utilization and pricing for the Company's services; (iv) the future operating performance of the Company and the extent to which the Company's TeleSpeed service is subject to performance problems; (v) the Company's ability to successfully complete development, upgrades and enhancements of its network; and (vi) the Company's ability to complete additional financings, as necessary. Each of these factors is, to a large extent, subject to economic, financial, competitive and other factors, many of which are beyond the Company's control. If the Company is unable to generate sufficient cash flow to service its indebtedness, including the Senior Discount Notes, it may have to reduce or delay network deployments, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage, or that any such strategy would yield sufficient proceeds to service and repay the Company's indebtedness, including the Senior Discount Notes. Any failure by the Company to satisfy its obligations with respect to the Senior Discount Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness of the Company. In the event of such default, the holders of such indebtedness would have enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company. The inability of the Company to service its current and future indebtedness would have a material adverse effect on the Company's business, prospectus, operating results and financial condition and the price of the Common Stock.

Unproven Network Scalability and Speed

  Due to the limited deployment of the Company's services, the ability of the Company's DSL networks and OSS to connect and manage a substantial number of online end-users at high transmission speeds is still unknown, and the Company faces risks related to its ability to scale its network and OSS up to its expected end-user numbers while achieving superior performance. While peak digital data transmission speeds across the Company's DSL networks are 1.5 Mbps downstream, the actual data transmission speeds over the Company's networks could be significantly slower and will depend on a variety of factors, including the type of DSL technology deployed, the distance an end-user is located from a CO, the configuration of the telecommunications line being used, the existence of analog load coils, the number of bridged taps, the gauge of the copper wires, the presence and severity of interfering transmissions on nearby lines and the Company's OSS which manages its network. As a result, there can be no assurance that the Company's networks will be able to achieve and maintain the highest possible digital transmission speed. The Company's failure to achieve or maintain high-speed digital transmissions would significantly reduce customer and end-user demand for its services and have a material adverse effect on its business, prospects, operating results and financial condition. See "Business--Covad's Product and Service Offerings" and "--Network Architecture and Technology."

Digital Communications Signal Compatibility and Potential Network Interference

  Certain technical laboratory tests and field experience indicate that the DSL technology the Company and others are using may cause interference with and be interfered with by other signals present in an ILEC's copper plant, usually with lines in close proximity, while other laboratory tests indicate that this equipment does not cause interference. Interference, if present, could cause degradation of performance of the Company's services or render the Company unable to offer its services on selected lines. The amount and extent of such interference will depend on the condition of the ILEC's copper plant and the number and distribution of DSL and other signals in such plant and cannot now be ascertained. When interference occurs, it is difficult to detect. Further, the procedures to resolve interference issues between CLECs and an ILEC are still being developed and there is no assurance that these procedures will be effective. Although the Company has agreed to interference resolution procedures with certain ILECs, there can be no assurance that the Company will successfully negotiate similar procedures with other ILECs in future interconnection agreements or in renewals of existing interconnection agreements, or that the ILECs will not unilaterally take action to resolve interference issues to the detriment of the Company's services. If the Company's TeleSpeed services cause widespread network degradation or are perceived to cause such interference, responsive actions by the ILECs or state or federal regulators could have a material adverse effect on the Company's reputation, brand image, service quality, and customer satisfaction and retention. Any such network interference or network interference perceived by the ILECs or state or federal regulators could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

Risk of System Failure

  The Company's operations are dependent upon its ability to support its highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at the Company's Network Operations Center ("NOC") or any of the Company's RDCs could cause interruptions in the services provided by the Company. Additionally, failure of an ILEC or other service provider, such as other CLEC service providers, to provide communications capacity required by the Company, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

Security Risk in the Network

  Despite the implementation of security measures, the Company's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs and corporate networks have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers and such customers' end-users, which might result in liability of the Company to its customers and also might deter potential customers. Although the Company intends to implement security measures that are standard within the telecommunications industry, as well as new Company-developed security measures, the Company has not yet done so and there can be no assurance that the Company will implement such measures in a timely manner or to the degree that may be compatible with its various customers' expectations, or that if and when implemented, such measures will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers and such customers' end-users, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

Dependence Upon Suppliers and Limited Sources of Supply

  The Company relies and will continue to rely on outside parties to manufacture its network equipment, such as digital subscriber line access multiplexers ("DSLAMs"), customer premise equipment ("CPE") modems, network routing and switching hardware, network management software, systems management software and database management software. As the Company signs additional service contracts, the Company believes there may need to be a significant ramp-up in the amount of manufacturing and other services supplied by third parties in order for the Company to meet its contractual commitments. For example, the Company has recently entered into a service arrangement with Lucent Technologies Inc. ("Lucent Technologies") to increase its ability to order, install and manage its collocation facilities and associated equipment. The Company has in the past experienced supply problems with certain of its vendors and there can be no assurance that these vendors will be able to meet the Company's needs in a satisfactory and timely manner in the future or that the Company will be able to obtain additional vendors when and if needed. Although the Company has identified alternative suppliers for technologies that it deems critical and it is not constrained to use the same DSLAM or CPE vendor in multiple regions, it could take a significant period of time to establish relationships with alternative suppliers for critical technologies and substitute their technologies into the Company's networks. The Company's reliance on third-party vendors involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The loss of any of the Company's relationships with these suppliers could have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

Dependence Upon and Need to Hire Additional Key Personnel

  The Company's performance is dependent on the performance of its executive officers and key employees. In particular, the Company's senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any one of the Company's executive officers could have a material adverse effect of the Company's ability to execute its business strategy effectively. In addition, the Company is dependent upon the regional general managers for each region the Company has entered and prepares to enter. Regional general managers have direct responsibility for sales, service and market development efforts in their respective regions, and the loss of one could disrupt significantly the operations in the region. Additionally, given the Company's early stage of deployment, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management. The Company does not have "key person" life insurance policies on any of its employees. There can be no assurance that key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing and managerial personnel in connection with its expansion within its existing regions and the deployment and marketing of its network into targeted regions. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. There can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, sales, marketing and managerial personnel in the future. The inability to attract and retain its officers and key employees and the necessary technical, sales, marketing and managerial personnel could have a material adverse effect upon the Company's business, prospects, operating results and financial condition. See "Business--Employees" and "Management."

Uncertain Federal and State Tax and Other Surcharges on the Company's Services

  Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees, Common Carrier Regulatory Fees and TRS Fund fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of the Company's services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commission authorities. A change in the characterization of the jurisdiction of its services could cause the Company's payment obligations pursuant to the relevant surcharges to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, the Company may be subject to increases in the surcharges and fees currently paid.

Government Regulation and Current Industry Litigation

  The services offered by the Company are subject to federal, state and local government regulation. The 1996 Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including the digital access services segment in which the Company operates. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications services business and sets basic criteria for relationships between telecommunications providers.

  Among other things, the 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition by providing competitors interconnection, access to UNEs and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Act, which were issued on August 8, 1996 (the "FCC Order"), have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, which has overruled certain of the FCC's pricing, UNE combination, nondiscrimination and other regulations and upheld the FCC's definition of UNEs and OSS rules. The Company has entered into competitive interconnection agreements using the federal guidelines established in the FCC's interconnection order, which agreements remain in effect notwithstanding the overruling of certain of the FCC's regulations. The Eighth Circuit's overruling of the FCC Order has been appealed to the U.S. Supreme Court, which has agreed to decide the case. The U.S. Supreme Court's ruling, expected in 1999, could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  In August 1998, the FCC proposed new rules that would allow ILECs to provide their own DSL services free from ILEC regulation through a separate affiliate. The FCC has also simultaneously proposed additional rules requiring ILECs to provide collocation and loops to CLECs such as the Company on more favorable terms to the CLECs than previously prescribed by the FCC. The FCC's August 1998 rulings, proposals and actions thereunder may be appealed or reconsidered, and it is uncertain whether the FCC will in fact order more favorable collocation and loop availability for CLECs. The provision of DSL services by an affiliate of an ILEC not subject to ILEC regulation could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  No assurance can be given that changes to current regulations or the adoption of new regulations by the FCC or state regulatory authorities or legislative initiatives, such as changes to the 1996 Act, or court decisions would not have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Government Regulations" and "--Legal Proceedings."

Risks Associated with Potential General Economic Downturn

  In the last few years the general health of the economy, particularly the California economy, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear such a decline is imminent, such individuals and companies may reduce, in the near term, expenditures such as those for the services offered by the Company. Any such decline or concern about an imminent decline could delay decisions among certain of the Company's customers to roll out the Company's services or could delay decisions by prospective customers to make initial evaluations of the Company's services. Such delays would have a material adverse effect on the Company's business, prospects, operating results and financial condition.

Control by Principal Stockholders and Management

  The Company's executive officers and directors and principal stockholders together will beneficially own over 72.8% of the outstanding Common Stock after completion of this offering (70.7% if the Over-Allotment

Option is exercised in full). Accordingly, these stockholders will be able to determine the composition of the Company's Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over the affairs of the Company. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which in turn could have a material adverse effect on the market price of the Common Stock or prevent the Company's stockholders from realizing a premium over the then prevailing market prices for their shares of Common Stock. See "Management" and "Principal Stockholders."

Year 2000 Issues

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. The Company has not reviewed its non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. The Company believes that its non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, the Company utilizes third-party equipment and software and interacts with ILECs that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or ILEC equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Furthermore, the purchasing patterns of the Company's ISP and enterprise customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for the Company's services, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party or ILEC equipment or software or with its ISP and enterprise customers, has not determined the risks associated with the reasonably likely worst-case scenario and has not made any contingency plans to address such risks. However, the Company intends to devise a Year 2000 contingency plan prior to December 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

No Prior Public Market; Determination of Offering Price; Possible Volatility of Stock Price

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters based upon several factors and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, the addition or loss of customers or subscribers, announcements of technological innovations, new products or services by the Company or its competitors, changes in financial estimates or recommendations by securities analysts, conditions or trends in the telecommunications industry, growth of the Internet and online commerce industries, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, future equity or debt financings, general market and general economic conditions and other events or factors, many of which are beyond the Company's control. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of the Common Stock.

Shares Eligible for Future Sale; Registration Rights

  Sales of a substantial number of shares of Common Stock in the public market following this offering, or the appearance that such shares are available for sale, could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of all of the Company's outstanding shares of Common Stock and options and warrants to purchase Common Stock have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Based on shares of Common Stock, options and warrants outstanding as of December 31, 1998, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, the 7,500,000 shares offered hereby will be eligible for sale in the public market without restriction. An additional 31,820,159 shares will be eligible for sale without restriction 180 days after the date of this Prospectus, except that shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act are subject to certain volume limitations thereunder and registration rights. An additional 7,305,104 shares of Common Stock issuable upon conversion of the Class B Common Stock will be eligible for sale beginning in January 2000 subject to volume limitations pursuant to Rule 144 and the exercise of registration rights. In addition, the Company has 15,520,342 shares of Common Stock reserved for issuance pursuant to options under its 1997 Stock Plan, of which 12,288,779 shares were subject to outstanding options at December 31, 1998, and the Company has 5,188,764 shares underlying outstanding warrants. All of such outstanding options and warrants are also subject to the 180 day lock-up.

  The Company intends to register, following the effective date of this offering, a total of 15,520,342 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan and 1,000,000 shares of Common Stock reserved for issuance under its 1998 Employee Stock Purchase Plan. Further, upon expiration of the lock-up agreements referred to above, holders of 31,529,866 shares of Common Stock and holders of 7,305,104 shares of Class B Common Stock will be entitled to certain registration rights with respect to such shares. In addition, there are 5,188,764 shares underlying outstanding warrants, including 5,053,764 shares issuable upon exercise of the High Yield Warrants that will be eligible for resale upon expiration of their respective one-year holding periods under Rule 144, subject to the exercise of registration rights. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

Antitakeover Effects of Certain Charter and Bylaw Provisions and Delaware Law

  The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company's charter and bylaws provide for a classified Board of Directors, limitations on the ability of stockholders to call special meetings, the lack of cumulative voting for directors and procedures for advance notification of stockholder nominations and proposals. These provisions of the Company's charter and bylaws, as well as
Section 203 under the Delaware General Corporation Law to which the Company is subject, could discourage potential acquisition proposals and could delay or prevent a change of control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. The Indenture provides that in the event of certain changes in control of the Company, each holder will have the right to require the Company to repurchase such holder's Senior Discount Notes at a premium over the accreted value of such debt. The provisions in the charter and bylaws and the Indenture could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit increases in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock-- Antitakeover Effects of Certain Provisions of Covad's Charter, Bylaws and Delaware Law."

Dilution

  Investors participating in this offering will incur immediate, substantial dilution. To the extent outstanding warrants and options to purchase the Company's Common Stock are exercised, there will be further dilution. In addition, to the extent the Company issues additional equity securities to fund future capital expenditures and working capital needs, investors participating in this offering may experience further dilution. See "-- Substantial Future Capital Needs" and "Dilution."

Absence of Dividends

  The Company has not declared or paid any dividends since its inception. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's existing financing arrangements restrict the payment of any dividends. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $93.7 million ($107.9 million if the Over-Allotment Option is exercised in full) assuming an initial public offering price of $13.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses.

  The Company anticipates that the net proceeds of this offering, together with the aggregate proceeds of $60 million from the investments by the Strategic Investors, will be used to fund capital expenditures to be incurred in the deployment of the Company's networks in existing and new regions, for expenses associated with continued development and sales and marketing activities, to fund operating losses, provide working capital and for general corporate purposes. The Company believes that the net proceeds of this offering, together with the aggregate proceeds from the investments by the Strategic Investors, will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, through the end of 1999. The amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by the Company's operations. Additionally, if the Company determines it would be in its best interest, the Company may increase or decrease the number, selection and timing of entry of its targeted regions. Accordingly, the Company's management will retain broad discretion in the allocation of such net proceeds. Although the Company may use a portion of the net proceeds to pursue possible acquisitions of businesses, technologies or products complementary to those of the Company in the future, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of such net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities. See "Risk Factors--Substantial Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

  The Company has not declared or paid any dividends since its inception. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors. The Company's existing financing arrangements restrict the payment of any dividends. The Company anticipates that it and its Subsidiaries will incur substantial additional indebtedness, which is likely to be subject to additional restrictions on dividends.

                                CAPITALIZATION

  The following table sets forth (A) the capitalization of the Company as of September 30, 1998, (B) the pro forma capitalization of the Company after giving effect to the automatic conversion of all shares of Preferred Stock outstanding as of September 30, 1998 into Common Stock and assuming the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock prior to the closing of this offering, (C) the pro forma capitalization of the Company to reflect additionally the issuance of Preferred Stock to the Strategic Investors and to give effect to the automatic conversion of such shares (based on an initial public offering price of $13.50 per share) into Class B Common Stock immediately prior to the closing of this offering, and
(D) the as adjusted capitalization of the Company to reflect additionally the receipt of the estimated net proceeds from the sale of the Common Stock in the offering at the estimated initial public offering price of $13.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                            As of September 30, 1998
                                    -------------------------------------------
                                      (A)        (B)        (C)         (D)
                                     Actual   Pro Forma  Pro Forma  As Adjusted
                                    --------  ---------  ---------  -----------
                                                 (in thousands)
Cash and cash equivalents.........  $ 97,076  $ 97,082   $157,082    $250,751
                                    ========  ========   ========    ========
Long-term obligations:
Capital lease obligations
 (including current portion)......       634       634        634         634
13 1/2% Senior Discount Notes due
 2008, net........................   137,292   137,292    137,292     137,292
                                    --------  --------   --------    --------
  Total long-term obligations
   (including current portion)....   137,926   137,926    137,926     137,926
Stockholders' equity (net capital
 deficiency):
Preferred Stock, $0.001 par value;
 no shares authorized, issued and
 outstanding (A) actual; 5,000,000
 shares authorized (B) pro forma,
 (C) pro forma and (D) as
 adjusted, no shares issued and
 outstanding (B) pro forma, (C)
 pro forma and (D) as adjusted....       --        --         --          --
Convertible Preferred Stock,
 $0.001 par value; 30,000,000
 shares authorized, 18,246,162
 shares issued and outstanding (A)
 actual; no shares authorized,
 issued and outstanding (B) pro
 forma, (C) pro forma and (D) as
 adjusted.........................        18       --         --          --
Common Stock, $0.001 par value;
 65,000,000 shares authorized and
 11,634,149 shares issued and
 outstanding (A) actual;
 200,000,000 shares authorized and
 31,680,311 shares issued and
 outstanding (B) pro forma and (C)
 pro forma and 39,180,311 shares
 issued and outstanding (D) as
 adjusted(1)......................        12        32         32          40
Class B-Common Stock, $0.001 par
 value; no shares authorized,
 issued and outstanding (A) actual
 and (B) pro forma; 10,000,000
 shares authorized (C) pro forma
 and (D) as adjusted; 7,305,104
 shares issued and outstanding (C)
 pro forma and (D) as adjusted....       --        --           7           7
Additional paid-in capital(2).....    30,732    30,736    119,429     213,090
Deferred compensation.............    (6,306)   (6,306)    (6,306)     (6,306)
Accumulated deficit...............   (30,873)  (30,873)   (30,873)    (30,873)
                                    --------  --------   --------    --------
  Total stockholders' equity (net
   capital deficiency)............    (6,417)   (6,411)    82,289     175,958
                                    --------  --------   --------    --------
    Total capitalization..........  $131,509  $131,515   $220,215    $313,884
                                    ========  ========   ========    ========

--------

(1) Excludes (i) an aggregate of 15,520,342 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan, of which 12,288,779 shares were subject to outstanding options at December 31, 1998 at a weighted average exercise price of $1.96 per share, (ii) an aggregate of 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan, (iii) 5,053,764 shares of Common Stock issuable upon exercise of outstanding High Yield Warrants at December 31, 1998 at an exercise price of $.0033 per share, (iv) 135,000 shares of Common Stock issuable upon exercise of a warrant issued to a consultant at December 31, 1998 at an exercise price of $1.00 per share and (v) 79,765 shares of Common Stock to be issued as cumulated but unpaid dividends on Preferred Stock as of the closing of this offering.

(2) The amounts under (C) pro forma and (D) as adjusted include the effect of recording intangible assets of $28.7 million associated with the issuance of Preferred Stock to the Strategic Investors. Such amounts will be amortized over a period of three to six years.

                                   DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1998 was $45,285,000 or $1.16 per share of outstanding Common Stock after giving effect to the conversion of the Company's Preferred Stock outstanding as of September 30, 1998, the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock prior to the consummation of this offering and the issuance of Preferred Stock to the Strategic Investors after giving effect to the automatic conversion of such shares to Class B Common Stock immediately prior to the closing of this offering. The pro forma net tangible book value per share represents the Company's total pro forma tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. Dilution per share represents the difference between the amount per share paid by investors in this offering and the as adjusted pro forma net tangible book value per share after the offering. After giving effect to this offering at an assumed initial public offering price of $13.50 per share resulting in estimated net proceeds to the Company of approximately $93.7 million (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), the as adjusted pro forma net tangible book value of the Company at September 30, 1998 would have been $138,954,000 or $2.99 per share. This represents an immediate increase in the net tangible book value of $1.83 per share to existing stockholders and an immediate dilution in net tangible book value of $10.51 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $13.50
  Pro forma net tangible book value per share as of September 30,
   1998........................................................... $1.16
  Increase per share attributable to new investors................  1.83
                                                                   -----
As adjusted pro forma net tangible book value per share after the
 offering.........................................................         2.99
                                                                         ------
Dilution per share to new investors...............................       $10.51
                                                                         ======

  The following table summarizes, on a pro forma basis as of September 30, 1998, the difference between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid at an assumed initial public offering price of $13.50 per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company):

                                Shares Purchased  Total Consideration   Average
                               ------------------ -------------------- Price Per
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 38,985,415  83.9%  $ 70,360,000  41.0%   $ 1.80
New investors.................  7,500,000  16.1    101,250,000  59.0     13.50
                               ----------  ----   ------------  ----
  Total....................... 46,485,415   100%  $171,610,000   100%     3.69
                               ==========  ====   ============  ====

  The foregoing table assumes no exercise of the Over-Allotment Option and no exercise of stock options or warrants outstanding at December 31, 1998, other than the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock prior to the consummation of this offering. At December 31, 1998, there were options and warrants outstanding to purchase 17,477,543 shares of Common Stock at a weighted average exercise price of $1.39 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data and the consolidated cash flow data for the year ended December 31, 1997 and for the nine months ended September 30, 1998, and the consolidated balance sheet data at December 31, 1997 and at September 30, 1998 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements and the related Notes thereto included herein. The consolidated statement of operations data and consolidated cash flow data for the three months ended September 30, 1998 are derived from unaudited consolidated financial statements of the Company not included herein. These unaudited financial statements include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of future results. For the nine months ended September 30, 1997, the Company had no revenues and total expenses were not significant.

                                                Three Months
                                   Year Ended       Ended
                                  December 31,  September 30, Nine Months Ended
                                      1997          1998      September 30, 1998
                                  ------------  ------------- ------------------
                                                   (unaudited)
                                           (in thousands, except share
                                             and per share amounts)
Consolidated Statement of
 Operations Data:
Revenues......................... $        26    $    1,565       $    2,560
Operating expenses:
  Network and product costs......          54         1,355            2,316
  Sales, marketing, general and
   administrative................       2,374        10,681           17,231
  Amortization of deferred
   compensation..................         295         1,837            2,695
  Depreciation and amortization..          70           738            1,348
                                  -----------    ----------       ----------
    Total operating expenses.....       2,793        14,611           23,590
                                  -----------    ----------       ----------
Income (loss) from operations....      (2,767)      (13,046)         (21,030)
  Net interest income (expense)..         155        (3,511)          (7,231)
                                  -----------    ----------       ----------
Net income (loss)................ $    (2,612)   $  (16,557)      $  (28,261)
                                  ===========    ==========       ==========
Net income (loss) per common
 share........................... $     (0.80)   $    (2.75)      $    (5.26)
Shares used in computing net
income (loss) per share..........   3,271,546     6,011,610        5,374,924
Pro forma net income (loss) per
 common share(1)................. $     (0.23)   $    (0.64)      $    (1.14)
Shares used in computing pro
 forma net income (loss) per
 share(1)........................  11,522,916    26,057,772       24,844,824
Other Financial Data:
EBITDA(2)........................ $    (2,402)   $  (10,471)      $  (16,987)
Consolidated Cash Flow Data:
Provided by (used in) operating
 activities...................... $    (1,895)   $   (3,319)      $   (4,196)
Provided by (used in) investing
 activities......................      (2,494)      (21,084)         (33,464)
Provided by (used in) financing
 activities......................       8,767          (406)         130,358

                            As of         As of
                         December 31, September 30,
                             1997         1998
                         ------------ -------------
                               (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............    $4,378      $ 97,076
Net property and
 equipment..............     3,014        34,003
Total assets............     8,074       144,622
Long-term obligations,
 including current
 portion................       783       137,926
Total stockholders'
 equity (net capital
 deficiency)............     6,498        (6,417)

                                                         As of         As of
                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
Other Operating Data:
Homes and businesses passed..........................   278,000      3,302,000
Lines installed......................................        26          1,948

--------

(1) The pro forma net loss per share assumes the conversion of the Preferred Stock outstanding as of September 30, 1998 into Common Stock on a one-for-one basis and reflects the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock prior to the closing of this offering.

(2) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and should not be construed (i) as an alternative to operating income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement. See "--Forward Looking Statements."

Overview

  Covad is a leading packet-based CLEC that provides dedicated high-speed digital communications services using DSL technology to enterprise and ISP customers. The Company introduced its services in the San Francisco Bay Area in December 1997. The Company launched its services in the Los Angeles, New York and Boston metropolitan areas in August 1998 and in the Washington, D.C. and Seattle metropolitan areas in December 1998. In March 1998, the Company raised approximately $135 million through the issuance of the Senior Discount Notes to fund the deployment of its networks in the Initial Regions. As a result of the strong market demand for high-speed digital communications services, the Company has decided to increase to 22 the number of regions in which it plans to build a network and offer its services. See "Risk Factors-- Dependence Upon Growth in Demand For DSL-Based Services."

  During 1998, the Company expanded its network in the San Francisco Bay Area and increased its sales and marketing efforts in that region, which resulted in higher revenue in each successive month in 1998. As of December 31, 1998, the Company's networks passed over 5.8 million homes and businesses, including
1.7 million in the San Francisco Bay Area. In addition, the Company currently has installed over 4,000 lines.

  In connection with the Company's expansion within existing regions and into new regions, it expects to significantly increase its capital expenditures, as well as its sales and marketing expenditures, to deploy its networks and support additional subscribers in those regions. Accordingly, the Company expects to incur substantial and increasing net losses for at least the next several years. See "Risk Factors--Limited Operating History" and "--History and Continuation of Operating Losses."

  For each region, the Company has targeted three market segments: business Internet, business RLAN and consumer Internet. Business Internet and consumer Internet services are sold indirectly through ISPs. Business RLAN services are sold directly to enterprise customers. Using the approach described below, the Company has estimated the size of the addressable portion of these market segments in its existing and targeted regions. No assurance can be given as to the accuracy of the Company's estimates regarding the size of its addressable market segments. See "Risk Factors--Dependence on Growth in Demand for DSL-Based Services."

  To determine the overall potential market, Covad specifically identified each service area in which it plans to offer service and each CO within these service areas. This determination was based primarily upon both business and population demographics as well as Covad's desire to be in most COs in order to provide blanket coverage in a region. To estimate the addressable market for each market segment from the overall potential market, Covad analyzed the demographics in the following manner:

    Business Internet Addressable Market: Based on an estimate of the number of small businesses served by the local CO and a third party estimate of the number of small businesses expected to be online and the percentage of such small businesses that will purchase high-speed connectivity.

    RLAN Addressable Market: Based on an estimate of the number of households served by the local CO with employees working for large enterprises and a third party estimate for the entire U.S. of the percentage of households that will purchase high-speed connectivity.

    Consumer Internet Addressable Market: Based on an estimate of the number of online households (excluding RLAN households) served by the local CO that will be heavy online users and an estimate of the percentage of such households that will purchase high-speed connectivity.

  A key determinant of the Company's revenues will be its service penetration into the addressable portion of these market segments. The market for DSL communications services is nascent and estimates of penetration are necessarily highly speculative. Notwithstanding the above, the Company believes it can achieve its economic goals at market penetration rates of less than 10% in its business Internet and RLAN markets and less than 4% in the consumer Internet market. No assurance can be given that the Company will meet its penetration estimates. See "Risk Factors--Dependence on Growth in Demand for DSL-Based Services" and "--Intense Competition."

  The Company derives revenue from (i) monthly recurring service charges for connections from the end-user to the Company's facilities and for backhaul services from the Company's facilities to the ISP or enterprise customer, (ii) service activation, installation and other non-recurring charges and (iii) the sale of CPE which the Company provides to its customers due to the general unavailability of CPE through retail channels. The Company intends to sell and install CPE at prices that will provide the Company with positive margins on such sales and installations. The current prices for the Company's services range from $90 per month for TeleSpeed 144 to $195 per month for TeleSpeed 1.1 and TeleSpeed 1.5, before volume discounts. To date, the Company has not performed services under any agreements for volume discounts which are material to its financial results. However, the Company expects prices for the major components of both recurring and non-recurring revenues to decrease each year in part due to the effects of future volume discounts. The Company believes its revenues from the sale of CPE will decline over time as CPE becomes more generally available. The Company expects that the prices it charges to customers for CPE will decrease each year. See "Risk Factors-- Unproven Business Model and Pricing Sensitivity."

  The Company's network and product costs include costs of recurring and nonrecurring circuit fees charged to the Company by ILECs and other CLECs, including installation, activation, monthly line costs, maintenance and repair of circuits between and among the Company's DSLAMs and its RDCs, customer backhaul, and subscriber lines. Other costs the Company incurs include those for materials used by the Company in installation and the servicing of customers and end-users, and the cost of CPE. As the Company's end-user base grows, the largest element of network and product cost is expected to be the ILECs' charges for the Company's leased copper lines.

  The Company believes its regions will generate positive EBITDA (before allocation of corporate overhead), on average, within 24 months of launching service, based on the Company's current expectations regarding operating expenses, customer subscription and retention rates and service pricing. However, there can be no assurances in this regard, and the Company expects that financial performance will vary from region to region and that the time it will take for a region to generate positive EBITDA will range up to 48 months or longer, depending upon region-specific characteristics. Such characteristics include the size of the addressable markets in a region and competitive dynamics including, among other things, pricing, the number of COs, the cost of necessary infrastructure to service a region, the timing of market entry and the cost to access the ILEC's UNEs. As the Company continues to develop its network within its targeted regions, positive EBITDA from more developed regions is expected to be offset partially or completely by negative EBITDA from less developed regions, costs associated with entering new regions and corporate overhead. This trend is expected to continue until the Company has a sufficiently large customer and end-user base to absorb operating costs of new regions or the Company ceases entering new regions. See "Risk Factors-- History and Continuation of Operating Losses."

  The development and expansion of the Company's business will require significant expenditures. The principal capital expenditures incurred during the buildup phase of any region involve the procurement, design and construction of the Company's CO collocation cages, end-user DSL line cards, and expenditures for other elements of the Company's network design, which includes an RDC in each region. The average capital cost to deploy the Company's facilities in a CO, excluding subscriber line cards, is expected to average approximately $85,000 per CO collocation facility. Following the buildout of its collocation facilities, the major portion of the Company's capital expenditures is the purchase of DSL line cards to support incremental subscribers. The Company expects that the average cost of such line cards will decline over the next several years. Network expenditures will continue to increase with the number of end-users. However, once an operating region is fully built out, a substantial majority of the regional capital expenditures will be tied to incremental customer and end-user growth. In addition to developing the Company's network, the Company will use its capital for marketing its services, acquiring ISP and enterprise customers, and funding its customer care and field service operations. The Company believes that the net proceeds of this offering together with its existing capital resources will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, through the end of 1999. See "Risk Factors--Substantial Future Capital Requirements."

  The Company believes that it may take several months from the time a customer is first contacted to the point at which it will be able to book and invoice a customer for its services. In the case of ISP customers, this sales cycle will depend on the time it takes the ISP to market and sell the Company's services to its subscribers. In the case of enterprise customers, the long sales cycle is partially due to the technical requirements that must be satisfied before a customer's telecommunications manager will make the Company's service widely available to the customer's employees. See "Risk Factors--Lengthy Sales Cycle for Enterprise Customers."

  The Company recently entered into strategic relationships with AT&T, NEXTLINK and Qwest. As part of these strategic relationships, the Company received equity investments of $25 million from AT&T Ventures, $20 million from NEXTLINK and $15 million from Qwest. Furthermore, AT&T, NEXTLINK and Qwest each entered into commercial agreements with the Company providing for the purchase, marketing and resale of the Company's services, the purchase by the Company of fiber optic transport bandwidth, and collocation of network equipment. As a result, the Company expects that in the future AT&T, NEXTLINK, Qwest and other potential third parties, if any, will increasingly account for a significant portion of new line orders, although there can be no assurance in this regard. See "Risk Factors--Dependence Upon Indirect Sales Channels."

Results of Operations

  The Company's operations from inception in October 1996 to December 1997 were limited principally to the development of the technology and activities related to the commencement of its business operations. As a result, the Company's revenues and expenditures during such periods are not indicative of anticipated revenues which may be attained or expenditures which may be incurred by the Company in future periods. In particular, the Company's expenditure levels during the year ended December 31, 1997 do not reflect the issuance of the Senior Discount Notes in March 1998 and the related interest and amortization charges, which the Company expects will be approximately $16.0 million during the year ending December 31, 1998 and will increase annually thereafter to $36.9 million for the year ending December 31, 2004 and will remain at that level through the maturity of the Senior Discount Notes in March 2008. See "Risk Factors--Limited Operating History." The Company did not have any revenue until the fourth quarter of 1997. As a result, any comparison of the nine month period ended September 30, 1998 with the nine month period September 30, 1997 is not meaningful.

 Revenues

  Revenues were $26,000 for the year ended December 31, 1997 and were $2.6 million for the nine months ended September 30, 1998. This increase was attributable to increased customers and subscribers resulting from the Company's increased sales and marketing efforts and the expansion of the Company's network in the San Francisco Bay Area. As of September 30, 1998, the Company had an installed base of over 1,900 end-user lines with a network that passed approximately 3.3 million homes and businesses. The Company expects revenues to increase in future periods as the Company expands its network within its existing regions, deploys networks in new regions and increases its sales and marketing efforts in all of its target regions.

 Network and Product Costs

  Total network and product costs were approximately $54,000 for the year ended December 31, 1997 and approximately $2.3 million for the nine months ended September 30, 1998. This increase is attributable to the expansion of the Company's network and increased orders resulting from the Company's sales and marketing efforts. The Company expects aggregate line costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

 Sales, Marketing, General and Administrative Expenses

  Sales, marketing, general and administrative expenses consist primarily of salaries, expenses for the development of the Company's business, the development of corporate identification, promotional and advertising materials, expenses for the establishment of its management team, and sales commissions. These expenses increased from $2.4 million for the year ended December 31, 1997 to $17.2 million for the nine months ended September 30, 1998 as a result of increased headcount in all areas as the Company expanded its sales and marketing efforts, expanded the deployment of its network and built operational infrastructure. Sales, marketing, general and administrative expenses are expected to increase significantly as the Company continues to expand its business.

 Deferred Compensation and Intangible Asset Amortization

  Through September 30, 1998, the Company had recorded a total of $9.3 million of deferred compensation, with an unamortized balance of $6.3 million on its balance sheet as of September 30, 1998. This deferred compensation arose as a result of the granting of stock options to employees with exercise prices per share subsequently determined to be below the fair values per share for accounting purposes of the Company's Common Stock at the dates of grant. The deferred compensation is being amortized over the vesting period of the applicable options, and resulted in a charge to operations of $295,000 during the year ended December 31, 1997 and $2.7 million during the nine months ended September 30, 1998. The total charge to operations during the year ending December 31, 1998 for amortization of the deferred compensation associated with the options granted through September 30, 1998 will approximate $4.1 million.

  The Company intends to record intangible assets of $28.7 million associated with the issuance of Preferred Stock to the Strategic Investors. Such amounts will result in an annual amortization charge of approximately $8.4 million in each of the three years ending December 31, 2001, decreasing to approximately $1.2 million per year through the year ending December 31, 2004.

 Depreciation and Amortization

  Depreciation and amortization includes: (i) depreciation of network infrastructure equipment, (ii) depreciation of information systems, furniture and fixtures, (iii) amortization of improvements to COs, RDC and NOC facilities and corporate facilities and (iv) amortization of capitalized software costs. Depreciation and amortization was approximately $70,000 for the year ended December 31, 1997 and approximately $1.3 million for the nine months ended September 30, 1998. The increase was due to the increase in equipment and facilities placed in service throughout the period. The Company expects depreciation and amortization to increase significantly as the Company increases its capital expenditures to expand its network.

 Net Interest Income and Expense

  Net interest income and expense consists primarily of interest income on the Company's cash balance and interest expense associated with the Company's debt. For the year ended December 31, 1997, net interest income was approximately $155,000, which was primarily attributable to the interest income earned from the proceeds raised in the Company's Preferred Stock financing in July 1997. Interest income for the nine months ended
September 30, 1998 was approximately $3.7 million and resulted primarily from the investment of the proceeds raised in the issuance of the Company's Senior Discount Notes in March 1998. Interest expense for the nine months ended September 30, 1998 was approximately $10.9 million and consisted primarily of interest on the Senior Discount Notes and capital lease obligations. The Company expects interest expense to increase significantly as a result of the issuance of the Senior Discount Notes. The Senior Discount Notes accrete to $260 million by March 15, 2003, and as a result, the Company expects that annual interest charges (which includes amortization of debt discount and debt issuance costs) relating to the accretion of the Senior Discount Notes will be approximately $16.0 million during the year ending December 31, 1998 and will increase to approximately $22.3 million for the year ending December 31, 1999. Thereafter, the Company expects that interest expense attributable to the Senior Discount Notes (including amortization of debt discount and debt issuance costs) will increase to approximately $36.9 million for the year ending December 31, 2004 and will remain at that level through maturity of the Senior Discount Notes in March 2008.

 Income Taxes

  Income taxes consist of federal, state and local taxes, when applicable. The Company expects significant consolidated net losses for the foreseeable future which should generate net operating loss ("NOL") carryforwards. However, utilization of NOLs is subject to substantial annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. Once the Company achieves operating profits and the NOLs have been exhausted or have expired, the Company may experience significant tax expense. The Company recognized no provision for taxes as it operated at a loss throughout 1997 and through the nine months ended September 30, 1998.

 Certain Pro Forma Financial Information

  Giving pro forma effect to the issuance of the Senior Discount Notes as if it had been consummated on January 1, 1997 and the related interest and amortization charges relating to the Senior Discount Notes accruing from such date through September 30, 1998, the Company's interest expense would have been approximately $20.3 million and $17.1 million, net loss would have been approximately $22.9 million and $34.4 million, and net loss per common share would have been $(7.01) and $(6.40) for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. For purposes of such pro forma calculation, the Company has assumed (i) no correlating additional interest income attributable to interest earned on the cash proceeds from the issuance of the Senior Discount Notes and (ii) no application of the use of proceeds from such issuance for the Company's corporate purposes. Therefore, the interest and amortization charges relating to the Senior Discount Notes would have had a significant adverse effect on the Company's net loss and net loss per share had the issuance occurred on January 1, 1997.

Quarterly Financial Information

  The following table sets forth certain consolidated statements of operations data for the Company's most recent five quarters. This information has been derived from the Company's unaudited consolidated financial statements. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                Three Months Ended
                            -----------------------------------------------------------
                                                                  June
                            September 30, December 31, March 31,   30,    September 30,
                                1997          1997       1998     1998        1998
                            ------------- ------------ --------- -------  -------------
                                                  (in thousands)
   Revenues................     $ --        $    26     $   186  $   809    $  1,565
   Operating expenses:
     Network and product
      costs................        10            44         203      758       1,355
     Sales, marketing,
      general and
      administrative.......       783         1,334       1,944    4,606      10,681
     Amortization of
      deferred
      compensation.........       134           161         227      631       1,837
     Depreciation and
      amortization.........       --             70         164      446         738
                                -----       -------     -------  -------    --------
       Total operating
        expenses...........       927         1,609       2,538    6,441      14,611
                                -----       -------     -------  -------    --------
   Income (loss) from
    operations.............      (927)       (1,583)     (2,352)  (5,632)    (13,046)
   Net interest income
    (expense)..............        80            75        (429)  (3,291)     (3,511)
                                -----       -------     -------  -------    --------
     Net income (loss).....     $(847)      $(1,508)    $(2,781) $(8,923)   $(16,557)
                                =====       =======     =======  =======    ========

  The Company has generated greater revenues in each successive month and quarter in the last five quarters, reflecting increases in the number of customers and subscribers. The Company's network and product costs have increased in every quarter, reflecting costs associated with customer and subscriber growth and the deployment of the Company's networks in existing and new regions. The Company's selling, marketing, general and administrative expenses have increased in every quarter and reflect sales and marketing costs associated with the acquisition of customers and subscribers, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of the Company's networks. The Company has experienced increasing net losses on a quarterly basis as it increased its capital expenditures and operating expenses, and the Company expects to sustain increasing quarterly losses for at least the next several years. See "Risk Factors--History and Continuation of Operating Losses."

  The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect the Company's operating results include the timing and ability of the ILECs to provide and construct the required CO collocation facilities, the rate at which customers subscribe to the Company's services, the prices the customers pay for such services and end-user churn rates. The Company's operating results are sensitive to the pricing of its services and volume commitments from individual customers. The Company believes its financial performance depends to a great extent on retaining ISP and enterprise customers and on levels of subscriber churn, which can vary due to a variety of sources, including relocation of end-users of ISP customers and employee turnover within enterprise customers. Additionally, the Company does not currently have long-term contracts with any of its customers, and there can be no assurance that the Company's ISP and enterprise customers will not experience substantial subscriber churn as a result of customers or subscribers discontinuing the use of its services or switching to an alternative service provider. Furthermore, the Company's operating results may fluctuate depending on, among other things, (i) the success of the

Company's relationships with AT&T, NEXTLINK and Qwest and other potential third parties in generating significant subscriber demand, (ii) the ability of the Company to deploy on a timely basis its services to adequately satisfy such subscriber demand, (iii) the ability of the Company to maintain targeted subscriber levels and (iv) the mix of line orders between consumer end-users and business end-users (which typically have higher margins). Other factors that may add to volatility in the Company's annual or quarterly operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new services by the Company or its competitors, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Company's industry, among other factors. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. Many of these factors are outside the Company's control. In addition, the Company plans to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure, including increased expenses associated with its relationships with AT&T, NEXTLINK and Qwest. To the extent that these expenses are not accompanied by an increase in revenues, the Company could experience a material adverse effect on its business, prospects, operating results and financial condition. See "Risk Factors--Potential Fluctuations in Operating Results."

Liquidity and Capital Resources

  The Company's operations have required substantial capital investment for the procurement, design and construction of the Company's CO collocation cages, the purchase of telecommunications equipment and the design and development of the Company's networks. Capital expenditures were approximately $32.3 million for the first nine months of 1998. The Company expects that its capital expenditures will be substantially higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of its network and the development of new regions.

  Since inception, the Company has financed its operations primarily through private placements of $10.3 million of equity securities, $865,000 of lease financings and $129.3 million in net proceeds raised from the issuance of the Senior Discount Notes. As of September 30, 1998, the Company had an accumulated deficit of $30.9 million, and cash and cash equivalents of $97.1 million.

  Net cash used in the Company's operating activities was approximately $1.9 million and $4.2 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The net cash used for operating activities during these periods was primarily due to net losses and increases in current assets, offset by noncash expenses, increases in accounts payable and accrued liabilities. Net cash used by the Company for acquisitions of property and equipment was $2.3 million during the year ended December 31, 1997 and $32.3 million during the nine months ended September 30, 1998. Net cash provided by financing activities for the year ended December 31, 1997 was $8.8 million and related to the issuance of Common and Preferred Stock. Net cash provided by financing activities for the nine months ended September 30, 1998 was $130.4 million, which primarily related to the issuance of the Senior Discount Notes and Series C Preferred Stock.

  In January 1999, the Company received equity investments of $25 million from AT&T Ventures, $20 million from NEXTLINK and $15 million from Qwest, representing an aggregate equity investment of $60 million.

  The Company believes its current capital resources, including the proceeds of this offering and the investments from the Strategic Investors, will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, through the end of 1999. The Company expects to raise substantial additional financing during 1999 to fund the growth of its operations, including funding the significant capital expenditures and working capital requirements necessary for the Company to provide services in a total of 22 markets. The Company expects to raise additional capital during 1999 through the issuance of debt and possibly equity securities, the timing of which will depend on market conditions, and which could occur in the near term. There can be no assurance as to the availability of any financing or the terms upon which such financing might be available. The Company expects to experience substantial negative cash flow from operating activities and negative cash flow before financing activities for at least the next several years due to continued development, commercial deployment and expansion of its networks. The Company's future cash requirements for developing, deploying and enhancing its networks and operating its business, as well as the Company's revenues, will depend on a number of factors including (i) the number of regions entered, the timing of entry and services offered; (ii) network development schedules and associated costs due to issues including the physical requirements of the CO collocation process; (iii) the rate at which customers and subscribers purchase the Company's services and the pricing of such services; (iv) the level of marketing required to acquire and retain customers and to attain a competitive position in the marketplace; and (v) the rate at which the Company invests in engineering and development and intellectual property with respect to existing and future technology.

  In addition, the Company may wish to selectively pursue possible acquisitions of businesses, technologies or products complementary to those of the Company in the future in order to expand its geographic presence and achieve operating efficiencies. There can be no assurance that the Company will have sufficient liquidity, or be able to obtain additional debt or equity financing on favorable terms or at all, in order to finance such an acquisition. However, no acquisitions are currently contemplated. See "Risk Factors--Substantial Future Capital Requirements."

Year 2000 Issues

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. The Company has not reviewed its non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. The Company believes that its non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, the Company utilizes third-party equipment and software and interacts with ILECs that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or ILEC equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Furthermore, the purchasing patterns of the Company's ISP and enterprise customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for the Company's services, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party or ILEC equipment or software or with its ISP and enterprise customers, has not determined the risks associated with the reasonably likely worst-case scenario and has not made any contingency plans to address such risks. However, the Company intends to devise a Year 2000 contingency plan prior to December 31, 1999. See "Risk Factors--Year 2000 Issues."

Forward Looking Statements

  The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties; provided, however, that the safe harbor provisions of Section 27A and Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of Common Stock offered pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with the resales of such shares of Common Stock. These forward-looking statements, such as the Company's plans to expand its existing network or to commence service in new areas, the market opportunity presented by the Company's target regions, estimates regarding the timing of launching its service in new regions, expectations regarding the extent to which enterprise customers roll out the Company's service, expectations regarding the Company's relationships with AT&T, NEXTLINK, Qwest and other potential third parties, expectations as to pricing for the Company's services in the future, statements regarding development of the Company's business, the estimate of market sizes and addressable markets for the Company's services and products, the estimates of future operating results, including the estimates of the time needed to achieve positive EBITDA, the Company's anticipated capital expenditures, the effect of regulatory reform and regulatory litigation and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions and cannot be relied upon. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular regions where it plans to market services, achieve acceptable pricing for its services, respond to increasing competition, manage growth of the Company's operations, access regions and negotiate suitable interconnection agreements with the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments. All written and oral forward-looking statements made in connection with this Prospectus which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement.

                                   BUSINESS

  The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Forward Looking Statements."

Overview

  Covad is a leading packet-based CLEC that provides dedicated high-speed digital communications services using DSL technology to ISP and enterprise customers. ISPs purchase the Company's services in order to provide high speed Internet access to their business and consumer end-users. Enterprise customers purchase the Company's services to provide employees with remote access to their LANs to improve employee productivity and reduce operating costs. The Company believes its services offer a superior value proposition as compared to currently available high-speed Internet and RLAN access alternatives. The Company's services are provided over standard copper telephone lines at speeds of up to 1.5 Mbps, approximately 25 times the speed available through a 56.6 Kbps modem. The Company currently has installed over 4,000 DSL lines and received orders for its services from approximately 100 ISP and enterprise customers, including Cisco Systems, Concentric Network, Epoch Networks, Oracle, PeopleSoft, Stanford University, Verio and Whole Earth Networks.

  The Company introduced its services in the San Francisco Bay Area in December 1997. The Company launched its services in the Los Angeles, New York and Boston metropolitan areas in August 1998 and in the Washington, D.C. and Seattle metropolitan areas in December 1998. In March 1998, the Company raised approximately $135 million through the issuance of the Senior Discount Notes to fund the deployment of its networks in the Initial Regions. As a result of the strong market demand for high-speed digital communications services, the Company has decided to increase to 22 the number of regions in which it plans to build its networks and offer its services. The Company estimates that when complete, its networks in these 22 regions will enable the Company to provide service to over 28 million homes and businesses in 28 of the top 50 MSAs in the United States.

  The Company recently entered into strategic relationships with AT&T, NEXTLINK and Qwest. As part of these strategic relationships, the Company received equity investments of $25 million from AT&T Ventures, $20 million from NEXTLINK and $15 million from Qwest. Furthermore, AT&T, NEXTLINK and Qwest each entered into commercial agreements with the Company providing for the purchase, marketing and resale of the Company's services, the purchase by the Company of fiber optic transport bandwidth, and collocation of network equipment.

  The Company believes that its business model offers attractive economics. Through its use of DSL technology, the Company can effectively leverage the existing telephone network copper infrastructure to deploy service more quickly and at lower costs than technologies such as cable modems and wireless data networks that require large initial infrastructure investments before service can be provided. Accordingly, the Company believes it can achieve positive EBITDA with fewer customers than companies offering such alternative technologies. See "Risk Factors--History and Continuation of Operating Losses."

Industry Background

 Growing Market Demand for High-Speed Digital Communications Bandwidth

  High-speed connectivity has become important to small- and medium-sized businesses due to the dramatic increase in Internet usage. According to IDC, the number of Internet users worldwide reached approximately 69 million in 1997 and is forecasted to grow to approximately 320 million by 2002. The popularity of the Internet with consumers has driven the rapid proliferation of the Internet as a commercial medium, as businesses establish Web sites and corporate intranets and extranets to expand their customer reach and improve their communications efficiency. IDC also estimates that the value of goods and services sold worldwide through the Internet will increase from $12 billion in 1997 to over $400 billion in 2002. Accordingly, to remain competitive, small- and medium-sized businesses increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate with employees, customers and business partners more efficiently. High-speed digital connections are also becoming increasingly important to businesses and consumers as more high bandwidth information and applications become available on the Internet.

  The demand for high-speed digital communications services for RLAN access is also growing rapidly. Over the past ten years, high-speed LANs have become increasingly important to enterprises to enable employees to share information, send e-mail, search databases and conduct business. The Company believes that a large majority of personal computers used in enterprises are connected to LANs. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the LAN from home to improve employee productivity and reduce operating costs. Industry analysts estimate that the number of remote access lines in the U.S. will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%.

  As businesses continue to increase their use of the Internet, intranets and extranets, the Company expects the market size for both small- and medium-sized business Internet access and RLAN access to continue to grow rapidly causing the demand for high-speed digital communications services to also grow rapidly. However, the full potential of Internet and LAN applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. Increases in telecommunications bandwidth have significantly lagged improvements in microprocessor performance over the last ten years. Since 1988, microprocessor performance has improved nearly 80-fold, while the fastest consumer modem connection has improved from 9.6 Kbps to 56.6 Kbps, a factor of six. According to industry analysts, there are nearly 40 million personal computers in U.S. homes today, and most of them can only connect to the Internet or their corporate LAN by low-speed analog lines. Higher speed connections are available, including ISDN, Frame Relay and T1 lines, and this segment has recently experienced dramatic growth in the U.S. However, these alternatives are expensive and complex to order, install and maintain.

 Emergence of DSL Technology

  DSL technology emerged in 1990 and is commercially available today to address the performance bottlenecks of the public switched telephone network. DSL equipment, when deployed at each end of standard copper telephone lines, increases the data carrying capacity of these lines from analog modem speeds of 56.6 Kbps and ISDN speeds of 128 Kbps to DSL speeds of up to 6 Mbps depending on the length and condition of the copper line. Also, recent advances in semiconductor technology and Digital Signal Processing ("DSP") algorithms have made the deployment of DSL technology on a widespread basis more economical, with equipment prices falling by up to 75% over the last two years. The Company anticipates that equipment prices will continue to fall as a result of continued advances in semiconductor technologies and increases in equipment production volumes.

  Because DSL technology reuses the existing copper plant, it is significantly less expensive to deploy on a broad scale than existing alternative high-speed digital communication technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success- based, as such networks require a comparatively lower initial fixed investment, and the subsequent variable investments in DSL electronics are directly related to the number of paying customers.

  In January 1998, a number of companies, including Intel, Compaq Computer Corp., Microsoft Corp. and certain of the major ILECs, jointly announced the formation of the Universal ADSL Working Group

("UAWG"). The goal of UAWG is to publish a standard specification for a low-cost, consumer oriented ADSL hardware and software solution. Since the Company is a purchaser of ADSL equipment and a service provider, the Company has joined the UAWG and supports its objectives. The Company believes that the efforts of the UAWG will lead to lower cost and more standardized ADSL hardware and software products. An initial draft of the specification was approved in June 1998 and a draft standard was adopted in October 1998. Aimed at consumers, the so-called G.lite specification has a maximum data throughput rate of 1.5 Mbps incoming and 512 Kbps outgoing.

 Impact of the Telecommunications Act of 1996

  The passage of the 1996 Act created a legal framework for CLECs to provide local analog and digital communications services in competition with the ILECs. The 1996 Act eliminated a substantial barrier to entry for CLECs by enabling them to leverage the existing infrastructure built by the ILECs, which required a $200 billion investment by ILECs and ILEC ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Act requires ILECs, among other things, to allow CLECs to lease copper lines on a line by line basis, to collocate equipment, including DSL equipment, in the ILECs' COs to connect to these lines, to lease access on the ILECs' inter-CO fiber backbone to link the CLECs' equipment and to use the ILECs' own OSS to place orders and access the ILECs' databases. The 1996 Act in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as the Company's DSL services.

The Covad Solution

  Covad was formed to capitalize on the substantial business opportunity created by the growing demand for high-speed digital communications, the commercial availability of low cost DSL technology and the passage of the 1996 Act. Key aspects of the Company's solution to provide high-speed digital communications services include: (i) an attractive value proposition that provides high-speed connections at similar or lower prices than alternative high-speed technologies currently available to customers; (ii) a widely available, always-connected, secure network that facilitates deployment of Internet and intranet applications; and (iii) a management team experienced in the data communications, telecommunications and personal computer industries.

  Attractive Value Proposition. The Company offers higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For business Internet users, the Company's high-end services offer comparable bandwidth to T1 and Frame Relay circuits at approximately 25% of the cost. For the RLAN market, the Company's mid-range services are three to six times the speed of ISDN and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. The Company believes that many of its enterprise customers can justify deploying lines to their employees if productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information. For consumer Internet users, the Company expects that it will offer G.lite compatible services at prices comparable to prices offered by cable modem services today.

  Widely Available, Always-Connected, Secure Network. The Company's strategy of providing blanket coverage in each region it serves is designed to ensure that the Company's services are available to the vast majority of its customers' end-users. The Company's network provides 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to connect to the Internet or their LAN for each use. Also, because the Company uses dedicated connections from each end-user to the ISP or enterprise network, its customers can reduce the risk of unauthorized access.

  Experienced Management Team. The Company's management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Robert Knowling, Jr., President and Chief Executive Officer (former Executive Vice President of Operations and Technology at U S WEST Communications), founders Charles McMinn, Chairman of the Board, Charles Haas,

Vice President of Sales, and Dhruv Khanna, Vice President, General Counsel and Secretary (all of whom worked at Intel), Timothy Laehy, Chief Financial Officer, Treasurer and Vice President, Finance (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.), Rex Cardinale, Vice President of Engineering (former General Manager of the cc:Mail division of Lotus Development Corporation), Catherine Hemmer, Vice President of Operations (former Vice President, Network Reliability and Operations at U S WEST Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS), Walter Pienkos, Vice President of Human Resources and Administration (former Vice President of Administration at Netpower, Inc. and MIPS Computer Systems) and Robert Roblin, Vice President of Marketing (former Executive Vice President of Marketing at Adobe Systems, Inc. and former Vice President and General Manager of Marketing, Consumer Division at IBM Corporation). The Company has also hired Regional General Managers to cover all 22 of its regions who collectively have over 210 years of telecommunications service experience.

Business Strategy

  Covad's objective is to become the leading provider of DSL-based high-speed digital communication services in each region it enters. The Company's Initial Regions consist of San Francisco, Los Angeles, New York, Boston, Seattle and Washington, D.C. The Company introduced its services in the San Francisco Bay Area in December 1997, in the Los Angeles, New York and Boston regions in August 1998 and in the Washington, D.C. and Seattle metropolitan areas in December 1998. As a result of the strong market demand for high-speed digital communications services, the Company has decided to increase to 22 the number of regions in which it plans to build its networks and offer its services. The key elements of the Company's strategy which it has deployed in the San Francisco Bay Area and its other Initial Regions and which it plans to deploy in each additional region it enters are as follows:

  Secure CLEC Status and Sign Interconnection Agreements in the Top U.S. Markets. To provide its services, the Company obtains CLEC status in each state that it enters and signs interconnection agreements with the relevant ILECs. To date, the Company is authorized under state law to operate as a CLEC in 17 states, has pending applications in nine additional states and intends to obtain authorization in the other states necessary to cover the Company's 22 target regions. In the aggregate, the Company's 22 existing and target regions represent over 40% of the U.S. population. The Company has entered into interconnection agreements with six different major ILECs in the majority of the states covering the Company's 22 target markets and is negotiating interconnection agreements with ILECs in the remaining states. The Company believes it has gained a competitive advantage by rapidly securing CLEC status and signing interconnection agreements in multiple regions.

  Enter and Roll Out Service Rapidly in These Markets. The Company seeks to be the first CLEC to enter and roll out service broadly in its target regions in order to: (i) secure CO collocation space prior to competitors; (ii) secure and retain customers before significant DSL competition arises; (iii) maintain advantages over competitors through superior coverage and high customer satisfaction; and (iv) build the largest volume and market share in order to allow the Company to reduce the costs and prices of its services and, where it is first to market, maintain its leadership position.

  Provide Pervasive Coverage. The Company is pursuing a blanket coverage strategy of providing service in a substantial majority of the COs in each region that it enters since the Company's ISP customers desire to market their Internet access services on a region-wide basis. Blanket coverage is also important to the Company's enterprise customers since the typical enterprise customer desires to offer RLAN access to all employees regardless of where they reside in the region. In addition, the Company believes its presence in 22 markets will allow it to better serve its ISP and enterprise customers which are increasingly seeking a single supplier in multiple metropolitan areas.

  Focus on Packet Data Services. Although the Company is authorized to provide both data and voice services, it is presently focusing exclusively on packet data services and does not currently plan to offer analog voice services. The Company believes that it can provide a superior digital service while avoiding the significant investment that would be required to compete in the analog voice market.

  Sell Directly to ISPs and Enterprises that Can Provide a Large Number of End-Users. The Company targets ISPs that can offer their end-users cost and performance advantages for Internet access using the Company's services. Over 100 ISPs currently resell the Company's services. The Company's direct sales force also specifically targets enterprises that it estimates to have over 500 existing ISDN or analog modem-based RLAN users. The Company believes it offers these customers higher performance and dedicated services at similar or lower prices than those of alternative technologies.

  Leverage the Success-Based Economics of DSL. Because it uses DSL technology, a significant portion of the Company's capital expenditures are success-based. The Company estimates that approximately 50% of its cumulative capital expenditures over the next five years will be for DSL equipment that is directly related to the Company's end-user subscription rate.

  Establish Relationships with ISPs and Other Industry Participants. The Company does not provide Internet access directly to any of its customers. Instead, the Company provides connections to ISPs, which in turn offer high-speed Internet access using the Company's network. In this way, the Company:
(i) carries the traffic of multiple ISPs in any region, increasing its volume and reducing its costs; (ii) leverages its selling efforts through the sales and support staff of these ISPs; (iii) offers ISPs a non-competitive transport alternative, since the ILEC typically provides its own Internet access services in competition with ISPs; and (iv) provides ISPs a high-speed service offering to compete with cable-based Internet access.

  The Company also believes that it is developing a service offering that will be increasingly attractive to IXCs and other CLECs. As the Company rolls out its network in 22 markets nationwide, it can increasingly serve as a single packet network service provider to other telecommunications service companies who seek to offer packet based services to their customers. Also, the Company can carry the traffic of multiple IXC and CLEC partners and potentially provide these services at price points that are more attractive than any one other company can provide for itself. These companies are also seeking an alternative to dealing with each ILEC in every region in which they would like to offer service. Finally, since the Company's networks serve predominately small business and residential end-users, these networks are complementary to the large business focused networks of these IXCs and other CLECs. The Company believes that these are some of the reasons AT&T, NEXTLINK and Qwest have entered into relationships with the Company. The Company is currently discussing relationships with other IXCs and other CLECs and intends to continue these discussions as its networks are deployed in its 22 target markets.

  Provide a Superior Product and Service Solution. The Company believes that it can build a significant competitive position by providing a comprehensive product and service solution to its customers. The Company undertakes to provide all of the necessary product and service elements required to establish and maintain digital services in its target markets including: (i) managing the ILEC's installation and testing of copper lines used for its service; (ii) installing any in-building wiring required to initiate service;
(iii) selling, configuring and installing the DSL modem required at each end-user site; (iv) providing 24 hour, seven days a week ("24x7") monitoring of each end-user line; and (v) designing and provisioning an enterprise's overall RLAN network including equipment selection, programming and troubleshooting.

Covad's Product and Service Offerings

  Covad currently offers six flat rate digital services under the TeleSpeed brand to connect its customers' end-users to Covad's RDCs. In addition, ISP and enterprise customers may purchase backhaul services from the Company to connect their facilities to Covad's RDC.

 TeleSpeed Services

  The Company's TeleSpeed services connect individual end-users on conventional copper lines to Covad DSL equipment in their serving CO and from there to the Covad packet digital network serving that metropolitan area. An ILEC's infrastructure consists of numerous COs which are connected by a fiber optic backbone to a regional office that routes local and long distance traffic. Each CO collects the individual copper lines from end- users' premises in the neighborhood.

  The six TeleSpeed services are TeleSpeed 144, TeleSpeed 192, TeleSpeed 384, TeleSpeed 768, TeleSpeed 1.1 and TeleSpeed 1.5. The chart below compares the pricing, performance and markets for each of these services as of December 31, 1998. The particular TeleSpeed service available to an end-user depends on the user's distance to the CO. The Company believes that substantially all of its potential end-users in its target markets can be served with one of the Company's services. The Company estimates that approximately 70% of end-users are within 18,000 feet of a CO and can be served by at least the Company's TeleSpeed 384 service. The Company also believes at least a majority of potential end-users will be able to obtain the Company's highest speed service offering. However, the specific number of potential users for the higher speeds will vary by CO and by region and will be affected by line quality.

                                   Speed
                         Speed to   From    Price*   Range**
   Service               End-user End-User ($/month) (feet)              Market/Usage
------------------------ -------- -------- --------- ------- ------------------------------------
TeleSpeed 144........... 144 Kbps 144 Kbps   $ 90    35,000  ISDN replacement, non-standard lines
TeleSpeed 192........... 192 Kbps 192 Kbps   $ 90    18,000  RLAN, business Internet
TeleSpeed 384........... 384 Kbps 384 Kbps   $125    18,000  RLAN, business Internet
TeleSpeed 768........... 768 Kbps 768 Kbps   $160    13,500  Business Internet
TeleSpeed 1.1........... 1.1 Mbps 1.1 Mbps   $195    12,000  Business Internet
TeleSpeed 1.5........... 1.5 Mbps 384 Kbps   $195    15,000  High-speed Web access

--------
 * Current list prices for Boston, Los Angeles, New York, Washington, D.C. and the San Francisco Bay Area. List prices are lower in Seattle and for high volume customers and may be different in other regions. See "Risk Factors-- Unproven Business Model and Pricing Sensitivity" for a discussion of the risks associated with the Company's ability to sustain current price levels in the future.

**Estimated maximum distance from the end-user to the CO.

  TeleSpeed 144. Covad's TeleSpeed 144 service operates at up to 144 Kbps in each direction, which is similar to the performance of an ISDN line. This service, which can use existing ISDN equipment at the end-user site, is targeted at the ISDN replacement market where its per month flat rate can compare favorably to ISDN services from the ILEC when per-minute usage charges apply. It is also the service that Covad offers on copper lines that are either too long to carry the Company's higher speed services or are served by DLCs or similar equipment where a continuous copper connection is not available from the end-user site to the CO.

  TeleSpeed 192. This service provides one and a half to three times the performance of ISDN at similar or lower price points to heavily-used ISDN lines. The Company expects TeleSpeed 192 to be deployed within the RLAN market.

  TeleSpeed 384. This service provides three to six times the performance of ISDN at similar price points to heavily-used ISDN lines. The Company expects TeleSpeed 384 to be deployed within the RLAN market.

  TeleSpeed 768. This service provides one-half the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that the Company estimates is typical for T1 service. The target market for the TeleSpeed 768 service is small businesses needing moderate speed access to the Internet but who have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and Frame Relay services for these same customers.

  TeleSpeed 1.1. This service provides over two-thirds the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that the Company estimates is typical for T1 service. The target market for the TeleSpeed 1.1 service is small businesses needing T1-level access to the Internet which have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and Frame Relay services for these same customers.

  TeleSpeed 1.5. TeleSpeed 1.5 is the Company's only asymmetric service, i.e., with different speeds to and from the end-user. This service is intended for end-users who consume more bandwidth than they generate, and is especially useful for accessing Web sites. The service also provides the highest performance of any TeleSpeed service to stream video or other multimedia content to end-user locations.

 Backhaul Services

  Covad provides two backhaul services from its regional network to an ISP or enterprise customer site. These services include the aggregation of all individual end-users in a metropolitan area and transmission of the packet information to the customer on a single high-speed line. The services, prices and suggested maximum aggregation of end-user traffic are as follows:

  Covad DS1. Covad's DS1 backhaul service is intended for the small business with up to 50 RLAN end-users. The service operates at 1.5 Mbps and implements a Frame Relay protocol compatible with most low-end and mid-range routers. The price is $975 per month.

  Covad DS3. The Company's DS3 backhaul service is targeted to large ISPs and enterprises with up to 1,000 end-users. The service utilizes an ATM protocol that efficiently handles the high data rates involved and operates at up to 45 Mbps. The price is $4,000 per month.

 Activation Services

  In addition to monthly service charges, Covad has a one-time activation charge of $325 for ISP and RLAN end-users. The Company also charges $2,500 for DS1 and $7,500 for DS3 activation. Customers must also purchase a DSL modem, currently $399 to $600, from the Company or a third party for each end-user of the TeleSpeed 144 service, or from the Company for $400 to $550 for higher speed TeleSpeed services. Fees and charges described herein are subject to change.

Covad's Regional Rollout

  As part of the Company's strategy to become a leading provider of DSL high-speed digital communications services in the U.S., the Company intends to build networks and offer services in 22 regions. The Company introduced its services in the San Francisco Bay Area in December 1997, in the Los Angeles, New York and Boston metropolitan areas in August 1998 and in the Washington, D.C. and Seattle metropolitan areas in December 1998. As a result of the strong market demand for high-speed digital communications services, the Company has increased its target markets to the following 22 regions:

       West                         Central                                 East
       -------------                -----------                             ----------------
       Los Angeles                  Austin                                  Atlanta
       Phoenix                      Chicago                                 Baltimore
       Portland                     Dallas                                  Boston
       Sacramento                   Denver                                  Miami
       San Diego                    Detroit                                 New York
       San Francisco                Houston                                 Philadelphia
       Seattle                      Minneapolis                             Raleigh
                                                                            Washington, D.C.

Customers

  The Company offers its services to ISPs and enterprises. According to Claritas, Inc., a leading provider of diagnostic databases, there are over 169,000 businesses in the U.S. with over 100 employees, of which the Company estimates that 34,000 are in the Company's Initial Regions and approximately 71,000 are in all of the Company's 22 targeted regions. Covad has entered into service agreements with more than 200 ISP and enterprise customers. The Company currently has over 4,000 end-user lines in operation with approximately 100 ISP and enterprise customers, and the Company is in the initial stages of provisioning backhaul service and end-user lines with approximately 100 additional ISP and enterprise customers located principally in the regions recently entered into by the Company. The following is a list of selected ISP and enterprise customers:

  Selected ISP Customers                 Selected Enterprise Customers
  ----------------------                 -----------------------------
  Bay Junction Technology                Apple Computer
  Brainstorm Networks                    Cisco Systems
  Concentric Network Corporation         E*Trade Group
  Direct Network Access, Ltd. (DNAI)     Fireman's Fund Insurance
  DSL Networks Inc.                      Inktomi
  Epoch Networks                         Intel
  Flashcom, Inc.                         Oracle Corporation
  Globix Corporation                     PeopleSoft
  Lan Minds, Inc.                        Spelling Entertainment
  Prodigy                                Stanford University
  Slip.Net, Inc.                         Sun Microsystems Inc.
  Verio Inc.                             Tandem Computers
  Whole Earth Networks                   WebTV

  The Company's agreements with ISPs generally have terms of one year and provide for cooperative advertising of the TeleSpeed brand. The agreements are nonexclusive and do not require the ISP to have a minimum number of TeleSpeed users. See "Risk Factors--Dependence Upon Indirect Sales Channels."

  The Company's practice with respect to its enterprise customers has been to enter into an arrangement for a negotiated price to install the service initially to a small number of end-users. An enterprise customer decides whether to implement a broad rollout of the Company's services after evaluating the results of this initial phase of deployment. To date, an enterprise customer's initial phase of deployment and its decision to roll out the Company's service to additional end users has taken at least six months, and has generally taken longer than the Company originally expected. As of December 31, 1998, substantially all of the Company's enterprise customers had not yet rolled out the Company's services broadly to their employees, and it is not certain when such rollouts will occur, if at all. The Company will not receive significant revenue from an enterprise customer until and unless these rollouts occur. During the lengthy sales cycle for an enterprise customer, the Company incurs significant expenses in advance of the receipt of revenues. Therefore, any continued or ongoing failure for any reason of enterprise customers to roll out the Company's services will have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Risk Factors--Lengthy Sales Cycles for Enterprise Customers."

Sales and Marketing

  Business and Consumer Internet. For the business and consumer Internet access markets, the Company sells its service to ISPs that combine the Company's lines with their Internet access services and resell the combination to their existing and new end-users. The Company addresses these markets through sales and marketing personnel dedicated to the ISP sales channel. The Company supplements its sales efforts to ISPs through training programs and marketing programs that include promotions and sales incentives designed to encourage the ISPs to sell the Company's services instead of those of its competitors. As of December 31, 1998, the Company had more than 100 ISP customers with their own sales personnel marketing Internet services. See "Risk Factors--Dependence Upon Indirect Sales Channels."

  Remote LAN. The Company markets its RLAN services to businesses through a direct sales force, augmented by marketing programs with value added resellers and IXCs. The direct sales force is organized by region, each managed by a regional sales director who is responsible for lead generation and sales and marketing efforts to RLAN customers. The sales force deals directly with the chief information officer and the telecommunications manager responsible for remote access within an enterprise. The Company augments its sales efforts to its RLAN customers through partnerships with value added resellers, including systems integrators that can offer the Company's TeleSpeed service as part of a complete work-at-home solution to businesses.

  Third Party Relationships. A key element of the Company's strategy is to enter into relationships with leading telecommunications companies, including CLECs and IXCs, in which those companies resell the Company's TeleSpeed services to their customers. For example, the Company recently entered into commercial agreements with each of AT&T, NEXTLINK and Qwest providing for the purchase, marketing and resale of the Company's services, primarily to their small business and enterprise customers. The Company believes that these indirect sales channels will enable the Company to penetrate its target markets more rapidly and eventually will generate the majority of sales of the Company's services. See "Risk Factors--Dependence Upon Indirect Sales Channels."

  The Company is also pursuing several types of joint marketing arrangements with its ISP and enterprise customers. For example, the Company provides its ISP customers with market development funds for the promotion of the TeleSpeed service. In addition, certain of the Company's equipment suppliers have promoted the Company's services through seminars to corporate communications managers in the San Francisco Bay Area. The Company also supports its sales efforts with marketing efforts that include advertising programs through radio and other popular media, attendance at trade shows and presentations at industry conferences.

Service Deployment and Operations

  ISPs and corporate communications managers typically have had to assemble their digital communications connections using multiple service and equipment suppliers. This leads to additional work, cost and coordination problems. With its TeleSpeed service, the Company emphasizes a one-stop total service solution for its customers. This service solution includes: customer installation, end-user line installation, end-user premises wiring and modem configuration, ongoing network monitoring, customer reporting and customer service and technical support.

  Customer Installation. The Company works with its ISP and enterprise customers to establish all required connectivity and configuration of the backhaul connection from the customer to Covad's network. The Company orders the backhaul circuit for the customer, tests the installed circuit, assists the customer in configuring the router or switch that terminates the backhaul circuit and monitors this circuit from the NOC.

  End-User Line Installation. The Company orders all end-user connections from the ILECs, monitors the ILECs' performance, tests the installed lines and monitors the end-user lines from the NOC.

  End-User Premises Wiring and Modem Configuration. The Company uses its own and subcontracted installation crews and trucks to install any required inside wiring at each end-user site. The Company's installation crews also configure and install end-user modems with information specific to each ISP and enterprise.

  Network Monitoring. The Company monitors its network from the NOC on a continuous basis, which often enables the correction of potential network problems before a customer or end-user is affected. The

Company has also developed network capability to provide ISP and enterprise customers direct monitoring access of their end-users for more efficient monitoring of their own network performance.

  Customer Reporting. The Company communicates regularly with its customers about the status of their end-users. The Company also operates a toll-free customer care help line. Additionally, the Company provides Web-based tools to allow individual ISPs and enterprise communications managers to monitor their end-users directly, to place orders for new end-users, to enter trouble tickets on end-user lines and to communicate with the Company on an ongoing basis.

  Customer Service and Technical Support. The Company provides 24x7 service and technical support to its ISP customers and enterprise communications managers. The ISP and communications manager serve as the initial contact for service and technical support with the Company providing the second level of support. By avoiding the higher cost of providing direct end-user support, the Company believes it can grow its customer base more rapidly with lower customer support costs.

Network Architecture and Technology

  The key design principles of the Covad network are to provide: (i) robust network security required for enterprise intranet applications, (ii) consistent and scalable performance and (iii) intelligent end-to-end network management.

  Robust Network Security. Modem access to enterprise networks presents significant security risks, since any telephone can be used to attempt to access such a network simply by dialing the telephone number. As a result, enterprises expend significant effort and resources to prevent unauthorized access. Enterprises also typically limit remote access users to reading e-mail or other non-sensitive applications. The Covad network is designed to provide enhanced security to ensure secure availability of all internal applications and information for remote locations. The Company's permanent virtual circuit network architecture connects individual end-users at fixed locations to a single enterprise, which reduces the possibility of unauthorized access and allows the Company's customers to safely transmit sensitive information and applications over the Company's TeleSpeed lines.

  Consistent and Scalable Performance. The Company believes that eventually public packet networks will evolve to replace over 40 million modems currently connected to circuit switched networks that have been deployed in the U.S. As such, the Company designed its network for scalability and consistent performance to all users as the network grows. The Company has designed a "star topology" network similar to the most popular LAN networking architecture currently used in high performance enterprise networks. In this model, new capacity is added automatically as each new user receives a new line. The Company also uses Asynchronous Transfer Mode ("ATM") equipment in its networks that implement packet switching directly in silicon circuits rather than slower router-based designs that implement switching in router software.

  Intelligent End-to-End Network Management. Because the customers' and end-users' lines are "always-on," they can also always be monitored. The Company has visibility from the ISP or enterprise site across the network and into the end-user's home or business. Because its network is centrally managed, the Company can identify and dynamically enhance network quality, service and performance and address network problems promptly.

  The primary components of the Company's network are the NOC, RDCs, its high-speed private metropolitan networks, CO collocation spaces (including DSLAMs), copper telephone lines and DSL modems.

  NOC. The entire Covad network is managed from the NOC. The Company provides end-to-end network management using advanced network management tools on a 24x7 basis, which enhances its ability to address performance or connectivity issues before they affect the end-user experience. From the NOC, the Company can monitor the equipment and circuits in each metropolitan network (including the ATM equipment), each CO

(including the DSLAMs) and individual end-user lines (including the DSL modems). Currently, the NOC is collocated with the Company's San Francisco Bay Area RDC. See "Risk Factors--Risk of System Failure."

  RDCs. The RDCs act as service hubs for each metropolitan area the Company enters. Data and network management traffic from each CO is collected at the RDC and switched to the Company's NOC. The Company designs the RDC for high availability including battery backup power, redundant equipment and active network monitoring.

  Private Metropolitan Network. The Company operates its own private metropolitan network in each region that it enters. The network consists of high-speed ATM communications circuits that the Company leases to connect its RDCs, its equipment in individual COs and its enterprise and ISP customers. This network operates at a speed of 45 to 155 Mbps.

  Collocation Spaces. Through its interconnection agreements with the ILECs, the Company seeks to secure collocation space in every CO where it desires to offer service. These collocation spaces are designed to offer the same high reliability and availability standards as the ILEC's other CO space. The Company requires access to these collocation spaces for its equipment and for persons employed by, or under contract with, the Company. The Company places DSLAMs in its collocation spaces to provide the high-speed DSL signals on each copper line to its end-users. The Company expects to deploy 40 to 250 CO spaces in any metropolitan area that it enters. Currently, the Company has approximately 165 CO spaces operational. In addition, the Company has a significant number of additional spaces under construction as well as other spaces on order from various ILECs. In December 1998, the Company entered into a professional service arrangement with Lucent Technologies to augment and accelerate its ability to deploy its collocation facilities.

  Copper Telephone Lines. The Company leases the copper telephone lines running to end-users from the ILEC under terms specified in its interconnection agreements. The Company leases lines that, in numerous cases, must be specially conditioned by the ILEC to carry digital signals, usually at an additional charge relative to that for voice grade copper lines. The price the Company is obligated to pay for these lines currently varies from $4 to $43 per month per line with additional one-time charges in some cases for installation, modification or removal of lines.

  DSL Modems and On-Site Connectivity. The Company buys its DSL modems from its suppliers for resale to its ISP or enterprise customers for use by their end-users. The Company configures and installs these modems along with any required on-site wiring needed to connect the modem to the copper line leased from the ILEC. Currently, the DSL modem and DSLAM equipment used must come from the same vendor for all services, except the equipment used in the Company's TeleSpeed 144 services, since there are not yet interoperability standards for the equipment used in the Company's higher-speed services.

  The Company is also pursuing a program of ongoing network development. The Company's service development and engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of the Covad network and to facilitate the development of network applications by third parties that will increase the use of the Company's network. See "Risk Factors--Unproven Network Scalability and Speed."

Competition

  The markets for business and consumer Internet transport and RLAN access services are intensely competitive and the Company expects that such markets will become increasingly competitive in the future. The Company's most immediate potential competitors are the ILECs, CMSPs, IXCs, FCLECs, ISPs, OSPs, WSDSPs and other CLECs. Many of these competitors are offering, or may soon offer, technologies and services that directly compete with some or all of the Company's high-speed digital services. Such technologies include ISDN, DSL, wireless data and cable modems. The principal bases of competition in the Company's markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. The Company believes that it compares unfavorably with its competitors with regard to, among other things, brand recognition, operating experience, exclusive contracts, and capital availability. Many of the Company's competitors and potential competitors have substantially greater resources than the Company and there can be no assurance that the Company will be able to compete effectively in its target markets.

  Incumbent Local Exchange Carriers. All of the largest ILECs present in the Company's target markets are conducting technical and/or market trials or have entered into commercial deployment of the DSL-based services. The Company recognizes that each ILEC has the potential to quickly overcome many of the issues that the Company believes have slowed wide deployment of DSL services by ILECs in the past. The ILECs currently represent and will in the future increasingly represent strong competition in all of the Company's target service areas. The ILECs have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the ILECs have aggressively priced their consumer ADSL services as low as $30-$40 per month, placing pricing pressure on the Company's TeleSpeed services. The ILECs are in a position to offer service from COs where the Company is unable to secure collocation space and offer service because of asserted or actual space restrictions, which provides the ILECs with a potential competitive advantage compared with the Company. Accordingly, the Company may be unable to compete successfully against the ILECs, and any failure to do so would materially and adversely affect the Company's business, prospects, operating results and financial condition. See "Risk Factors--Intense Competition."

  Cable Modem Service Providers. CMSPs such as @Home Network and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over Hybrid Fiber Coaxial cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access and RLAN access than the Company provides. They also offer these services at lower price points than the Company's TeleSpeed services and target residential consumers, as well as business customers. They achieve these lower price points in part by offering a consumer grade of service, which shares the bandwidth available on the cable network among multiple end-users. This architecture is well-suited to compete with the Company's consumer Internet market but is less well-suited to the Company's markets for business Internet access and RLAN access where guaranteed bandwidth, symmetric upstream and downstream bandwidth and network security issues are more important than in the consumer market. In addition, different regions within a metropolitan area may be served by different CMSPs, making it more difficult to offer the blanket coverage required by potential business and RLAN access customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which the Company believes is significantly more expensive and time-consuming than the deployment of DSL-based networks. Actual or prospective CMSP competition may have a significant negative effect on the ability of the Company to secure customers and may create downward pressure on the prices the Company can charge for its services.

  National Long Distance Carriers. IXCs, such as AT&T, Sprint, MCI and Qwest have deployed large-scale Internet access networks and ATM networks, sell connectivity to businesses and residential customers, and have high brand rec-ognition. They also have interconnection agreements with many of the ILECs and a number of collocation spaces from which they are currently offering or could begin to offer competitive DSL services.

  Fiber-Based CLECs. Companies such as Teleport Communications Group, Inc.
(TCG) (acquired by AT&T), Brooks Fiber Properties, Inc. (acquired by WorldCom) and MFS (acquired by WorldCom) have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the ILECs pursuant to which they have acquired collocation space in many markets targeted by Covad. These companies are modifying or could modify their current business focus to include residential and small business customers using DSL in combination with their current fiber networks.

  Internet Service Providers. ISPs such as BBN (acquired by GTE), UUNET Technologies (acquired by WorldCom), Earthlink Networks, Concentric Network, Mindspring Enterprises, Netcom On-Line Communication Services and PSINet provide Internet access to residential and business customers, generally using the existing public switched telephone network at ISDN speeds or below. Some ISPs such as UUNET Technologies in California and New York, HarvardNet Inc. and InterAccess have begun offering DSL-based services. To the extent the Company is not able to recruit ISPs as customers for its service, ISPs could become DSL service providers competitive with the Company.

  Online Service Providers. OSPs include companies such as America Online ("AOL"), Compuserve (acquired by AOL), MSN (a subsidiary of Microsoft Corp.) and WebTV (acquired by Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these OSPs have developed their own access networks for modem connections. If these OSPs were to extend their access networks to DSL or other high-speed service technologies, they would become competitors of the Company.

  Wireless and Satellite Data Service Providers. WSDSPs are developing wireless and satellite-based Internet connectivity. The Company may face competition from terrestrial wireless services, including two Gigahertz ("Ghz") and 28 Ghz wireless cable systems (Multi-channel Microwave Distribution System ("MMDS") and Local Multi-channel Distribution System ("LMDS")), and 18 Ghz and 39 Ghz point-to-point microwave systems. For example, the FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for LMDS services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

  The Company also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

  Other CLECs. Other companies such as Rhythms NetConnections and NorthPoint Communications offer high-speed digital services using a business strategy similar to that of the Company. The 1996 Act specifically grants any and all CLECs the right to negotiate interconnection agreements with the ILEC. Further, the 1996 Act allows CLECs to enter into interconnection agreements which are identical in all respects to those of the Company. The Company has already had an interconnection agreement copied in this manner.

  As a first mover in selected markets that it enters, the Company seeks the following strategic benefits: (i) securing and retaining customers before the same high-speed services are available from others, (ii) engendering end-user loyalty through superior coverage and high customer satisfaction and (iii) capturing the largest customer base and thereby achieving economies of scale sufficient to drive down prices and develop a leadership position. The Company may not be able to achieve these benefits if substantial competition from any of the foregoing competitors exists or develops in the Company's markets.

Interconnection Agreements with ILECs

  A critical aspect of the Company's business is its interconnection agreements with the ILECs. These agreements cover a number of aspects including: (i) the price the Company pays to lease access to the ILEC's copper lines; (ii) the special conditioning the ILEC provides on certain of these lines to enable the transmission of DSL signals; (iii) the price and terms for collocation of Company equipment in the ILEC's COs; (iv) the price paid by the Company and access the Company has to the ILEC's transport facilities; (v) the ability of the Company to access conduits and other rights of way the ILEC has to construct its own network facilities; (vi) the OSS and interfaces that the Company can use to place orders and trouble reports and monitor the ILEC's response to Company requests; (vii) the dispute resolution process the ILEC and the Company use to resolve disagreements on the terms of the interconnection contract; and (viii) the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of the ILEC and Company relationship.

  To date, the Company has entered into interconnection agreements with six different major ILECs in the majority of the states covering the Company's target markets. ILECs do not in many cases agree to the Company's requested provisions in interconnection agreements and the Company has not consistently prevailed in obtaining all of its desired provisions in such agreements either voluntarily or through the interconnection arbitration process. There can be no guarantee that the Company will be able to continue to sign interconnection agreements with existing or other ILECs. The Company is currently negotiating agreements with several ILECs in its 22 announced regions which are necessary before the Company can expand its services into these metropolitan areas served by such ILECs. The ILECs are also permitting CLECs to adopt previously signed interconnection agreements. In certain instances, the Company has adopted the interconnection agreement of another CLEC. Other CLECs have also adopted the same or modified versions of the Company's interconnection agreements, and may continue to do so in the future.

  The Company's interconnection agreements have a maximum term of three years, requiring the Company to renegotiate its existing agreements in the future. Although the Company expects to renew its interconnection agreements and believes the 1996 Act limits the ability of ILECs not to renew such agreements, there can be no assurance that existing or new agreements will be extended or renegotiated on terms favorable to the Company. Additionally, the Company's interconnection agreements are subject to interpretation by both parties and there may arise differences in interpretation that cannot be resolved on favorable terms to the Company. Finally the interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no assurance that these bodies will not modify the terms or prices of the Company's interconnection agreements in ways that adversely affect the Company's business, prospects, operating results and financial condition.

Government Regulation

  Overview. The Company's services are subject to a variety of federal regulations. With respect to certain activities and for certain purposes, the Company has submitted its operations to the jurisdiction of state and local authorities who may also assert more extensive jurisdiction over the facilities and services of the Company. The FCC has jurisdiction over all services and facilities of the Company to the extent that the Company provides interstate and international services. To the extent the Company provides identifiable intrastate services, the Company's services and facilities are subject to state regulations. In addition, local municipal government authorities also assert jurisdiction over the Company's facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and the Company cannot predict the outcome of such review.

  Federal Regulation. The Company's provision of its services must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Act, as well as the FCC's regulations under the statute. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

  Among other things, the 1996 Act removes barriers to entry in the local telecommunications market by preempting state and local laws that are barriers to competition and by requiring ILECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, IXCs and CLECs such as the Company.

  Regulations promulgated by the FCC under the 1996 Act specify in greater detail the requirements of the 1996 Act imposed on the ILECs, among other things, to open their networks to competition by providing competitors interconnection, collocation space, access to UNEs, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. As a result of these changes, companies such as Covad are now able to interconnect with the ILECs in order to provide local telephone exchange services and to use portions of the ILECs' existing network to offer new and innovative services such as those the Company is currently offering. Numerous parties have appealed certain aspects of these regulations. The appeals have been consolidated and have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, which has overruled certain of the FCC's pricing, UNE combination, nondiscrimination and other regulations and upheld others. The Eighth Circuit Court's ruling has been appealed to the U.S. Supreme Court which has agreed to accept the case for review. Covad has entered into competitive interconnection agreements using the federal guidelines established in the FCC's interconnection order, which agreements may be modified to conform to the Court of Appeals rulings and any subsequent rulings of the U.S. Supreme Court.

  The 1996 Act also allows the RBOCs to enter the long distance market within their own local service regions upon meeting certain requirements. The timing of the various RBOCs' entry into their respective in-region long distance service businesses is also extremely uncertain. The timing of the various RBOCs' in-region long distance entry will likely affect the level of cooperation the Company receives from each of the RBOCs. The December 31, 1997 Ruling declared that the portions of the 1996 Act subjecting RBOCs to a prior FCC approval process in order to provide interLATA services within their respective regions are unconstitutional. On September 4, 1998, the United States Court of Appeals for the Fifth Circuit affirmed the constitutionality of the state and FCC approval process for RBOC in-region long distance entry. This decision has been appealed to the U.S. Supreme Court.

  In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. ILEC tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the ILECs will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Act, the FCC is considering eliminating certain regulations that apply to the ILEC's provision of services that are competitive with those of the Company. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the ILECs will affect the competition the Company faces from the ILECs' competitive services.

  Further, the 1996 Act provides the FCC with the authority to forbear from regulating entities such as the Company who are classified as "non-dominant" carriers. The FCC has exercised its forbearance authority. As a result, the Company is not obligated to obtain prior certificate approval from the FCC for its interstate services or file tariffs for such services. The Company has determined not to file tariffs for its interstate services. The Company provides its interstate services to its customers on the basis of contracts rather than tariffs. The Company believes that it is unlikely that the FCC will require the Company to file tariffs for its interstate services in the future.

  Finally, the 1996 Act allows the FCC to take explicit regulatory action in order to encourage the deployment of advanced services to all Americans. In August 1998 the FCC released an Order and a Notice of Proposed Rulemaking proposing additional regulations it believes are required to ensure this goal. These rules would place conditions on the ability of the ILECs to offer DSL services on an unregulated basis through a separate affiliate. In addition, the FCC has proposed rules that would provide the Company an enhanced ability to gain collocation space in ILEC COs. While the Company believes that these proposed rules are advantageous to the Company, there can be no guarantee that the actual regulations, when and if implemented, will enhance the Company's ability to compete.

  Any changes in applicable federal law and regulations, in particular, changes in its interconnection agreements with ILECs, the prospective entry of the RBOCs into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the ILECs, could have a material adverse impact on the Company's business prospects, operating results and financial condition.

  State Regulation. To the extent the Company provides identifiable intrastate services or has otherwise submitted itself to the jurisdiction of the relevant state telecommunications regulatory commissions, the Company is subject to such jurisdiction. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Act. To date, the Company is authorized under state law to operate as a CLEC in 17 states, has pending applications in nine additional states, and intends to obtain authorization in the other states necessary to cover the Company's 22 target regions. The Company has pending two arbitration proceedings in two different states for interconnection arrangements with the relevant ILECs. The Company has concluded arbitration proceedings in a number of states by entering into interconnection agreements with the relevant ILECs. The Company has filed tariffs in certain states for intrastate services as required by state law or regulation. The Company is also subject to periodic financial and other reporting requirements of these states with respect to its intrastate services.

  The different state commissions have various proceedings to determine the rates, charges and terms and conditions for UNEs, as well as the discount for wholesale services purchased by the Company from the relevant ILEC. The rates set forth in the Company's interconnection agreements are interim rates and will be prospectively, and, in some cases, retroactively, affected by the permanent rates set by the various state commissions for such UNEs as unbundled loops and interoffice transport. The Company has participated in UNE rate proceedings in the states of California and Washington in an effort to reduce these rates. Any state commission rate determinations to increase UNE rates could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  The applicability of the various state regulations on the Company's business and compliance requirements will be further affected to the extent to which the Company's services are determined to be intrastate services. Jurisdictional determinations of the Company's services as intrastate services could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  Local Government Regulation. The Company in certain instances may be required to obtain various permits and authorizations from municipalities in which it operates its own facilities. Whether various actions of local governments over the activities of telecommunications carriers such as the Company, including requiring payment of franchise fees or other surcharges, pose barriers to entry for CLECs which may be preempted by the FCC is the subject of litigation. Although the Company relies primarily on the UNEs of the ILECs, in certain instances the Company deploys its own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the 1996 Act on the Company or its business cannot be determined at this time but may well be adverse to the Company's interests. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Risk Factors--Uncertain Availability of Collocation Space and Dependence on ILECs to Provide Collocation Space and Collocation Facilities" and "--Government Regulation and Current Industry Litigation."

Intellectual Property

  The Company regards its products, services and technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, or to develop similar technology independently. Currently the Company has five patent applications and intends to prepare additional applications and to seek patent protection for its systems and services to the extent possible. There is no assurance that the Company will obtain any issued patents or that any such patents would protect the Company's intellectual property from competition which could seek to design around or invalidate such patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

Employees

  As of December 31, 1998, the Company had 335 employees (excluding temporary personnel and consultants), employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon the continued service of its senior management and key technical, sales, marketing and managerial personnel, and its continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management.

Board of Advisors

  The Company maintains a Board of Advisors and conducts meetings of this advisory group for two days each quarter. The Board of Advisors gives the Company guidance on issues such as developments in communications equipment technology, network design strategy, regulatory matters, the competitive landscape, marketing of the Company's services, identification of potential employees, financial strategy, and introductions to potential strategic partners and alliances. The Board of Advisors serves in an advisory capacity and does not have any managerial control over the Company. Below is a list of the Company's Board of Advisors as of December 31, 1998 and their backgrounds.

  Robert Berger is a founder of InterNex Information Services, an ISDN and high bandwidth services-focused ISP in California.

  Duncan Davidson is a founder of the Company and is currently Senior Vice President of InterTrust Technologies Corporation, a leading provider of trust management systems for electronic commerce and digital rights management. He previously served as Managing Partner of Regis McKenna's consulting company.

  Dave Farber is a chaired telecommunications professor at the University of Pennsylvania and currently serves as a member of the Presidential Advisory Committee on Information Technology (PACIT).

  Robert Hawk is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  William Lane is the former Chief Financial Officer at Intuit Inc. and is a board member of MetaCreations Corporation, Quarterdeck Corporation, Expert Software Inc., Storm Technology Inc. and several private companies.

  Daniel Lynch is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  Frank Marshall is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  Kim Maxwell is the former Chairperson of the ADSL Forum and founder of Racal Vadic and Amati.

  Sharon Nelson is the former Chairperson of the Washington State Public Utilities Commission.

  David Piscitello is the President of Core Competence, Inc., program chairman for U.S. (domestic) Networld and Interop Conferences, and co-producer of the Internet Security Conference.

  David Strom is the president of David Strom, Inc. and was the founding editor-in-chief of Network Computing Magazine.

Facilities

  The Company is headquartered in Santa Clara, California in facilities consisting of approximately 62,000 square feet pursuant to a lease that will expire on or before July 14, 2002. The Company also leases office space in each of its Initial Regions. The Company is in the process of acquiring office space for regional headquarters for each of its additional target regions. In addition, the Company's San Francisco Bay Area RDC consists of approximately 2,000 square feet and is located in San Jose, California, which the Company occupies under a ten-year lease with two five-year renewal options. Currently, and until a permanent location is secured, the Company utilizes a portion of the San Francisco Bay Area RDC space to operate its NOC. The Company also leases collocation space in COs from the ILEC in each region that it operates or plans to operate under the terms of its interconnection agreements and obligations imposed by state public utilities commissions and the FCC. While the terms of these leases are perpetual, the productive use of the Company's collocation facilities are subject to the terms of its interconnection agreements which expire on or before March 2001. The Company will increase its collocation space as it expands its network in the San Francisco Bay Area and other regions.

Legal Proceedings

  The Company is engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple ILECs. These negotiations, arbitrations and proceedings concern the ILECs' denial of physical collocation space to the Company in certain COs, the cost and delivery of collocation spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. For example, the Company is currently involved in commercial arbitration proceedings with Pacific Bell and U S WEST Communications over these issues. The Company has also filed a lawsuit against Pacific Bell in the Federal District Court in the Northern District of California. The Company is pursuing a variety of contract, tort, antitrust and other claims, such as violations of the Telecommunications Act in these proceedings. In November 1998, the Company prevailed in its commercial arbitration proceeding against Pacific Bell. The arbitration panel found that Pacific Bell breached its interconnection agreement with Covad and failed to act in good faith on multiple counts. The arbitration panel ruled in favor of awarding Covad direct damages, as well as attorneys fees and costs of the arbitration. Failure to resolve the various legal disputes and controversies between the Company and the various ILECs without excessive delay and cost and in a manner that is favorable to the Company could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is not currently engaged in any other legal proceedings that it believes could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Act, the interpretation of CLEC interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The results of any of these proceedings could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

                                  MANAGEMENT

Directors and Executive Officers

  Set forth below are the names, ages, and positions of the directors and executive officers of the Company. All directors hold office until their successors are duly elected and qualified and all executive officers hold office at the pleasure of the Board of Directors.

          Name           Age                            Position
          ----           ---                            --------
Charles McMinn..........  46 Chairman, Board of Directors
Robert Knowling, Jr. ...  43 President, Chief Executive Officer and Director
Timothy Laehy...........  42 Chief Financial Officer, Treasurer and Vice President, Finance
Rex Cardinale...........  46 Vice President, Engineering
Charles Haas............  39 Vice President, Sales
Catherine Hemmer........  40 Vice President, Operations
Dhruv Khanna............  39 Vice President, General Counsel and Secretary
Walter Pienkos..........  52 Vice President, Administration
Robert Roblin...........  46 Vice President, Marketing
Robert Hawk.............  59 Director
Henry Kressel...........  65 Director
Joseph Landy............  37 Director
Daniel Lynch............  57 Director
Frank Marshall..........  51 Director
Rich Shapero............  50 Director

  Charles McMinn is a founder of the Company and has been the Chairman of the Board of Directors since July 1998. He served as the Company's President, Chief Executive Officer and a member of its Board of Directors from October 1996 to July 1998. Mr. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. From July 1995 to October 1996, and from August 1993 to June 1994, Mr. McMinn managed his own consulting firm, Cefac Consulting, which focused on strategic development for information technology and communications businesses. From June 1994 to November 1995, he served as Principal, Strategy Discipline, at Gemini Consulting. From August 1992 to June 1993, he served as President and Chief Executive Officer of Visioneer Communications, Inc. and from October 1985 to June 1992 was a general partner at InterWest Partners, a venture capital firm. Mr. McMinn began his Silicon Valley career as the product manager for the 8086 microprocessor at Intel.

  Robert Knowling, Jr. has served as the Company's President, Chief Executive Officer and a member of the Company's Board of Directors since July 1998. From October 1997 through July 1998, Mr. Knowling served as the Executive Vice President of Operations and Technologies at U S WEST Communications, Inc., an RBOC. In this capacity, Mr. Knowling was responsible for planning, delivering and maintaining high-quality telecommunications services for more than 25 million customers in 14 western and midwestern states. From March 1996 through September 1997, he served as Vice President of Network Operations at U S WEST Communications, Inc. From November 1994 through March 1996, he served as Vice President of Network Operations for Ameritech Corporation. Mr. Knowling began his career in 1977 at Indiana Bell and progressed through a variety of assignments in operations, engineering and marketing. When Indiana Bell became a part of Ameritech Corporation, Mr. Knowling assumed positions of increasing responsibility in marketing, product development, large business marketing and network operations, including service on Ameritech Corporation's re-engineering breakthrough development team, through November 1994. As lead architect of the Ameritech

Corporation transformation, Mr. Knowling reported directly to the chairman. Mr. Knowling currently serves on the board of directors of Shell Oil Company.

  Timothy Laehy joined the Company in August 1997 as its Chief Financial Officer, Treasurer and Vice President, Finance. Prior to joining the Company, Mr. Laehy served as Vice President, Corporate Finance and Treasurer of Leasing Solutions, Inc., a computer equipment leasing company, from February 1991 to August 1997. From 1990 through 1991, Mr. Laehy served as senior associate at Recovery Equity Partners, a private venture capital investment fund. From 1985 through 1990, he served in various capacities at Guarantee Acceptance Capital Corporation, an investment bank, Liberty Mutual Insurance Company and Union Carbide Corporation.

  Rex Cardinale has served as the Company's Vice President, Engineering since June 1997. From February 1996 to March 1997, Mr. Cardinale served as Chief Executive Officer and Vice President, Engineering at GlobalCenter Inc., an Internet service provider for small businesses. From January 1994 to February 1996, Mr. Cardinale served as Vice President and General Manager, Internet Services Division, at Global Village Communication. From June 1992 to September 1993, Mr. Cardinale was Vice President and General Manager of the cc:Mail division of Lotus Development Corporation. Prior to that time, he served for five years as Vice President, Engineering for Ultra Network Technologies, a provider of high-speed networking systems for supercomputers and for ten years in various engineering management roles at Rolm Corporation.

  Charles Haas is a founder of the Company. He served as the Company's Vice President, Sales and Marketing from May 1997 until November 1998 and has served as Vice President, Sales since that date. Mr. Haas has over fourteen years of sales and business development experience with Intel where he held various positions from July 1982 to April 1997. At Intel, Mr. Haas served as manager of corporate business development, focusing on opportunities in the broadband computer communications area, and played a principal role in the development of the Company's Residential Broadband strategy for telephone and satellite companies (DSL, Fiber-to-the-Curb and satellite modems).

  Catherine Hemmer joined the Company in August 1998 as its Vice President, Operations. From 1996 to August 1998, she was Vice President, Network Reliability and Operations at U S WEST Communications, Inc., an RBOC. From 1995 to 1996, she served as General Manager, Network provisioning at Ameritech Services, Inc. a telecommunications company. From 1987 to 1995, she served in various capacities, including Vice President, Network Services, at MFS Telecom, Inc. From 1987 to 1988, she served as Senior Manager, Management Information Systems at Chicago Fiber Optic Corporation d/b/a Metropolitan Fiber Systems of Chicago, Inc., a start-up venture developing a market niche for fiber optic local access networks.

  Dhruv Khanna is a founder of the Company and has served as the Company's Vice President, General Counsel and Secretary since October 1996. He was an in-house counsel for Intel's communications products division and its Senior Telecommunications Attorney between 1993 and 1996. Between 1987 and 1993,
Mr. Khanna was an associate at Morrison & Foerster where his clients included Teleport Communications Group (now AT&T), McCaw Cellular Communications, Inc. (now AT&T Wireless), and Southern Pacific Telecom (now Qwest). Mr. Khanna has extensive experience with regulatory matters, litigation and business transactions involving the RBOCs and other telecommunications companies. While at Intel, he helped shape the computer industry's positions on the Telecommunications Act of 1996 and the FCC's rules implementing the 1996 Act.

  Walter S. Pienkos has served as the Company's Vice President, Administration since May 1998. Prior to joining the Company, Mr. Pienkos was the Vice President of Administration and a founder of NetPower, a Windows NT workstation and server manufacturer, from February 1993 to May 1998. From 1987 through 1992, he served as Vice President of Administration at MIPS Computer Systems. Prior to that time, he spent 15 years at Hewlett Packard in a variety of management positions, most recently as Hewlett Packard's Corporate Personnel Manager.

  Robert Roblin has served as Vice President, Marketing at the Company since November 1998. Prior to joining the Company, he was Executive Vice President of Marketing at Adobe Systems, Inc. from 1996 to November 1998. From 1994 to 1996, Mr. Roblin served as Vice President and General Manager of Marketing of the Consumer Division of IBM Corporation. Between 1992 and 1994, Mr. Roblin was the Vice President of Marketing of Pensoft, a start-up pen-based software company that produced a database-driven personal information manager.

  Robert Hawk has served as a member of the Company's Board of Directors since April 1998. Mr. Hawk is President of Hawk Communications and recently retired as President and Chief Executive Officer of U S WEST Multimedia Communications, Inc., where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of U S West Communications, a regional telecommunications service provider, from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of Xylan Corporation, PairGain Technologies, Inc., Premisys Communications, Concord Communications and Radcom.

  Henry Kressel has served as a member of the Company's Board of Directors since July 1997. Dr. Kressel has been with E.M. Warburg, Pincus & Co., LLC since 1983 and is currently a managing director of the firm. He is also a partner of Warburg, Pincus & Co., the general partner of Warburg, Pincus Investors, L.P. Prior to that time, he served as Staff Vice President of the RCA Corporation responsible for research and development of optoelectronics, semiconductors and related software and technologies. Dr. Kressel serves as a director of Earthweb, Inc., Level One Communications, Inc., IA Corporation, NOVA Corporation, Inc. and several privately held companies.

  Joseph Landy has served as a member of the Company's Board of Directors since July 1997. Mr. Landy has been with E.M. Warburg, Pincus & Co., LLC since 1985 and is currently a managing director of the firm. Throughout his career at E.M. Warburg, Pincus & Co., LLC, Mr. Landy has focused primarily on investments in information technology and specialty semiconductors. Mr. Landy is a director of two publicly traded companies, Indus International, Inc. and Level One Communications, Inc., and of several privately held companies.

  Daniel Lynch has served as a member of the Company's Board of Directors since April 1997. Mr. Lynch is also a founder of CyberCash, Inc. and has served as chairman of its board of directors since August 1994. From December 1990 to December 1995, he served as Chairman of the Board of Directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of ZD Comdex and Forums. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute, the Bionomics Institute and CommerceNet. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/IP based protocols. He has served as a director of Exodus Communications since January 1998. Mr. Lynch previously served as a member of the board of directors at UUNET Technologies from April 1994 until August 1996.

  Frank Marshall has served as a member of the Company's Board of Directors since October 1997. Mr. Marshall currently serves on the board of directors of PMC-Sierra Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology private companies. He is a member of the InterWest Partners Advisory Committee and a Venture Partner at Sequoia Capital. From 1992 to 1997, Mr. Marshall served as Vice President of Engineering and Vice President and General Manager, Core Business Unit of Cisco Systems Inc. From 1982 to 1992, he served as Senior Vice President, Engineering at Convex Computer Corporation.

  Rich Shapero has served as a member of the Company's Board of Directors since July 1997. Mr. Shapero has been a general partner of Crosspoint Venture Partners, L.P., a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Senior Director of Marketing at
AST, and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero serves as a member of the board of directors of Powerwave Corporation.

Classified Board

  Effective upon the closing of this offering, the Board will be divided into three classes, with the term of office of the first class (which will consist of Messrs. Lynch and Shapero) to expire at the first annual meeting of stockholders after this offering which is expected to occur in 2000; the term of office of the second class (which will consist of Dr. Kressel and Messrs. Marshall and McMinn) to expire at the second annual meeting of stockholders after this offering; the term of office of the third class (which will consist of Messrs. Hawk, Knowling and Landy) to expire at the third annual meeting of stockholders after this offering. Thereafter, each such term will expire at each third succeeding annual meeting of stockholders held after such meeting. See "Description of Capital Stock--Antitakeover Effects of Certain Provisions of Covad's Charter, Bylaws and Delaware Law."

Board Committees

  In April 1998, the Board established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Landy and Lynch, both of whom are outside directors of the Company. The Audit Committee recommends engagement of the Company's independent auditors and approves the services performed by such auditors and reviews and evaluates the Company's accounting policies and its systems of internal accounting controls. The Compensation Committee consists of Dr. Kressel and Mr. Shapero, both of whom are outside directors of the Company. The Compensation Committee makes recommendations to the Board of Directors in connection with matters of compensation, including determining the compensation of the Company's executive officers.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Dr. Kressel and Mr. Shapero are affiliated with Warburg and Crosspoint, respectively, which are parties along with the Company to a Series C Preferred Stock and Warrant Subscription Agreement dated February 23, 1998. See "Certain Relationships and Related Transactions."

Director Compensation

  Except for grants of stock options subject to vesting and restricted stock subject to repurchase, directors of the Company generally do not receive compensation for services provided as a director or committee member. The Company does not pay additional amounts for committee participation or special assignment of the Board of Directors, except for reimbursement of their expenses in attending Board and committee meetings.

Executive Compensation

                          Summary Compensation Table

  The following table sets forth certain information concerning compensation during the years ended December 31, 1997 and 1998 of each person who served as the Company's Chief Executive Officer or one of the four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the year ended December 31, 1998.

                                    Annual                Long-Term
                                 Compensation           Compensation
                               -------------------- ---------------------
Name and Principal                                  Securities Underlying    All Other
Position                  Year  Salary      Bonus       Options/SARs      Compensation(1)
------------------        ---- --------    -------- --------------------- ---------------
Charles McMinn,
 Chairman, Board of
 Directors(2)...........  1998 $167,019    $ 15,764             --             $286
                          1997   87,500(3)      --              --              126
Robert Knowling, Jr.,
 President and Chief
 Executive Officer(4)...  1998  180,768     750,000       2,100,000             196
                          1997      --          --              --              --
Rex Cardinale, Vice
 President, Engineering.  1998  144,451      15,764             --              281
                          1997   73,233(3)      --              --              126
Charles Haas, Vice
 President, Sales.......  1998  133,615      15,962             --              269
                          1997   70,000(3)      --              --              126
Dhruv Khanna, Vice
 President, General
 Counsel and Secretary..  1998  133,615      15,943             --              269
                          1997   70,000(3)      --              --              126
Timothy Laehy, Chief
 Financial Officer,
 Treasurer and
 Vice President,
 Finance................  1998  129,327      16,189             --              269
                          1997   45,000(3)      --              --              126

--------
(1) The dollar amount in this column represents premium payments made by the Company with respect to life insurance policies.
(2) Mr. McMinn stepped down as President and Chief Executive Officer in July 1998 and assumed the position of Chairman of the Board.
(3) Based on annual salaries of $150,000 and $140,000 for Messrs. McMinn and Cardinale, respectively, and $120,000 for Messrs. Haas, Khanna and Laehy.
(4) Mr. Knowling assumed the offices of President and Chief Executive Officer in July 1998.

Option Grants in Last Fiscal Year

  The following table sets forth information regarding stock options granted during the fiscal year ended December 31, 1998 to Robert Knowling, Jr., President and Chief Executive Officer of the Company. Stock options were not granted to any other Named Executive Officer during the fiscal year ended December 31, 1998.

                         Option Grants in Fiscal 1998


                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                                 Annual Rates
                                                                                of Stock Price
                                                                               Appreciation for
                                        Individual Grants(1)                  Option Term ($)(3)
                         --------------------------------------------------- ---------------------
                           Number of   Percent of Total
                          Securities   Options Granted  Exercise
                          Underlying   to Employees in  Price Per
                            Options      Fiscal 1998      Share   Expiration
          Name           Granted(#)(1)      (%)(2)         ($)       Date        5%        10%
          ----           ------------- ---------------- --------- ---------- ---------- ----------
Robert Knowling, Jr.....   2,100,000        22.45%        $1.00    7/7/2006  $1,002,656 $2,401,537

--------
(1) Such options become exercisable over a four-year period, with 12.5% of the shares subject to such options vesting on the six month anniversary of the grant date and the remainder vesting in 42 equal monthly installments. All such options have a term of eight years, subject to earlier termination in certain situations related to termination of employment. See "1997 Stock Plan."
(2) Based on an aggregate of 9,352,978 options to purchase Common Stock of the Company granted during the fiscal year ended December 31, 1998 under the Company's 1997 Stock Plan.
(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

  The following table sets forth the number and value of shares of Common Stock underlying the unexercised options held by Robert Knowling, Jr., President and Chief Executive Officer of the Company. As of the fiscal year ended December 31, 1998, no stock options have been granted to any other Named Executive Officer.

                                   Number of Securities    Value of Unexercised
                                        Underlying         In-the-Money Options
                                  Unexercised Options at      at December 31,
                                     December 31, 1998            1998(1)
                                 ------------------------- ---------------------
Name                             Exercisable Unexercisable Exercised Unexercised
----                             ----------- ------------- --------- -----------
Robert Knowling, Jr. ...........      --       2,100,000       --    $26,250,000

--------
(1) Calculated on the basis of the fair market value of the Company's Common Stock based on an assumed initial public offering price of $13.50, less the aggregate exercise price.

Employment Agreements and Change in Control Arrangements

  The Company has entered into a written employment agreement with Robert Knowling, Jr., the Company's Chief Executive Officer (the "Knowling Employment Agreement"). The employment commencement date for Mr. Knowling was July 7, 1998. Pursuant to the Knowling Employment Agreement, Mr. Knowling receives compensation in the form of an annual base salary of $400,000 and an annual minimum bonus of $250,000. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid on commencement of employment, and the remaining half of which will be paid on the earlier of the one year anniversary of employment or a change of control (as defined in the Knowling Employment Agreement), and (ii) stock options to purchase 2,100,000 shares of Common Stock at an exercise price of $1.00 per share. If the Company terminates Mr. Knowling's employment relationship without Cause (as such term is defined in the Knowling Employment Agreement), or if Mr. Knowling resigns for Good Reason (as such term is defined in the Knowling Employment Agreement), the Company must continue to pay Mr. Knowling's annual base salary and targeted bonus for a period of two years after the date of termination; provided Mr. Knowling does not become employed by a direct competitor of the Company. During the term of his employment, Mr. Knowling agrees to be bound by customary confidentiality provisions. Pursuant to the Knowling Employment Agreement, in August 1998 the Company loaned Mr. Knowling $500,000 pursuant to a secured promissory note that bears no interest during his employment, has provisions for forgiveness based on continued employment and matures in four years, subject to acceleration in certain events. See "Certain Relationships and Related Transactions--Employee Loans."

  The Company has entered into written employment agreements with Dhruv Khanna and Rex Cardinale (the "Employees") whereby the Company has agreed to hire each Employee for a two-year term. Pursuant to the employment agreements, Messrs. Khanna and Cardinale currently receive compensation in the form of annual base salaries of $160,000 and $160,000, respectively and bonuses to be determined by the Board of Directors or the Compensation Committee. The employment commencement date for both Messrs. Khanna and Cardinale was July 15, 1997. During the two-year term, the Employee can only be terminated for cause (as defined in the agreement), at which time the Employee is only eligible for benefits in accordance with the Company's established policies. After the two-year term, either the Employee or the Company may terminate the employment relationship with or without cause. If the Company terminates the Employee's employment relationship without cause, the Company must continue to pay to the Employee such salary and benefits as he received immediately before termination for a period of six months after the date of termination. Under the employment agreements, the Employees agree, during the terms of their employment with the Company, not to (i) open or operate a business which is then in competition with the Company, (ii) act as an employee, agent, advisor or consultant of any then existing competitor of the Company, or (iii) take any action to divert business from the Company or influence any existing customer of the Company to cease doing business with the Company or to alter its then existing business relationship with the Company.

  With respect to all options granted under the Company's 1997 Stock Plan, in the event of a merger of the Company with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of the Company, or the sale of all or substantially all of the assets of the Company, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."

  The Company has also entered into restricted stock purchase agreements with certain officers and directors of the Company. The Common Stock issued pursuant to the restricted stock purchase agreements are subject to a repurchase right on the part of the Company that is subject to vesting. The agreements include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

1997 Stock Plan

  The Company's 1997 Stock Plan (the "1997 Stock Plan") was adopted by the Board of Directors and the stockholders in July 1997 and was amended in January 1998, April 1998, August 1998 and December 1998. The number of shares of Common Stock which are reserved for issuance under the 1997 Stock Plan is 15,520,342 shares, plus an annual increase to be added on January 1 of each year beginning in 2000, equal to the lesser of (i) 3% of the outstanding shares on such date or (ii) an amount determined by the Board. The annual increase is subject to adjustment upon changes in capitalization of the Company. The 1997 Stock Plan provides for the granting to employees (including officers and directors) of qualified "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees (including officers and directors) and consultants of nonstatutory stock options. The 1997 Stock Plan also provides for the granting of stock purchase rights ("SPRs"). As of December 31, 1998, options to purchase an aggregate of 12,288,779 shares were outstanding and 3,018,064 shares remained available for future grants.

  The 1997 Stock Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The administrator of the 1997 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1997 Stock Plan, provided that no such action may affect any share of Company Common Stock previously issued and sold or any option previously granted under the 1997 Stock Plan. The Company may grant each optionee a maximum of 2,000,000 shares covered by option during a fiscal year. The Company may grant up to an additional 2,000,000 shares covered by option in connection with an optionee's initial employment with the Company. Options generally vest at a rate of 12.5% of the shares subject to the option on the date six months following the grant date and 1/48th of the shares subject to the option at the end of each one-month period thereafter and generally expire eight years from the date of grant.

  Options and SPRs granted under the 1997 Stock Plan generally are not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Stock Plan generally must be exercised within thirty days after the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

  In the case of SPRs, unless the administrator determines otherwise, Restricted Stock Purchase Agreements must grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to Restricted Stock Purchase Agreements will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. Repurchase options lapse at a rate determined by the administrator.

  The exercise price of all incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Stock Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Stock Plan may not exceed ten years.

  All stock options and restricted stock grants to officers, employees, directors and consultants provide that in the event of a merger of the Company with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of the Company, or the sale of all or substantially all of the assets of the Company, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event that the successor corporation refuses to assume or substitute the options.

1998 Employee Stock Purchase Plan

  The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors in December 1998, and approved by the stockholders in January 1999. A total of 1,000,000 shares of Common Stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of (i) 2% of the outstanding shares on such date or (ii) an amount determined by the Board. As of the date of this Prospectus, no shares have been issued under the 1998 Purchase Plan.

  The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before October 31, 2000.

  Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the 1998 Purchase Plan (i) to the extent that, immediately after the grant of the right to purchase stock, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year. The 1998 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 12% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the 1998 Purchase Plan is generally 85% of the lower of the fair market value of the Common Stock (i) at the beginning of the offering period or (ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights to purchase stock granted under the 1998 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1998 Purchase Plan. The 1998 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding rights to purchase stock, the offering period then in progress will be shortened and a new exercise date will be set.

  The Board of Directors has the authority to amend or terminate the 1998 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1998 Purchase Plan, provided that the Board of Directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1998 Purchase Plan is in the best interests of the Company and its stockholders. Notwithstanding anything to the contrary, the Board of Directors may in its sole discretion amend the 1998 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by the Board of Directors, the 1998 Purchase Plan will terminate automatically ten years from the effective date of this Offering.

Management Bonus Plan

  On July 22, 1998, the Company's Board approved its Executive Bonus Performance Plan. Under the Plan, each officer of the Company receives a cash bonus up to a designated percentage of their annual base salary depending upon the extent to which specific performance metrics are achieved.

Limitation on Liability and Indemnification Matters

  The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law, and the Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law. The Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Series C Preferred Stock and Warrant Subscription Agreement

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with Warburg and Crosspoint pursuant to which Warburg and Crosspoint unconditionally agreed to purchase an aggregate of 5,764,143 shares of Series C Preferred Stock and warrants to purchase an aggregate of 4,729,500 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company has agreed either to call this commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. A proposed alternate equity financing providing for a price per share greater than or equal to $2.7767 and securities that are pari passu (equal) with, or more favorable to the Company than, the Series C Preferred Stock as set forth in the Company's Amended Certificate of Incorporation (as currently in effect) requires approval by the disinterested directors of the Company. A proposed alternate equity financing providing for a price per share of less than $2.7767 or securities whose terms are less favorable to the Company than the Series C Preferred Stock requires unanimous approval by the Company's entire Board of Directors. In consideration of this commitment, the Company issued to Warburg and Crosspoint warrants to purchase an aggregate of 1,694,148 shares of the Company's Common Stock at a purchase price of $0.0033 per share (the "Common Warrants"). The parties have agreed that the AT&T Ventures and NEXTLINK stock purchases constitute an alternate equity financing; therefore, the Company will not issue and sell the Series C Preferred Stock and Series C Warrants to Warburg and Crosspoint. Messrs. Henry Kressel and Joseph Landy, directors of the Company, are affiliated with Warburg, and Mr. Shapero, also a director of the Company, is affiliated with Crosspoint.

  On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, Warburg, Crosspoint and Mr. Hawk (the "Assignment and Assumption Agreement") whereby Warburg and Crosspoint assigned to Mr. Hawk their obligation to purchase 36,015 shares of Series C Preferred Stock and 29,559 Series C Warrants for an aggregate purchase price of $100,001.65. On the same date, Mr. Hawk purchased 36,015 shares of Series C Preferred Stock at a price per share of $2.7767. As a result of this amendment, the aggregate obligation of Warburg and Crosspoint to purchase Series C Preferred Stock and Series C Warrants was reduced from 5,764,143 shares to 5,728,128 shares and from 4,729,500 shares to 4,699,941 shares, respectively, for an aggregate purchase price of $15.9 million, reduced from $16.0 million. On the same date, the Amended and Restated Stockholder Rights Agreement dated March 11, 1998 (the "Stockholder Rights Agreement") was amended to add Mr. Hawk as a party.

  The Common Warrants issued upon the signing of the Subscription Agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have purchase prices of $0.0033 per share, are immediately exercisable and contain net exercise provisions.

  On March 11, 1998, the Company amended the Stockholder Rights Agreement among it and certain of its stockholders, including all of the holders of the outstanding Preferred Stock, to extend the rights held by Warburg, Crosspoint and Intel to the Common Warrants, the Series C Preferred Stock and the Series C Warrants issued or issuable to Warburg, Crosspoint and Intel pursuant to the Subscription Agreement.

The Intel Stock Purchase

  Pursuant to the Subscription Agreement, Intel purchased 360,144 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 295,500 shares of Series C Preferred Stock for an aggregate purchase price of $1.0 million concurrently with the closing of the issuance of the Senior Discount Notes; provided, that the Company does not have any obligation to issue such Series C Warrants to Intel until such time as Warburg and Crosspoint fund their respective commitments under the Subscription Agreement. The parties have agreed that the offering contemplated by this Prospectus constitutes an alternate equity financing; therefore the Company will not issue the Series C Warrants to Intel. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to Intel Common Warrants to purchase an aggregate of 105,852 shares of Common Stock at a purchase price of $0.0033 per share.

Transactions in Connection with the Formation of the Delaware Holding Company

  The Company originally was incorporated in California as Covad Communication Company ("Covad California") in October 1996. In July 1997, the Company was incorporated in Delaware as part of its strategy to operate through a holding company structure and to conduct substantially all of its operations through subsidiaries. To effect the holding company structure, in July 1997 the Company entered into an Exchange Agreement (the "Exchange Agreement") with the existing holders of the Common Stock and Series A Preferred Stock of Covad California to acquire all of such stock in exchange for a like number of shares of Common Stock and Preferred Stock in the Company, so that after giving effect to the exchange Covad California became a wholly-owned Subsidiary of the Company. In addition, the Company entered into an Assumption Agreement pursuant to which the Company assumed certain outstanding obligations of Covad California, including a $500,000 demand note issued to Warburg and certain commitments to issue stock options to two consultants of the Company.

  In connection with the Exchange Agreement, Messrs. McMinn, Khanna and Haas, officers of the Company, each exchanged 3,000,000 shares of Common Stock of Covad California, originally purchased for $0.0042 per share, for a like number of shares of Common Stock of the Company pursuant to restricted stock purchase agreements. In addition, Mr. Lynch, a director of the Company, exchanged 144,000 shares of Common Stock of Covad California, originally purchased for $0.0333 per share, for a like number of shares of Common Stock of the Company pursuant to a restricted stock purchase agreement. The Common Stock issued to Messrs. McMinn, Khanna, Haas and Lynch are generally subject to vesting over a period of four years. This vesting is subject to acceleration upon a change of control involving a merger, sale of all or substantially all of the assets of the Company or a shift in 50% or more of the voting power of the Company. The Company's repurchase rights lapse one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause, or in the event the successor corporation refuses to assume the agreements.

Issuance of Common Stock

  On July 15, 1997, the Company issued 1,125,000 shares of Common Stock to Mr. Cardinale, an officer of the Company, for a purchase price of $0.0333 per share. On August 30, 1997, the Company issued 345,000 shares of Common Stock to Mr. Laehy, an officer of the Company, for $0.05 per share. On October 14, 1997, the Company issued 144,000 shares of Common Stock to Mr. Marshall, a director of the Company, for a purchase price of $0.05 per share. On April 24, 1998, the Company issued 96,000 shares of Common Stock to Mr. Hawk, a director of the Company, for a purchase price of $0.6667 per share. On August 28, 1998, the Company issued 40,000 shares of Common Stock to Mr. Hawk for a purchase price of $5.75 per share. The shares of Common Stock issued to Messrs. Cardinale, Laehy, Marshall and Hawk were issued pursuant to restricted stock purchase agreements which contain vesting and change of control provisions similar to those contained in the above-described restricted stock purchase agreements of Messrs. McMinn, Khanna, Haas and Lynch.

Issuance of Series A Preferred Stock

  On June 30, 1997 Covad California issued 150,000 shares of Series A Preferred Stock to each of Messrs. McMinn, Khanna and Haas and 300,000 shares of Series A Preferred Stock to Mr. Lynch for a purchase price of $0.3333 per share. In July 1997, these shares were exchanged for a like number of shares of Series A Preferred Stock of the Company pursuant to the Exchange Agreement.

Issuance of Series B Preferred Stock

  In July 1997, the Company sold an aggregate of 17,000,001 shares of Series B Preferred, of which 12,000,000 shares were sold to Warburg, 3,000,000 shares were sold to Crosspoint and 2,000,001 shares were sold to Intel. The purchase price of the Series B Preferred was $0.50 per share. A portion of the purchase price of the Series B Preferred was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997. Messrs. Kressel and Landy, each of whom currently serve as members of the Company's Board of Directors, are affiliated with Warburg. Mr. Shapero, who currently serves on the Company's Board of Directors, is affiliated with Crosspoint. See "Management--Directors and Executive Officers."

  On February 12, 1998, the Company sold an additional 100,002 shares of Series B Preferred at a purchase price of $1.00 per share to Mr. Marshall, a director of the Company. For a description of the rights and preferences of the Series B Preferred, see "Description of Capital Stock--Preferred Stock."

The Strategic Investments and Relationships

  In January 1999, the Company received equity investments from AT&T Ventures, NEXTLINK and Qwest. AT&T Ventures purchased an aggregate of 1,500,583 shares of Series C-1 Preferred Stock at $2.7767 per share and an aggregate of 1,157,408 shares of Series D-1 Preferred Stock at $18.00 per share. These purchases represent an aggregate investment of $25 million, of which $11 million was invested by AT&T Venture Fund II, LP and $14 million was invested by the two affiliated funds. NEXTLINK purchased 1,200,466 shares of Series C-1 Preferred Stock at $2.7767 per share and 925,926 shares of Series of D-1 Preferred Stock at $18.00 per share, representing an investment of $20 million. Qwest purchased 900,349 shares of Series C-1 Preferred Stock at $2.7767 per share and 694,445 shares of Series D-1 Preferred Stock at $18.00 per share, representing an aggregate investment of $15 million. Upon completion of this offering, the Series C-1 Preferred Stock will convert into Class B Common Stock on a one-for-one basis. The Series D-1 Preferred Stock will also convert into Class B Common Stock at that time on a one-for-one basis if the initial public offering price is $18.00 per share or greater. If the initial public offering price is less than $18.00 per share, the number of shares of Class B Common Stock into which the Series D-1 Preferred Stock will convert will be increased so that the effective purchase price per share of the Series D-1 Preferred Stock will be the same as the initial public offering price. Based on an initial public offering price of $13.50 per share, the Series C-1 Preferred Stock and Series D-1 Preferred Stock purchased by the Strategic Investors will convert into 7,305,104 shares of Class B Common Stock. The Strategic Investors have each agreed not to transfer any Series C-1 Preferred Stock, Series D-1 Preferred Stock or Class B Common Stock to any non-affiliated third party until January 2000. The Strategic Investors have also each agreed not to acquire more than 10% of the voting stock of the Company without the consent of the Company until January 2002. In addition, until January 2002, each of the Strategic Investors has agreed to vote any voting securities it holds as recommended by the Board of Directors. See "Description of Capital Stock--Class B Common Stock."

  Concurrently with these strategic equity investments, AT&T, NEXTLINK and Qwest entered into commercial agreements with the Company providing for the purchase, marketing and resale of the Company's services at volume discounts, purchase by the Company of fiber optic transport bandwidth at volume discounts, collocation of network equipment and development of new DSL services. These agreements have terms ranging from six months to several years subject to earlier termination in certain circumstances. The Company cannot predict the number of line orders that AT&T, NEXTLINK or Qwest will generate, if any, whether line orders will be below the Company's, AT&T's, NEXTLINK's or Qwest's expectations or whether AT&T, NEXTLINK or Qwest will discontinue selling the Company's services entirely.

Equipment Lease Financing

  Through September 30, 1998, the Company has incurred a total of $860,000 of equipment lease financing obligations (including principal and interest) through a sale lease-back transaction with Charter Financial, Inc. ("Charter Financial"). Through September 30, 1998, the Company has made total payments of approximately $241,000 to Charter Financial on these obligations. Warburg, a principal stockholder of the Company, owns a majority of the capital stock of Charter Financial. The Company believes that the terms of the lease financing with Charter Financial were completed at rates similar to those available from alternative providers. The Company's belief that the terms of the sale lease-back arrangement are similar to those available from alternative providers is based on the advice of its officers who reviewed at least two alternative proposals and who reviewed and negotiated the terms of the arrangement with Charter Financial.

Vendor Relationship

  Crosspoint, a principal stockholder of the Company, owns approximately 12% of the capital stock of Diamond Lane, a vendor of the Company. The Company's payments to Diamond Lane through September 30, 1998 totaled approximately $1,492,000. The Company believes that the terms of its transactions with Diamond Lane were completed at rates similar to those available from alternative vendors. This belief is based on the Company's management team's experience in obtaining vendors and the fact that the Company sought competitive bidders before entering into the relationship with Diamond Lane.

Registration Rights

  Certain holders of Common Stock and Common Stock issuable upon conversion of the Preferred Stock are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

Employment Agreements

  The Company has entered into employment agreements with certain of its officers. See "Management--Employment Agreements and Change in Control Arrangements."

Employee Loans

  In August 1998, the Company loaned Robert Knowling, Jr., the Company's Chief Executive Officer, the principal amount of $500,000 pursuant to a Note Secured by Deed of Trust (the "Knowling Note"), which was secured by certain real property of Mr. Knowling. The entire principal balance of the Knowling Note becomes due and payable in one lump sum on August 14, 2002. No interest is charged on the Knowling Note. The Knowling Note has provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

  In October 1998, the Company loaned Catherine Hemmer, the Company's Vice President, Operations, and her husband, an employee of the Company (the "Hemmers"), the principal amount of $600,000 pursuant to a Note Secured By Deed of Trust (the "Hemmer Note"), which was secured by certain real property of the Hemmers. The outstanding principal balance of the Hemmer Note becomes due in four equal annual installments commencing August 10, 1999, with the last installment due on August 10, 2002. No interest is charged on the Hemmer Note. The Hemmer Note has provisions for forgiveness based upon continued employment of each of the Hemmers with the Company and is subject to acceleration in certain events.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding ownership of the Company's Common Stock (after giving effect to the issuance of 1,800,000 shares of Common Stock upon exercise of warrants prior to the closing of the offering, the conversion of outstanding Preferred Stock into Common Stock, and excluding Common Stock that will be issued upon the closing of this offering pursuant to cumulative dividend rights of the Preferred Stock) as of December 31, 1998 by (i) each Named Executive Officer, (ii) each director of the Company, (iii) all executive officers and directors as a group, and (iv) all persons who directly own 5% or more of the Company's Common Stock.

                          Number of
                            Shares    Percentage Beneficially Owned(1)
                         Beneficially ----------------------------------------
    Beneficial Owner       Owned(1)   Before Offering         After Offering
    ----------------     ------------ ----------------        ----------------
Charles McMinn(2).......   3,150,000                    9.9%                    8.0%
Robert Knowling Jr.(3)..     306,250                     *                       *
Robert Hawk(4)..........     176,515                     *                       *
Henry Kressel(5)........  13,355,319                   42.0                    34.0
Joseph Landy(5).........  13,355,319                   42.0                    34.0
Daniel Lynch(6).........     460,500                    1.5                     1.2
Frank Marshall(6).......     260,502                     *                       *
Rich Shapero(7).........   3,338,829                   10.5                     8.5
Rex Cardinale...........   1,125,000                    3.5                     2.9
Charles Haas............   3,150,000                    9.9                     8.0
Dhruv Khanna(8).........   3,150,000                    9.9                     8.0
Timothy Laehy...........     345,000                    1.1                      *
All executive officers
 and directors as a
 group(9)...............  28,888,669                   89.7                    72.8
Warburg, Pincus
 Ventures, L.P. (10)....  13,355,319                   42.0                    34.0
Crosspoint Venture
 Partners 1996 (11).....   3,338,829                   10.5                     8.5
Intel Corporation (12)..   2,465,997                    7.8                     6.3

--------
  * Less than 1% of the outstanding voting stock.

 (1) Based on 31,820,159 shares of Common Stock outstanding as of December 31, 1998. Does not include 7,305,104 shares of Class B Common Stock to be issued to the Strategic Investors upon the closing of this offering (based on an initial public offering price of $13.50 per share) on conversion of Series C-1 Preferred Stock and Series D-1 Preferred Stock acquired by them in January 1999. The Class B Common Stock is non-voting. See "Certain Relationships and Related Transactions--The Strategic Investments and Relationships" and "Description of Capital Stock--Class B Common Stock." Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the aggregate number of shares beneficially owned by the individual stockholders and groups of stockholders described above and the percentage ownership of such individuals and groups, shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the other stockholders or groups of stockholders. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 2330 Central Expressway, Santa Clara, CA 95050.

 (2) Includes 475,000 shares of Common Stock held by a trust for the benefit of two members of Mr. McMinn's immediate family, who also serve as co-trustees. Mr. McMinn disclaims beneficial ownership of the shares of Common Stock held by such trust.

 (3) Consists of 306,250 shares of Common Stock subject to options exercisable within 60 days of December 31, 1998.

 (4) Includes 4,500 shares of Common Stock subject to options exercisable within 60 days of December 31, 1998.

 (5) All of the shares indicated are owned of record by Warburg and are included because of Dr. Kressel's and Mr. Landy's affiliation with Warburg. Dr. Kressel and Mr. Landy disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The address of Dr. Kressel and Mr. Landy is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017-3147.

 (6) Includes 16,500 shares of Common Stock subject to options exercisable within 60 days of December 31, 1998.

 (7) All of the shares indicated are owned of record by Crosspoint and are included because of Mr. Shapero's affiliation with Crosspoint. Mr. Shapero disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The address of Mr. Shapero is c/o Crosspoint Venture Partners, The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062.

 (8) Includes 375,000 shares of Common Stock held by a limited partnership of which Mr. Khanna is a general partner and a limited partner. Mr. Khanna disclaims beneficial ownership of the shares of Common Stock held by such limited partnership except to the extent of his pecuniary interest therein.

 (9) Includes 392,004 shares of Common Stock subject to options and 1,694,148 shares of Common Stock subject to warrants exercisable within 60 days of December 31, 1998.

(10) Includes 1,355,319 shares to be issued upon exercise of a warrant prior to the closing of this offering. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of Warburg as a general partner and also owns approximately 1.3% of the limited partnership interests in Warburg. Dr. Kressel and Mr. Landy, directors of the Company, are Managing Directors and members of EMW LLC and partners of WP and as such may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. See Note 5 above. The address of Warburg is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017-3147.

(11) Includes 338,829 shares to be issued upon exercise of a warrant prior to the closing of this offering. Mr. Shapero, a director of the Company, is affiliated with Crosspoint and as such may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange
     Act) in an indeterminate portion of the shares beneficially owned by Crosspoint. See Note 7 above. The address of Crosspoint is The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062.

(12) Includes 105,852 shares to be issued upon exercise of a warrant prior to the closing of this offering. The address of Intel is 2200 Mission College Boulevard, Mail Stop SC4-210, Santa Clara, CA 95052-8199.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms of the capital stock contained in the Company's Amended and Restated Certificate of Incorporation and other agreements referenced below which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation immediately following the closing of this offering.

  Upon the closing of this offering, the authorized capital stock of the Company, after giving effect to the amendment of the Company's Amended and Restated Certificate of Incorporation, will consist of 190,000,000 shares of Common Stock, 10,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock. As of December 31, 1998, there were 51 holders of record of Common Stock. The Common Stock and Preferred Stock each have a par value of $0.001 per share. As of December 31, 1998, there were 31,820,159 shares of Common Stock outstanding, after giving effect to the issuance of 1,800,000 shares of Common Stock upon exercise of warrants that terminate upon the closing of the offering. No shares of Preferred Stock will be outstanding upon completion of this offering. As of December 31, 1998, options to purchase 12,288,779 shares of Common Stock at a weighted average exercise price of $1.96 per share were outstanding. In January 1999 the Company issued Preferred Stock which will be converted into 7,305,104 shares of Class B Common Stock upon the closing of this offering (based on an initial public offering price of $13.50 per share).

Common Stock

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby will, upon the closing of the offering, be fully paid and non-assessable.

Class B Common Stock

  The rights of holders of Class B Common Stock are identical to the rights of holders of Common Stock except that the holders of Class B Common Stock do not have voting rights. Commencing in January 2000, the Class B Common Stock may be converted into Common Stock on a one-for-one basis at the election of the holder, provided that such holder and its affiliates would not hold more than 10% of the voting stock of the Company, or will automatically convert into Common Stock upon transfer after such date to a third party.

Preferred Stock

  Upon the closing of this offering, all outstanding shares of Preferred Stock will automatically be converted into shares of Common Stock and Class B Common Stock. See Notes 6 and 10 of Notes to Consolidated Financial Statements for a description of the currently outstanding Preferred Stock. The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue additional Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

Warrants

  In connection with the issuance of the Senior Discount Notes in March 1998, the Company issued the High Yield Warrants to purchase an aggregate of 5,053,764 shares of Common Stock of the Company with exercise prices of $0.0033 per share. The High Yield Warrants became exercisable on September 15, 1998 and automatically expire on March 15, 2008. The Company also issued to a consultant a five-year warrant to purchase 135,000 shares with an exercise price of $1.00 per share. Such warrant is immediately exercisable.

Registration Rights

  Pursuant to the Stockholder Rights Agreement, holders of 31,529,866 shares of Common Stock and holders of 7,305,104 shares of Class B Common Stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of Common Stock held by them or issuable upon conversion of the Class B Common Stock commencing January 2000. The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of Common Stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the Company is so advised by the managing underwriter, if any, therefor that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after the offering made hereby or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all Registrable Securities then held by such Rights Holder.

  Pursuant to the Warrant Registration Rights Agreement dated March 11, 1998, among the Company and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of the Warrants are entitled to certain registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants. The Warrant holders are entitled to demand and "piggy-back" registration rights, subject to certain limitations and conditions. Like the Rights Holders, the number of securities that a Warrant holder may request to be included in a registration involving an exercise of its demand or "piggy-back" rights is subject to a pro rata reduction based on the number of shares held by each Warrant holder and any other security holders exercising their respective registration rights, to the extent that the Company is so advised by the managing underwriter, if any, therefor that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

Antitakeover Effects of Certain Provisions of Covad's Charter, Bylaws and Delaware Law

  As noted above, the Company's Board of Directors, without stockholder approval, has the authority under the Company's Amended and Restated Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

  Election and Removal of Directors. Effective upon the closing of this offering, the Company's charter and Bylaws provide for the division of the Company's Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the Company's stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors. See "Management--Classified Board."

  Stockholder Meetings. Under the Company's Bylaws, the stockholders may not call a special meeting of the stockholders of the Company. Rather, only the Board of Directors, the Chairman of the Board and the President may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. The Company's Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

  Section 203 of the Delaware General Corporation Law. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans, or (iii) on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person, (i) owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation as any time within the prior three years.

  These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of the Company.

Transfer Agent and Registrar

  BankBoston, N.A. is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon the completion of this offering, the Company will have 46,625,263 shares of Common Stock outstanding. Of these shares, the 7,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. An additional 7,305,104 shares of Common Stock issuable upon conversion of the Class B Common Stock will be eligible for sale beginning in January 2000 subject to volume limitations pursuant to Rule 144 and the exercise of Registration Rights. The remaining 31,820,159 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. The Company's directors, executive officers, all other stockholders and all option and warrant holders, who in the aggregate hold all of the shares of Common Stock or securities convertible into Common Stock of the Company outstanding immediately prior to the completion of this offering, are subject to lock-up agreements under which they have agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for

Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its 1997 Stock Plan and 1998 Purchase Plan and upon exercise of warrants outstanding on the date of this Prospectus, and may issue stock in connection with strategic relationships and in connection with acquisitions of businesses, technologies or products complementary to those of the Company, so long as the recipients of such stock agree to be bound by a lock-up agreement for the remainder of the 180-day lock-up period.

  Upon expiration of the lock-up agreements, approximately 31,820,159 shares of Common Stock will become eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144. An additional 7,305,104 shares of Common Stock issuable upon conversion of the Class B Common Stock will be eligible for sale in January 2000 subject to volume limitation pursuant to Rule 144 and the exercise of registration rights. In addition, 31,529,866 of the shares outstanding immediately following the completion of this offering will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.

  As of December 31, 1998, 12,288,779 shares were subject to outstanding options under the Company's 1997 Stock Plan and 5,188,764 shares were subject to outstanding warrants to purchase Common Stock. All of these shares are subject to the lock-up agreements described above. The Company also has adopted its 1998 Purchase Plan and reserved 1,000,000 shares for issuance thereunder. Approximately 90 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1998 Purchase Plan and 1997 Stock Plan (including shares subject to then outstanding options under such plan), thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements. In addition, the holders of the warrants to purchase 5,053,764 shares of Common Stock are entitled to certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in a "broker's transaction" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of
(i) one percent of the number of shares of Common Stock then outstanding or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below:

     Underwriters                                               Number of Shares
     ------------                                               ----------------
     Bear, Stearns & Co. Inc. .................................
     BT Alex. Brown Incorporated...............................
     Donaldson, Lufkin & Jenrette Securities Corporation.......
     Goldman, Sachs & Co. .....................................
                                                                   ---------
       Total...................................................    7,500,000
                                                                   =========

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any are purchased (excluding shares covered by the Over-Allotment Option).

  The Underwriters have advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession of not more than $   per share. Additionally, the
Underwriters may allow, and such dealers may reallow, a discount of not more
than $   per share on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

  At the Company's request, the Underwriters have reserved for sale at the initial public offering price up to 450,000 shares of Common Stock offered hereby for certain individuals and entities who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  The Company has granted to the Underwriters an option to purchase up to 1,125,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. This option may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of shares of Common Stock proportionate to such Underwriter's purchase obligations set forth in the foregoing table.

  The offering of the shares is made for delivery, when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The officers, directors, stockholders and option holders of the Company, who in the aggregate own all of the issued and outstanding shares of Common Stock or securities convertible into Common Stock of the Company outstanding immediately prior to the completion of this offering, have agreed that they will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock beneficially owned by them during the 180 day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of securities exchangeable for or convertible into shares of Common Stock during the 180 day period following the date of this Prospectus, except that the Company may issue shares of Common Stock and options to purchase Common Stock under its 1997 Stock Plan and its 1998 Purchase Plan and upon exercise of warrants outstanding on the date of this Prospectus, and may issue stock in connection with strategic relationships and in connection with acquisitions of businesses, technologies or products complementary to those of the Company, so long as the recipients of such stock agree to be bound by a lock-up agreement for the remainder of the 180-day lock-up period.

  The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and operating results of the Company, market valuations of other companies engaged in the telecommunications industry, estimates of the business potential and prospects of the Company, the present state of the Company's operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary Prospectus is subject to change as a result of market conditions and other factors. The negotiated initial public offering price may bear no relationship to the price at which the Common Stock trades after the offering. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "COVD," subject to official notice of issuance.

  The Underwriters have advised the Company that, pursuant to Regulation M promulgated under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of pegging, fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position created in connection with the offering. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. A "penalty bid" is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Underwriters have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Underwriters do not intend to confirm sales for accounts over which they exercise discretionary authority.

  Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated acted as initial purchasers of the Senior Discount Notes in March 1998, for which Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated received usual and customary fees.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and September 30, 1998 and for the year ended December 31, 1997 and the nine months ended September 30, 1998, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  This Prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed by the Company with the SEC and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the SEC: 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the prescribed fees.

  The Company is currently subject to the periodic reporting and other information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office,
500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the
SEC: 450 Fifth Street NW, Washington, D.C. 20549, upon payment of the prescribed fees. The SEC maintains a Web site that contains reports and information statements and other information regarding registrants that file electronically with the SEC. Copies of such documents may be obtained from the SEC's Internet address at http://www.sec.gov.

                        COVAD COMMUNICATIONS GROUP, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and September 30,
 1998.....................................................................  F-3
Consolidated Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1997 (unaudited) and 1998........  F-4
Consolidated Statements of Stockholders' Equity (Net Capital Deficiency)
 for the year ended December 31, 1997 and the nine months ended September
 30, 1998.................................................................  F-5
Consolidated Statements of Cash Flows for the year ended December 31, 1997 and the nine months ended September 30, 1997 (unaudited) and 1998........  F-6
Notes to Consolidated Financial Statements................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Covad Communications Group, Inc.

  We have audited the accompanying consolidated balance sheets of Covad Communications Group, Inc. as of December 31, 1997 and September 30, 1998, and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for the year ended December 31, 1997 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Covad Communications Group, Inc. as of December 31, 1997 and September 30, 1998, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
October 16, 1998

                        COVAD COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
             (Amounts in 000's, except share and per share amounts)

                                                                      Pro Forma
                                                                    Stockholders'
                                                                       Equity
                                                                    (Net Capital
                                                                     Deficiency)
                                        December 31,  September 30, September 30,
                                            1997          1998          1998
                                        ------------- ------------- -------------
                                        (Restated)(1)                (Unaudited)
                ASSETS
 Current assets:
 Cash and cash equivalents............     $ 4,378      $ 97,076
 Accounts receivable, net of
  allowances for uncollectibles of $0
  and $75.............................          25         1,062
 Unbilled revenue.....................           4           450
 Inventories..........................          43           868
 Prepaid expenses.....................          52           722
 Other current assets.................         317           446
                                           -------      --------
   Total current assets...............       4,819       100,624
 Property and equipment:
 Networks and communication equipment.       2,185        30,321
 Computer equipment...................         600         3,660
 Furniture and fixtures...............         185           890
 Leasehold improvements...............         114           550
                                           -------      --------
                                             3,084        35,421
 Less accumulated depreciation and
  amortization........................         (70)       (1,418)
                                           -------      --------
   Net property and equipment.........       3,014        34,003
 Other assets:
 Restricted cash......................         210           233
 Deposits.............................          31           282
 Deferred debt issuance costs (net)...         --          8,304
 Other long term assets...............         --          1,176
                                           -------      --------
   Total other assets.................         241         9,995
                                           -------      --------
   Total assets.......................     $ 8,074      $144,622
                                           =======      ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
        (NET CAPITAL DEFICIENCY)
 Current liabilities:
 Accounts payable.....................     $   651      $  8,777
 Unearned revenue.....................           7           290
 Accrued network costs................          58         1,238
 Other accrued liabilities............          77         2,808
 Current portion of capital lease
  obligations.........................         229           254
                                           -------      --------
   Total current liabilities..........       1,022        13,367
 Long-term debt (net of discount).....         --        137,292
 Long-term capital lease obligations..         554           380
                                           -------      --------
   Total liabilities..................       1,576       151,039
 Stockholders' equity (net capital
  deficiency):
 Preferred stock ($0.001 par value)
  (pro forma--unaudited):
  Authorized shares--5,000,000
  Issued and outstanding--none........         --            --            --
 Convertible preferred stock ($0.001
  par value):
  Authorized shares--30,000,000 (none
   pro forma--unaudited)
  Issued and outstanding shares--
   17,750,001 and 18,246,162 at
   December 31, 1997 and September 30,
   1998, respectively (none pro
   forma--unaudited)..................          18            18           --
 Common stock ($0.001 par value):
  Authorized shares--65,000,000
   (150,000,000 pro forma--unaudited)
  Issued and outstanding shares--
   11,361,204 and 11,634,149 at
   December 31, 1997 and September 30,
   1998, respectively (31,680,311
   shares pro forma--unaudited).......          11            12            32
 Additional paid-in capital...........       9,692        30,732        30,736
 Deferred compensation................        (611)       (6,306)       (6,306)
 Retained earnings (deficit)..........      (2,612)      (30,873)      (30,873)
                                           -------      --------       -------
  Total stockholders' equity (net
   capital deficiency)................       6,498        (6,417)      $(6,411)
                                           -------      --------       =======
  Total liabilities and stockholders'
   equity (net capital deficiency)....     $ 8,074      $144,622
                                           =======      ========

--------
(1) See Note 7.

   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (Amounts in 000's, except share and per share amounts)

                                                          Nine Months Ended
                                                            September 30,
                                         Year Ended     -----------------------
                                      December 31, 1997    1997         1998
                                      ----------------- -----------  ----------
                                        (Restated)(1)   (Unaudited)
Revenues.............................    $        26    $      --    $    2,560
Operating expenses:
  Network and product costs..........             54            10        2,316
  Sales, marketing, general and
   administrative....................          2,374         1,040       17,231
  Amortization of deferred
   compensation......................            295           134        2,695
  Depreciation and amortization......             70           --         1,348
                                         -----------    ----------   ----------
    Total operating expenses.........          2,793         1,184       23,590
                                         -----------    ----------   ----------
Income (loss) from operations........         (2,767)       (1,184)     (21,030)
Interest income (expense):
  Interest income....................            167            80        3,673
  Interest expense...................            (12)          --       (10,904)
                                         -----------    ----------   ----------
  Net interest income (expense)......            155            80       (7,231)
                                         -----------    ----------   ----------
Net income (loss)....................    $    (2,612)   $   (1,104)  $  (28,261)
                                         ===========    ==========   ==========
Net income (loss) per common share...    $     (0.80)   $    (0.37)  $    (5.26)
Weighted average shares used in
 computing net loss per share........      3,271,546     3,009,329    5,374,924
Pro forma net income (loss) per
 common share........................    $     (0.23)   $    (0.14)  $    (1.14)
Weighted average shares used in
 computing pro forma net loss per
 share...............................     11,522,916     8,059,696   24,844,824

--------
(1) See Note 7.



   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                                 (Restated)(1)
                    (Amounts in 000's, except share amounts)

                                                                                                      Total
                             Convertible                                                          Stockholders'
                           Preferred Stock    Common Stock     Additional              Retained    Equity (Net
                          ----------------- ------------------  Paid-In     Deferred   Earnings      Capital
                            Shares   Amount   Shares    Amount  Capital   Compensation (Deficit)   Deficiency)
                          ---------- ------ ----------  ------ ---------- ------------ ---------  -------------
Initial issuance of
 common stock...........         --   $--   12,000,000   $ 12   $    38     $   --     $    --      $     50
Repurchase of common
 stock..................         --    --   (2,410,296)    (3)       (7)        --          --           (10)
Issuance of common
 stock..................         --    --    1,771,500      2        66         --          --            68
Issuance of Series A
 Preferred Stock........     750,000     1         --     --        249         --          --           250
Issuance of Series B
 Preferred Stock (net of
 $43 of financing
 costs).................  17,000,001    17         --     --      8,440         --          --         8,457
Deferred compensation...         --    --          --     --        906        (906)        --           --
Amortization of deferred
 compensation...........         --    --          --     --        --          295         --           295
Net loss................         --    --          --     --        --          --       (2,612)      (2,612)
                          ----------  ----  ----------   ----   -------     -------    --------     --------
Balance at December 31,
 1997...................  17,750,001    18  11,361,204     11     9,692        (611)     (2,612)       6,498
Issuance of common
 stock..................         --    --      272,945      1       301         --          --           302
Issuance of Series B
 Preferred Stock........     100,002   --          --     --        100         --          --           100
Issuance of Series C
 Preferred Stock........     396,159   --          --     --      1,100         --          --         1,100
Issuance of common stock
 warrants as part of
 debt offering issuance
 costs..................         --    --          --     --      2,928         --          --         2,928
Issuance of common stock
 warrants pursuant to
 debt offering..........         --    --          --     --      8,221         --          --         8,221
Deferred compensation...         --    --          --     --      8,390      (8,390)        --           --
Amortization of deferred
 compensation...........         --    --          --     --        --        2,695         --         2,695
Net loss................         --    --          --     --        --          --      (28,261)     (28,261)
                          ----------  ----  ----------   ----   -------     -------    --------     --------
Balance at September 30,
 1998...................  18,246,162  $ 18  11,634,149   $ 12   $30,732     $(6,306)   $(30,873)    $ (6,417)
                          ==========  ====  ==========   ====   =======     =======    ========     ========

-------
(1) See Note 7.


   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Amounts in 000's)

                                                            Nine Months Ended
                                              Year Ended      September 30,
                                             December 31,  --------------------
                                                 1997         1997       1998
                                             ------------- ----------- --------
                                             (Restated)(1) (Unaudited)
Operating activities:
Net loss...................................     $(2,612)     $(1,104)  $(28,261)
Reconciliation of net loss to net cash
 provided by (used in) operating
 activities:
  Depreciation and amortization............          70          --       1,348
  Amortization of deferred compensation....         295          134      2,695
  Accreted interest and amortization of
   debt discount and deferred debt issuance
   costs...................................         --           --      10,809
  Net changes in current assets and
   liabilities:
    Accounts receivable....................         (25)         --      (1,037)
    Inventories............................         (43)         --        (825)
    Other current assets...................        (373)         (32)    (1,245)
    Accounts payable.......................         651          662      8,126
    Unearned revenue.......................           7          --         283
    Other current liabilities..............         135           35      3,911
                                                -------      -------   --------
Net cash used in operating activities .....      (1,895)        (305)    (4,196)
Investing activities:
Purchase of restricted investment..........        (210)         --         (23)
Deposits...................................         (31)         (47)      (251)
Long term receivable.......................         --           --        (887)
Purchase of property and equipment.........      (2,253)      (1,104)   (32,303)
                                                -------      -------   --------
Net cash used in investing activities .....      (2,494)      (1,151)   (33,464)
Financing activities:
Net proceeds from issuance of long-term
 debt and warrants.........................         --           --     129,328
Principal payments under capital lease
 obligations...............................         (48)         --        (183)
Proceeds from common stock issuance, net of
 repurchase................................         108          100        302
Proceeds from preferred stock issuance.....       8,707        8,707      1,200
Offering costs related to common stock
 offering..................................         --           --        (289)
                                                -------      -------   --------
Net cash provided by financing activities..       8,767        8,807    130,358
                                                -------      -------   --------
Net increase in cash and cash equivalents..       4,378        7,351     92,698
Cash and cash equivalents at beginning of
 period....................................         --           --       4,378
                                                -------      -------   --------
Cash and cash equivalents at end of year...     $ 4,378      $ 7,351   $ 97,076
                                                =======      =======   ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for interest...     $     9      $   --    $     78
                                                =======      =======   ========
Supplemental schedule of non-cash investing
 and financing activities:
  Equipment purchased through capital
   leases..................................     $   831      $   --    $     34
                                                =======      =======   ========
  Warrants issued for equity commitment....         --           --    $  2,928
                                                =======      =======   ========

--------
(1) See Note 7.

   The accompanying notes are an integral part of these financial statements.

                       COVAD COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

  Covad Communications Company was organized in October 1996. On July 16, 1997, Covad Communications Group, Inc. (the "Company") was incorporated in the state of Delaware. Simultaneous with the Company's incorporation, an exchange agreement was executed which effectively made Covad Communications Company a wholly-owned subsidiary of the Company.

  The Company is a packet-based Competitive Local Exchange Carrier that provides dedicated high-speed digital communication services using Digital Subscriber Line ("DSL") technology to enterprise and Internet Service Provider customers. Enterprise customers purchase the Company's services to provide employees with remote access to their Local Area Networks to improve employee productivity and reduce operating costs. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. The Company's services are provided over standard copper telephone lines at considerably faster speeds than available through a standard modem.

  The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory, and other risks associated with an emerging business.

Summary of Significant Accounting Policies

 A. Basis of Presentation

  The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

  The consolidated financial statements and related footnotes as of and for the nine months ended September 30, 1997 are unaudited, but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and operating results.

  The accompanying statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 and the nine months ended September 30, 1997 include $50,000 received during 1996 upon issuance of the initial capital stock of the Company and $2,000 expended in 1996 for general and administrative expenses. Due to the insignificance of balances at December 31, 1996 and activity for the period from inception through December 31, 1996, financial statements for 1996 have not been presented.

 B. Revenue Recognition

  Revenue related to installation of service and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Payments received in advance of providing services are recorded as unearned revenue until the period such services are provided.

 C. Cash and Cash Equivalents

  All highly liquid investments with a maturity of three months or less from the date of original issuance are considered to be cash equivalents.

                       COVAD COMMUNICATIONS GROUP, INC.

 D. Restricted Cash

  As of December 31, 1997 and September 30, 1998, the Company had $210,000 and $233,000, respectively, in commercial deposits held in the Company's name but restricted as security for certain of the Company's capital lease arrangements.

 E. Inventories

  Inventories are stated at the lower of cost or market. Costs are based on the first-in first-out method.

 F. Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

   Leasehold improvements......................... 15 years or life of the lease
   Electronic communication equipment............. 2 to 5 years
   Furniture and fixtures......................... 5 to 7 years
   Computer equipment............................. 3 years
   Office equipment............................... 2 to 5 years
   Computer software.............................. 3 to 7 years

  The Company capitalizes costs associated with the design and implementation of the Company's network including internally and externally developed software. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. As of December 31, 1997 and September 30, 1998, total capitalized internal costs were $139,000 and $1,454,000, respectively.

 G. Equipment Under Capital Leases

  The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease, whichever is less. Assets under capital lease are amortized over the lease term or useful life of the assets.

 H. Income Taxes

  From January 1, 1997 to June 30, 1997, Covad Communications Company was an S Corporation under the provisions of the Internal Revenue Code. Effective June 30, 1997, Covad Communications Company terminated its S Corporation status and became a C Corporation, and on July 16, 1997 Covad Communications Company became a wholly-owned subsidiary of the Company. Under S Corporation provisions, income or losses of Covad Communications Company were reported by the stockholders on their individual federal and state income tax returns, and Covad Communications Company did not pay income taxes or receive income tax benefits.

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1997, the Company had deferred tax assets of approximately $820,000 primarily related to federal and California net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance. The

                       COVAD COMMUNICATIONS GROUP, INC.

federal and California net operating loss carryforwards of approximately $2,062,000 at December 31, 1997, expire in 2012 and 2005, respectively. For the nine months ended September 30, 1998, the Company has incurred additional operating losses which are expected to generate net operating loss carryforwards for the 1998 tax year. Utilization of the net operating losses is subject to a substantial annual limitation provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

 I. Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 J. Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," which are effective for the Company's December 31, 1997 financial statements, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available for identical or comparable financial instruments, fair values are based on estimates using the present value of estimated cash flows or other valuation techniques. The resulting fair values can be significantly affected by the assumptions used, including the discount rate and estimates as to the amounts and timing of future cash flows.

  The following methods and assumptions were used to estimate the fair value for financial instruments:

  Cash and cash equivalents. The carrying amount approximates fair value.

  Borrowings. The fair values of borrowings, including long-term debt, capital lease obligations and other obligations, were estimated based on quoted market prices, where available, or by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company. For all borrowings outstanding at December 31, 1997 and September 30, 1998, fair value approximates recorded value.

 K. Earnings (Loss) Per Share

  In March 1997, SFAS No. 128 "Earnings Per Share" ("SFAS 128") was issued specifying the computation, presentation, and disclosure requirements for earnings per share for publicly held entities. This statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company has applied the provisions of SFAS 128.

  Basic earnings per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's common stock ("Common Stock"), after giving consideration to shares subject to repurchase, outstanding during the period.

  Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock ("Preferred Stock"). In addition, income or loss is adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The diluted earnings per share amount has not been reported because the Company has a net loss and

                       COVAD COMMUNICATIONS GROUP, INC.

the impact of the assumed exercise of the stock options and warrants and the assumed preferred stock conversion is not dilutive.

  Under the Company's Certificate of Incorporation, all outstanding Preferred Stock will convert into Common Stock on a one-for-one basis upon the completion of the Company's initial public offering of Common Stock. The pro forma net loss per share assumes the conversion of the Preferred Stock and the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock immediately prior to the consummation of the Company's initial public offering of Common Stock.

  The consolidated financial statements applicable to the prior periods have been restated to reflect a two-for-one stock split effective May 1998 and a three-for-two stock split effective August 1998.

  The following table presents the calculation of basic and diluted and pro forma net income (loss) per share (in thousands, except share and per share amounts):

                                                            Nine Months Ended
                                            Year Ended        September 30,
                                           December 31,  ------------------------
                                               1997         1997         1998
                                           ------------  -----------  -----------
                                                         (Unaudited)
Net income (loss)........................  $    (2,612)  $    (1,104) $   (28,261)
Basic and diluted:
  Weighted average shares of common stock
   outstanding...........................   11,021,269    10,892,714   11,446,004
  Less: Weighted average shares subject
   to repurchase.........................    7,749,723     7,883,385    6,071,080
                                           -----------   -----------  -----------
Weighted average shares used in computing
 basic and diluted net income (loss) per
 share...................................    3,271,546     3,009,329    5,374,924
                                           ===========   ===========  ===========
Basic and diluted net income (loss) per
 share...................................  $     (0.80)  $     (0.37) $     (5.26)
                                           ===========   ===========  ===========
Pro forma (unaudited):
Shares used above........................    3,271,546     3,009,329    5,374,924
Pro forma adjustment to reflect weighted
 effect of assumed conversion of
 convertible preferred stock.............    8,251,370     5,050,367   18,124,845
Pro forma adjustment to reflect weighted
 effect of assumed exercise of common
 warrants................................          --            --     1,345,055
                                           -----------   -----------  -----------
Shares used in computing pro forma basic
 and diluted net income (loss) per common
 share...................................   11,522,916     8,059,696   24,844,824
                                           ===========   ===========  ===========
Pro forma basic and diluted net income
 (loss) per share........................  $     (0.23)  $     (0.14) $     (1.14)
                                           ===========   ===========  ===========

 L. Concentration of Credit Risk

  The Company typically offers its customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company has incurred no bad debt losses through September 30, 1998.

2. Debt

  On March 11, 1998, the Company completed a private placement (the "1998 Private Offering") through the issuance of 260,000 units (the "Units"), each unit consisting of $1,000 in principal amount at maturity of 13 1/2% Senior Discount Notes due 2008 (the "Notes") and one warrant, initially exercisable to purchase 19.4376 shares of common stock, $0.001 par value, of the Company (the "Unit Warrants"). Net proceeds from the 1998 Private Offering were approximately $129.6 million, after transaction costs of approximately $5.5 million.

                       COVAD COMMUNICATIONS GROUP, INC.

  The principal amount of the Notes will accrete from the date of issuance at the rate of 13 1/2% per annum through March 15, 2003, compounded semi-annually, and thereafter bear interest at the rate of 13 1/2% per annum, payable semi-annually, in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The Notes are unsecured senior obligations of the Company that will mature on March 15, 2008. The Notes will be redeemable at the option of the Company at any time after March 15, 2003 plus accrued and unpaid interest thereon, if any, to the redemption date.

  The Notes were originally recorded at approximately $126.9 million, which represents the $135.1 million in gross proceeds less the approximate $8.2 million value assigned to the Unit Warrants, which is included in additional paid-in capital. The value assigned to the Unit Warrants, representing debt discount, is being amortized over the life of the Notes. Additional debt issuance costs were incurred through the issuance of warrants associated with the commitment of equity by certain investors. The debt issuance costs are also being amortized over the life of the Notes. For the nine months ended September 30, 1998, the accretion of the Notes and the amortization of debt discount and debt issuance costs was $10.8 million and is included in interest expense in the accompanying consolidated financial statements.

  The Unit Warrants have ten year terms, have exercise prices of $0.0033 per share (subject to adjustment in certain events), contain net exercise provisions and are currently exercisable.

3. Capital Leases

  The Company has entered into capital lease arrangements to finance the acquisition of certain operating assets, two of which have bargain purchase options. The principal value of these leases totaled $831,000 and $865,000 as of December 31, 1997 and September 30, 1998, respectively, and was equivalent to the fair value of the assets leased.

  Future minimum lease payments under capital leases are as follows:

        Period
        Ending
     December 31,
     ------------
     1998........................................................... $  81,000
     1999...........................................................   331,000
     2000...........................................................   294,000
     2001...........................................................    44,000
     2002...........................................................     4,000
     Thereafter.....................................................       --
                                                                     ---------
                                                                       754,000
     Less amount representing interest..............................  (120,000)
     Less current portion...........................................  (254,000)
                                                                     ---------
     Total long-term portion........................................ $ 380,000
                                                                     =========

  Accumulated amortization for equipment under capital leases is reflected in accumulated depreciation and amortization for property and equipment.

                       COVAD COMMUNICATIONS GROUP, INC.

4. Operating Leases

  The Company leases vehicles, equipment, and office space under various operating leases. Future minimum lease payments by year under operating leases are as follows:

     Period Ending
      December 31,
     -------------
      1998.......................................................... $  701,000
      1999..........................................................  2,508,000
      2000..........................................................  2,105,000
      2001..........................................................  2,159,000
      2002..........................................................  1,436,000
      Thereafter....................................................    858,000
                                                                     ----------
          Total..................................................... $9,767,000
                                                                     ==========

  Rental expense on operating leases totaled $131,000 and $744,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

5. Other Assets and Other Liabilities

  On December 30, 1997, the Company entered into a capital lease agreement (see Note 3) with a principal balance of $316,000. As of December 31, 1997, this amount had not yet been received into the Company's bank account and is, therefore, included as part of other current assets on the balance sheet.

6. Stockholders' Equity

Covad Communications Group, Inc.

 Common Stock:

  The number of shares of Common Stock authorized for issuance by the Company is 65,000,000 shares with a par value of $.001 per share. Shares of Common Stock outstanding at December 31, 1997 and September 30, 1998, were 11,361,204 and 11,634,149 shares, respectively, of which 7,033,107 and 5,375,583 shares, respectively, remain subject to repurchase provisions which generally lapse over a four year period from the date of issuance.

  Common Stock reserved for future issuance as of September 30, 1998 is as follows:

     Convertible preferred stock..................................... 18,246,162
     Outstanding and reserved options................................ 13,878,555
     Outstanding warrants............................................  6,988,764
                                                                      ----------
       Total......................................................... 39,113,481
                                                                      ==========

                       COVAD COMMUNICATIONS GROUP, INC.

 Convertible Preferred Stock:

  Convertible preferred stock consists of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
Authorized shares--30,000,000
Series A preferred stock ($0.001 par value):
 Authorized shares--750,000
 Issued and outstanding shares--750,000 at December
  31, 1997 and September 30, 1998....................     $ 1           $ 1
Series B preferred stock ($0.001 par value):
 Authorized shares--17,100,003
 Issued and outstanding shares--17,000,001 at
  December 31, 1997 and 17,100,003 at September 30,
  1998...............................................      17            17
Series C preferred stock ($0.001 par value):
 Authorized shares--11,149,287
 Issued and outstanding shares--None at December 31,
  1997 and 396,159 at September 30, 1998.............     --            --
                                                          ---           ---
                                                          $18           $18
                                                          ===           ===

  Equity Commitment

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with certain of its investors (the "Series C Investors") pursuant to which the Series C Investors have unconditionally agreed to purchase an aggregate of 5,764,143 shares of Series C Preferred Stock and warrants to purchase an aggregate of 4,729,500 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company either has agreed to call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. In consideration of this commitment, the Company has issued to the Series C Investors warrants to purchase an aggregate of 1,694,148 shares of the Company's Common Stock at a purchase price of $0.0033 per share (the "Common Warrants").

  On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, the Series C Investors, and a director of the Company whereby the Series C Investors assigned to the director of the Company their obligation to purchase 36,015 shares of Series C Preferred Stock and 29,559 Series C Warrants for an aggregate purchase price of $100,000. On the same date, the director purchased 36,015 shares of Series C Preferred Stock. As a result of this amendment, the aggregate obligation of the Series C Investors to purchase Series C Preferred Stock and Series C Warrants was reduced from 5,764,143 shares to 5,728,128 shares, and from 4,729,500 shares to 4,699,941 shares, respectively, for an aggregate purchase price of $15.9 million, reduced from $16.0 million.

  The Series C Warrants issuable in connection with the closing of the Equity Commitment will have five-year terms, have an exercise price of $2.7767 per share of Series C Preferred Stock (subject to adjustment in certain events), are immediately exercisable and contain a net exercise provision. The Common Warrants issued upon the signing of the Subscription Agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have exercise prices of $0.0033 per share, are immediately exercisable and contain net exercise provisions.

                       COVAD COMMUNICATIONS GROUP, INC.

  The Stock Purchase

  On March 11, 1998, an investor in the Company purchased 360,144 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 295,500 shares of Series C Preferred Stock for an aggregate purchase price of $1.0 million; provided, that the Company does not have any obligation to issue such Series C Warrants to this investor until such time as the Equity Commitment is called. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to this investor Common Warrants to purchase an aggregate of 105,852 shares of Common Stock at a purchase price of $0.0033 per share.

  Preferred Stock Attributes

  The holders of Series A, Series B and Series C are entitled to receive in any fiscal year, dividends at the rate of $0.0167 per share, $0.04 per share and $0.2233 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends are cumulative and accrue to the holders to the extent they are not declared or paid and are payable, in cash or Common Stock, only in the event of a liquidation, dissolution or winding up of the Company, or other liquidity event (as defined in the Certificate of Incorporation). The cumulative dividends at December 31, 1997 and September 30, 1998 for Preferred Stock were $318,250 and $887,830, respectively, none of which has been declared or paid.

  Subject to certain adjustments as set forth in the Certificate of Incorporation, each share of Series A, Series B and Series C is convertible into one share of Common Stock. Each share of Series A, Series B and Series C is entitled to the number of votes equal to the number of shares of Common Stock in which such shares of Series A, Series B and Series C, respectively, could be converted.

  In the event of any liquidation or dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C are entitled to receive, in addition to the cumulated and unpaid dividends, $0.3333, $0.50 and $2.7767 per share, respectively (the "Initial Preference"), until, with respect to Series A and Series B only, a "Liquidation Preference Threshold" is met based on a formula as set forth in the Certificate of Incorporation. After payment of these preferences, any remaining amounts are distributed to the holders of Series A, Series B, Series C and Common Stock on a pro rata basis based on the number of shares of Common Stock held by each holder on an as-converted basis. If the "Liquidation Preference Threshold" is met, the Initial Preference is eliminated with respect to Series A and Series B only.

7. Stock Options

  In 1997, the Company adopted the Covad Communications Group, Inc. 1997 Stock Plan (the "Plan"). The Plan provides for the grant of stock purchase rights and options to purchase shares of Common Stock to employees and consultants from time to time as determined by the Board of Directors. The options expire from two to eight years after the date of grant. As of September 30, 1998 the Plan has reserved 13,970,250 shares of the Company's Common Stock for sale and issuance under the Plan at prices to be determined by the Board of Directors.

  The following is a summary of the status of stock options outstanding at September 30, 1998:

                 Options Outstanding                      Options Exercisable
------------------------------------------------------- ------------------------
                            Weighted-      Weighted-                Weighted-
   Exercise     Number of    Average        Average     Number of    Average
 Price Range     Shares   Life Remaining Exercise Price  Shares   Exercise Price
 -----------    --------- -------------- -------------- --------- --------------
$0.033-$0.667.  6,835,793   7.08 years       $0.276     1,291,659     $0.091
$1.00-$1.627..  2,870,029   7.83 years       $1.168        26,029     $1.627
$5.75.........  1,506,428   7.92 years       $5.750           --         --
$7.38-$7.93...    569,250   8.00 years       $7.546         1,000     $7.930

                       COVAD COMMUNICATIONS GROUP, INC.

  The following table summarizes stock option activity for the year ended December 31, 1997 and the nine months ending September 30, 1998:

                                                      Number of
                                                      Shares of   Option Price
                                                     Common Stock   per Share
                                                     ------------ -------------
   Balance as of December 31, 1996..................         --        N/A
   Granted..........................................   3,843,750  $0.033-$0.05
   Exercised........................................      (6,000) $       0.033
   Forfeited........................................     (33,000) $0.033-$0.05
                                                      ----------  -------------
   Balance as of December 31, 1997..................   3,804,750  $0.033-$0.05
   Granted..........................................   8,377,356  $0.10 -$7.93
   Exercised........................................     (85,695) $0.033-$0.667
   Forfeited........................................    (314,911) $0.05 -$7.38
                                                      ----------  -------------
   Balance as of September 30, 1998.................  11,781,500  $0.033-$7.93
                                                      ==========  =============

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options and the disclosure only provisions of SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," ("SFAS 123"). Under APB 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of stock options at the date of grant. As a result of the Company's reassessment during 1998 of the fair values per share of its common stock, the Company has restated its financial statements for the year ended December 31, 1997 to record deferred compensation of $906,000 as a result of granting stock options and issuing restricted stock with exercise or issue prices per share below the revised fair value per share of the Company's common stock at the date of grant or issuance. This amount was recorded as a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options. Such amortization was $295,000 for the year ended December 31, 1997. During the nine months ended September 30, 1998, the Company recorded additional deferred compensation of approximately $8.4 million. Amortization of deferred compensation during this same period was $2.7 million.

 Stock-Based Compensation

  Pro forma information regarding results of operations and loss per share is required by SFAS 123 as if the Company had accounted for its stock-based awards under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees has been estimated using the minimum value option pricing model which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards to employees.

  For the year ended December 31, 1997 and the nine months ended September 30, 1998, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:

                                                                     1997  1998
                                                                     ----  ----
     Expected life of options in years.............................. 4.0   4.0
     Risk-free interest rate........................................ 7.0 % 7.0 %
     Expected dividend yield........................................ 0.00% 0.00%

  The weighted average fair value of stock options granted during the year ended December 31, 1997 and the nine months ended September 30, 1998 was $0.26 and $1.49 per share, respectively. For pro forma purposes,

                       COVAD COMMUNICATIONS GROUP, INC.

the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period which would result in an increase in net loss of approximately $12,000 and $313,000 for the year ended December 31, 1997 and nine months ended September 30, 1998, respectively. The result of applying SFAS 123 to the Company's option grants was not material to the results of operations or loss per share for the year ended December 31, 1997 and would have increased the net loss per share by $0.06 per share for the nine months ended September 30, 1998.

8. Legal Proceedings

  The Company is engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple incumbent local exchange carriers (ILECs). These negotiations, arbitrations and proceedings concern the ILECs' denial of physical collocation space to the Company in certain central offices (COs), the cost and delivery of collocation spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. None of these actions involve a potential liability for the Company. However, failure to resolve any of these matters without undue delay or expense could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is not currently engaged in any other legal proceedings that it believes could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the Telecommunications Act of 1996, the interpretation of competitive local exchange carrier interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The results of any of these proceedings could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

9. Year 2000 Compliant (unaudited)

  The Company has reviewed its internally developed information technology systems and programs and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. The Company has not reviewed its non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. The Company believes that its non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, the Company utilizes third-party equipment and software and interacts with ILECs that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or ILEC equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Furthermore, the purchasing patterns of the Company's ISP and enterprise customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for the Company's services, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party or ILEC equipment or software or with its ISP and enterprise customers, has not determined the risks associated with the reasonably likely worst-case scenario and has not made any contingency plans to address such risks. However, the Company intends to devise a Year 2000 contingency plan prior to December 1999.

                       COVAD COMMUNICATIONS GROUP, INC.

10. Subsequent Event (unaudited)

  In December 1998 and January 1999, the Company entered into strategic relationships with AT&T Corp. ("AT&T"), NEXTLINK Communications, Inc. ("NEXTLINK") and Qwest Communications Corporation ("QCC"). As part of these strategic relationships, the Company received equity investments of $25 million from AT&T's venture capital arm and two affiliated funds, $20 million from NEXTLINK and $15 million from QCC's wholly owned subsidiary, U.S. Telesource, Inc. (as used herein, "Qwest" refers to QCC or its subsidiary, as applicable). The Company intends to record intangible assets of $28.7 million associated with these transactions. Furthermore, AT&T, NEXTLINK and Qwest each entered into commercial agreements with the Company providing for the purchase, marketing and resale of the Company's services, the purchase by the Company of fiber optic transport bandwidth, and collocation of network equipment.

                                                                       APPENDIX

                       COVAD COMMUNICATIONS GROUP, INC.

                               GLOSSARY OF TERMS

  Access Line--A circuit that connects a telephone end-user to the ILEC CO.

  Analog Modem--A telecommunications device that allows the communication of digital information over analog telephone lines and through the public switched telephone network by translating such information in a way that simulates and uses only the bandwidth of normal voice transmissions.

  Asynchronous Transfer Mode (ATM)--A protocol that segments digital information into 53-byte cells (5-byte header and 48-byte payload) that are switched throughout a network over virtual circuits. Able to accommodate multiple types of media (voice, video, data).

  Bandwidth--Refers to the maximum amount of data that can be transferred through a computer's backplane or communication channel in a given time. It is usually measured in Hertz for analog communications and bits per second for digital communication.

  CO (Central Office)--ILEC facility where subscriber lines are joined to switching equipment.

  CLEC (Competitive Local Exchange Carrier)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

  CLEC Certification--Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer telecommunications services in direct competition with the ILEC and other CLECs. Such certifications are granted on a state-by-state basis.

  Communications Act of 1934--The federal legislation governing broadcast and non-broadcast communications, including both wireless and wired telephone service, and which established the FCC.

  CPE--Customer Premise Equipment.

  Digital Service 3 (DS-3)--In the digital hierarchy, this signaling standard defines a transmission speed of 44.736 Mbps, equivalent to 28 T1 channels; this term is often used interchangeably with T3.

  DSL--Digital Subscriber Line.

  FCC (Federal Communications Commission)--The U.S. government agency charged with the oversight of communications originating in the U.S. and crossing state lines.

  Facilities-Based Provider--A telecommunications provider that delivers its services to the end-user via owned equipment and leased (or owned) transport in contrast to a reseller of an ILEC's services.

  Frame Relay--A high-speed packet-switched data communications protocol.

  G.lite--A specification to define a standard for a mass market version of ADSL which is interoperable with full rate ADSL but is not as fast. The specification is intended to reduce the installation complexity and cost of a consumer DSL solution.

  HFC (Hybrid Fiber Coax)--A combination of fiber optic and coaxial cable, which has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. An HFC architecture generally utilizes fiber optic wire between the headend and the nodes and coaxial wire from nodes to individual end-users.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

  ILEC Collocation--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (i) physical, in which the CLEC places and directly maintains equipment in the ILEC CO, or (ii) virtual, in which the CLEC leases a facility, similar to that which it might build, to effect a presence in the ILEC CO.

  Interconnection (Co-Carrier) Agreement--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

  ISP (Internet Service Provider)--A vendor that provides subscribers access to the Internet.

  ISDN (Integrated Services Digital Network)--ISDN provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to ISDN-capable PBX systems (ISPBXs). Developed by the International Telecommunications Union, ISDN includes two user-to-network interfaces: basic rate interface (BRI) and primary rate interface (PRI). An ISDN interface contains one signaling channel (D-channel) and a number of information channels ("bearer" or B channels). The D-channel is used for call setup, control, and call clearing on the B-channels. It also transports feature information while calls are in progress. The B-channels carry the voice, data, or video information.

  IXC (Interexchange Carrier)--Facilities-based long distance/interLATA carriers (e.g., AT&T, MCI WorldCom and Sprint), who also provide intraLATA toll service and may operate as CLECs.

  Kbps (Kilobits per second)--One thousand bits per second.

  LATA (Local Access and Transport Area)--A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the U.S.

  Mbps (Megabits Per Second)--One million bits per second.

  RBOCs (Regional Bell Operating Companies)--ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, U S WEST Communications, Inc. and SBC Communications, Inc.

  T1--This is a Bell system term for a digital transmission link with a capacity of 1.544 Mbps.

  UNEs (Unbundled Network Elements)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, CO collocation space, inter-office transport, operational support systems, local switching and rights of way.

                          [TELESPEED SERVICE GRAPHIC]

First Header: The TeleSpeed Service.
Second Header: Covad Regional Network.

Description: Graphic illustration of Covad's Network Operations Centre connected by lines representing the Company's DSL subscriber lines to graphic illustrations of two homes, a business, a corporation and an internet service provider. The graphic illustration of the corporation is connected to the graphic illustration of the internet service provider by a shaded area imprinted with "www" representing the Internet.

Caption: Advantages: FAST--Enables high-speed downloading of Web pages and files. ALWAYS ON--No dial-up process required. SECURE--A dedicated connection to the home or business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 No dealer, salesperson or any other person has been authorized to give any in-formation or to make any representation in connection with the offer other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than those to which it re-lates, nor does it constitute an offer to sell, or the solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Use of Proceeds...........................................................   25
Dividend Policy...........................................................   25
Capitalization............................................................   26
Dilution..................................................................   27
Selected Consolidated Financial Data......................................   28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
Business..................................................................   39
Management................................................................   57
Certain Relationships and Related Transactions............................   66
Principal Stockholders....................................................   70
Description of Capital Stock..............................................   72
Shares Eligible for Future Sale...........................................   74
Underwriting..............................................................   76
Legal Matters.............................................................   77
Experts...................................................................   77
Additional Information....................................................   78
Index to Financial Statements.............................................  F-1
Glossary..................................................................  A-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,500,000 Shares
            [LOGO OF COVAD COMMUNICATIONS GROUP, INC. APPEARS HERE]


                        Covad Communications Group, Inc.

                                  Common Stock

                                ---------------

                                   PROSPECTUS

                                ---------------

                            Bear, Stearns & Co. Inc.

                                 BT Alex. Brown

                          Donaldson, Lufkin & Jenrette
                              Goldman, Sachs & Co.

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................. $   42,406
   NASD filing fee..................................................     14,875
   Nasdaq National Market listing fee...............................     95,000
   Blue sky fees and expenses.......................................      5,000
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    250,000
   Accounting fees and expenses.....................................    200,000
   Transfer agent and registrar fees................................     10,000
   Miscellaneous....................................................    182,719
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

  The Company will bear all of the foregoing fees and expenses.

Item 14. Indemnification of Directors and Officers

  Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

  The Underwriting Agreement included as Exhibit 1.1 to this Registration Statement contains provisions for the indemnification of the Underwriters and the Company's directors and officers from certain liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since its incorporation in October 1996, the Registrant has issued and sold unregistered securities as follows:

    (1) An aggregate of 12,144,000 shares of Common Stock was issued in a private placement in November 1996 to Messrs. McMinn, Khanna, Haas, Davidson and Lynch pursuant to Restricted Stock Purchase Agreements. The consideration received for such shares was $50,600. The Company repurchased 2,410,296 shares of Common Stock issued to Mr. Davidson in July 1997. See "Certain Transactions."

    (2) An aggregate of 1,125,000 shares of Common Stock was issued in a private placement in July 1997 to Mr. Cardinale pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $37,500.

    (3) An aggregate of 750,000 shares of Series A Preferred Stock was issued in a private placement in June 1997 to Messrs. McMinn, Khanna, Haas and Lynch. The aggregate consideration received for such shares was $249,975. In July 1997, these shares were exchanged for a like number of shares of Series A Preferred Stock of the Company pursuant to the Exchange Agreement.

    (4) An aggregate of 17,000,001 shares of Series B Preferred Stock was issued in a private placement in July 1997 to Warburg, Crosspoint and Intel. The aggregate consideration received for such shares was $8,500,000.50, a portion of which was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997.

    (5) An aggregate of 345,000 shares of Common Stock was issued in a private placement in August 1997 to Mr. Laehy pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $17,250.

    (6) An aggregate of 144,000 shares of Common Stock was issued in a private placement in October 1997 to Mr. Marshall pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $7,200.

    (7) An aggregate of 7,500 shares of Common Stock was issued in a private placement in December 1997 to one investor pursuant to an Assignment, Transfer and Sale Agreement and a Restricted Stock Purchase Agreement. The consideration for such shares was receipt of a Mark and Domain Name.

    (8) An aggregate of 100,002 shares of Series B Preferred Stock was issued in a private placement in February 1998 to Mr. Marshall. The consideration received for such shares was $100,002.

    (9) Warrants for the purchase of an aggregate of 1,800,000 shares of Common Stock with an exercise price of $0.0033 per share were issued in February 1998 to Warburg, Crosspoint and Intel in connection with a Series C Preferred Stock and Warrant Subscription Agreement.

    (10) An aggregate of 360,144 shares of Series C Preferred Stock was issued in a private placement in March 1998 to Intel. The consideration received for such shares was $999,999.84.

    (11) In March 1998, the Registrant issued 260,000 Units consisting of 13 1/2% Senior Discount Notes due 2008 and Warrants to purchase 5,053,764 shares of Common Stock with exercise prices of $0.0033 per share to Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, as initial purchasers, for resale to qualified institutional buyers. Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated received commissions of $4,728,542 for acting as initial purchasers in connection with this transaction.

    (12) An aggregate of 36,015 shares of Series C Preferred Stock was issued in a private placement in April 1998 to Mr. Hawk. The consideration received for such shares was $100,001.65.

    (13) An aggregate of 96,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in April 1998 to Mr. Hawk. The consideration received for such shares was $64,000.

    (14) A Warrant for the purchase of an aggregate of 135,000 shares of Common Stock with an exercise price of $1.00 per share was issued in July 1998 to a consultant in connection with services rendered.

    (15) An aggregate of 40,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in August 1998 to Mr. Hawk. The consideration received for such shares was $230,000.

    (16) An aggregate of 9,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in October 1998 to one investor. The consideration received for such shares was services rendered.

    (17) An aggregate of 8,778 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in November 1998 to two consultants. The consideration received for such shares was services rendered.

    (18) An aggregate of 8,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in December 1998 to a consultant. The consideration received for such shares was services rendered.

    (19) From July 1997 through December 31, 1998, the Registrant granted stock options to purchase an aggregate of 13,196,727 shares of Common Stock to employees, consultants and directors with exercise prices ranging from $0.0333 to $8.16 per share pursuant to the Registrant's 1997 Stock Plan. To date, 213,499 shares of Common Stock have been issued upon exercise of vested options.

    (20) An aggregate of 2,701,049 shares of Series C-1 Preferred Stock and 2,083,334 shares of Series D-1 Preferred Stock were issued in a private placement in January 1999 to four investors. The consideration received for such shares was $45 million.

    (21) An aggregate of 900,349 shares of Series C-1 Preferred Stock and 694,445 shares of Series D-1 Preferred Stock were issued in a private placement in January 1999 to an investor. The consideration received for such shares was $15 million.

  No underwriters were used in connection with these sales and issuances except for the issuance of the Senior Discount Notes and related warrants in
(11) above. The sales and issuances of these securities except for those in note (11) were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuance in note (11) were exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resale by the initial purchasers of the securities described in note (11), Rule 144A thereunder.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits.

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.

  3.1 Amended and Restated Certificate of Incorporation, as currently in effect.

  3.2    Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective immediately following the closing of the offering.

  3.3*   Bylaws, as currently in effect.

  3.4 Form of Bylaws of the Registrant to be effective immediately following the closing of the offering.

  4.1*   Indenture dated as of March 11, 1998 between the Registrant and The
         Bank of New York, including form of 13 1/2% Senior Discount Note Due
         2008.

  4.2*   Registration Rights Agreement dated as of March 11, 1998 among the
         Registrant and Bear, Stearns & Co. Inc. and BT Alex. Brown (the
         "Initial Purchasers").

  4.3* Warrant Agreement dated as of March 11, 1998 between the Registrant and The Bank of New York.

  4.4* Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and the Initial Purchasers.

  4.5*   Specimen 13 1/2% Senior Discount Note Due 2008, Series B.

  4.6    Amended and Restated Stockholders Rights Agreement dated January 19,
         1999 among the Registrant and certain of its stockholders.

  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1* Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.

 10.2*   Employment Agreement entered into between the Registrant and Rex
         Cardinale.

 10.3*   Employment Agreement entered into between the Registrant and Dhruv
         Khanna.

 10.4*   1997 Stock Plan and related option agreement, as currently in effect.

 10.5* Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures,
         L.P., Crosspoint Venture Partners 1996 and Intel Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant Subscription Agreement dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.

 10.6**  Employment Agreement dated June 21, 1998 between the Registrant and
         Robert E. Knowling, Jr.

 10.7* Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.

 10.8* 1998 Employee Stock Purchase Plan and related agreements in the form to be effective upon the closing of the offering.

 10.9**  Note Secured by Deed of Trust dated August 14, 1998 issued by Robert
         E. Knowling, Jr. in favor of the Registrant.

 10.10* Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg, Pincus Ventures, L.P., Crosspoint
         Venture Partners 1996 and Intel Corporation.

 10.11*  Note Secured by Deed of Trust dated October 7, 1998 issued by
         Catherine A. Hemmer and John J. Hemmer in favor of the Registrant.


 Exhibit
 Number  Description
 ------- -----------
 10.12*  1997 Stock Plan and related option agreement in the form to be effective upon the closing of the offering.

 10.13   Series C-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.

 10.14   Series D-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.

 10.15   Series C-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 between the Registrant and NEXTLINK Communications, Inc.

 10.16   Series D-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 between the Registrant and NEXTLINK Communications, Inc.

 10.17   Series C-1 Preferred Stock Purchase Agreement dated as of January 19,
         1999 between the Registrant and U.S. Telesource, Inc.

 10.18   Series D-1 Preferred Stock Purchase Agreement dated as of January 19,
         1999 between the Registrant and U.S. Telesource, Inc.

 21.1*   Subsidiaries of the Registrant.

 23.1    Consent of Ernst & Young LLP.

 23.2*   Consent of Counsel.

 24.1*   Power of Attorney.

 27.1*   Financial Data Schedules.

--------

 *  Previously filed.

** Incorporated by reference to Registrant's Form 10-Q for the quarter ended September 30, 1998, filed November 16, 1998.

    (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or Notes thereto.

Item 17. Undertakings

  1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  2. The undersigned Registrant hereby undertakes:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on January 19, 1999.

                                          Covad Communications Group, Inc.

                                                     /s/ Timothy Laehy
                                          By: _________________________________
                                                       Timothy Laehy
                                            Chief Financial Officer, Treasurer
                                                and Vice President, Finance

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons on January 19, 1999 in the capacities indicated.

                  Signature                                     Title
                  ---------                                     -----

                      *                      Chairman of the Board of Directors
 ___________________________________________
              (Charles McMinn)

          /s/ Robert Knowling, Jr.           President, Chief Executive Officer and
 ___________________________________________  Director (Principal Executive Officer)
           (Robert Knowling, Jr.)

              /s/ Timothy Laehy              Chief Financial Officer, Treasurer and Vice
 ___________________________________________  President, Finance (Principal Financial
               (Timothy Laehy)                and Accounting Officer)

                      *                      Director
 ___________________________________________
                (Robert Hawk)

                      *                      Director
 ___________________________________________
               (Henry Kressel)

                      *                      Director
 ___________________________________________
               (Joseph Landy)

                      *                      Director
 ___________________________________________
               (Daniel Lynch)

                      *                      Director
 ___________________________________________
              (Frank Marshall)

                      *                      Director
 ___________________________________________
               (Rich Shapero)

              /s/ Timothy Laehy
 *By: ______________________________________
       Timothy Laehy, attorney-in-fact

                        COVAD COMMUNICATIONS GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-1

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.

  3.1 Amended and Restated Certificate of Incorporation, as currently in effect.

  3.2    Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective immediately following the closing of the offering.

  3.3*   Bylaws, as currently in effect.

  3.4 Form of Bylaws of the Registrant to be effective immediately following the closing of the offering.

  4.1*   Indenture dated as of March 11, 1998 between the Registrant and The
         Bank of New York, including form of 13 1/2% Senior Discount Note Due
         2008.

  4.2*   Registration Rights Agreement dated as of March 11, 1998 among the
         Registrant and Bear, Stearns & Co. Inc. and BT Alex. Brown (the
         "Initial Purchasers").

  4.3* Warrant Agreement dated as of March 11, 1998 between the Registrant and The Bank of New York.

  4.4* Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and the Initial Purchasers.

  4.5*   Specimen 13 1/2% Senior Discount Note Due 2008, Series B.

  4.6    Amended and Restated Stockholders Rights Agreement dated January 19,
         1999 among the Registrant and certain of its stockholders.

  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 10.1* Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.

 10.2*   Employment Agreement entered into between the Registrant and Rex
         Cardinale.

 10.3*   Employment Agreement entered into between the Registrant and Dhruv
         Khanna.

 10.4*   1997 Stock Plan and related option agreement, as currently in effect.

 10.5* Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures,
         L.P., Crosspoint Venture Partners 1996 and Intel Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant Subscription Agreement dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.

 10.6**  Employment Agreement dated June 21, 1998 between the Registrant and
         Robert E. Knowling, Jr.

 10.7* Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.

 10.8* 1998 Employee Stock Purchase Plan and related agreements in the form to be effective upon the closing of the offering.

 10.9**  Note Secured by Deed of Trust dated August 14, 1998 issued by Robert
         E. Knowling, Jr. in favor of the Registrant.

 10.10* Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg, Pincus Ventures, L.P., Crosspoint
         Venture Partners 1996 and Intel Corporation.

 10.11*  Note Secured by Deed of Trust dated October 7, 1998 issued by
         Catherine A. Hemmer and John J. Hemmer in favor of the Registrant.


                       COVAD COMMUNICATIONS GROUP, INC.

                      REGISTRATION STATEMENT ON FORM S-1

                        INDEX TO EXHIBITS--(Continued)

 Exhibit
 Number  Description
 ------- -----------
 10.12*  1997 Stock Plan and related option agreement in the form to be effective upon the closing of the offering.

 10.13   Series C-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.

 10.14   Series D-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.

 10.15   Series C-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 between the Registrant and NEXTLINK Communications, Inc.

 10.16   Series D-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 between the Registrant and NEXTLINK Communications, Inc.

 10.17   Series C-1 Preferred Stock Purchase Agreement dated as of January 19,
         1999 between the Registrant and U.S. Telesource, Inc.

 10.18   Series D-1 Preferred Stock Purchase Agreement dated as of January 19,
         1999 between the Registrant and U.S. Telesource, Inc.

 21.1*   Subsidiaries of the Registrant.

 23.1    Consent of Ernst & Young LLP.

 23.2*   Consent of Counsel.

 24.1*   Power of Attorney.

 27.1*   Financial Data Schedules.

--------

 *  Previously filed.

** Incorporated by reference to Registrant's Form 10-Q for the quarter ended September 30, 1998, filed November 16, 1998.